    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 16, 1996

                                                      REGISTRATION NO. 333-05369
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                                PROGENITOR, INC.

             (Exact name of Registrant as specified in its charter)

           DELAWARE                        2836                     31-1344193
 (State or other jurisdiction       (Primary Standard            (I.R.S. Employer
     of incorporation or                Industrial            Identification Number)
        organization)              Classification Code
                                         Number)

                               1507 CHAMBERS ROAD
                              COLUMBUS, OHIO 43212
                                 (614) 488-6688
               (Address, including zip code and telephone number,
       including area code, of Registrant's principal executive offices)
                            ------------------------

                         DOUGLASS B. GIVEN, M.D., PH.D.
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                PROGENITOR, INC.
                               1507 CHAMBERS ROAD
                              COLUMBUS, OHIO 43212
                                 (614) 488-6688
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                            ------------------------

                                   COPIES TO:

            GAVIN B. GROVER, ESQ.                      CHARLES W. MULANEY, JR., ESQ.
          KRISTIAN E. WIGGERT, ESQ.                        SKADDEN, ARPS, SLATE,
             EDA S.L. TAN, ESQ.                               MEAGHER & FLOM
           MORRISON & FOERSTER LLP                         333 WEST WACKER DRIVE
            345 CALIFORNIA STREET                         CHICAGO, ILLINOIS 60606
       SAN FRANCISCO, CALIFORNIA 94104                        (312) 407-0700
               (415) 677-7000

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practicable after the Registration Statement becomes effective.

                            ------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box./ /

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering./ /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering./ /

    If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box./ /
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                PROGENITOR, INC.
                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                      ITEMS OF FORM S-1                                       LOCATION IN PROSPECTUS
- --------------------------------------------------------------  --------------------------------------------------
   Item 1.  Forepart of the Registration Statement and Outside
             Front Cover Page of Prospectus...................  Facing Page of Registration Statement; Outside
                                                                 Front Cover Page

   Item 2.  Inside Front and Outside Back Cover Pages of
             Prospectus.......................................  Inside Front and Outside Back Cover Pages

   Item 3.  Summary Information, Risk Factors, and Ratio of
             Earnings to Fixed Charges........................  Prospectus Summary; Risk Factors

   Item 4.  Use of Proceeds...................................  Use of Proceeds

   Item 5.  Determination of Offering Price...................  Outside Front Cover Page; Underwriting

   Item 6.  Dilution..........................................  Risk Factors; Dilution

   Item 7.  Selling Security Holders..........................  Not applicable

   Item 8.  Plan of Distribution..............................  Outside Front and Inside Front Cover Pages;
                                                                 Underwriting

   Item 9.  Description of Securities to be Registered........  Description of Capital Stock

  Item 10.  Interests of Named Experts and Counsel............  Legal Matters; Experts

  Item 11.  Information with Respect to the Registrant........  Outside Front and Inside Front Cover Pages;
                                                                 Prospectus Summary; Risk Factors; Dividend
                                                                 Policy; Capitalization; Selected Financial Data;
                                                                 Management's Discussion and Analysis of Financial
                                                                 Condition and Results of Operations; Business;
                                                                 Management; Certain Transactions; Principal
                                                                 Stockholders; Shares Eligible for Future Sale;
                                                                 Description of Capital Stock; Financial
                                                                 Statements

  Item 12.  Disclosure of Commission Position on
             Indemnification for Securities Act Liabilities...  Not applicable

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                  SUBJECT TO COMPLETION, DATED AUGUST 16, 1996

PROSPECTUS

                                2,500,000 SHARES
                                     [LOGO]
                                  COMMON STOCK

    All of the 2,500,000 shares of Common Stock offered hereby are being sold by Progenitor, Inc. ("Progenitor" or the "Company"). Prior to the Offering, there has been no public market for the Common Stock of the Company. It is currently estimated that the initial public offering price will be between $11.00 and $13.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied to list the Common Stock for quotation on the Nasdaq National Market under the symbol "PGEN."

    THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE  COMMISSION OR ANY  STATE SECURITIES COMMISSION  NOR HAS THE
       SECURITIES AND  EXCHANGE COMMISSION  OR ANY  STATE  SECURITIES
           COMMISSION  PASSED  UPON THE  ACCURACY OR  ADEQUACY OF
               THIS PROSPECTUS. ANY REPRESENTATION    TO  THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                                                             UNDERWRITING
                                                             DISCOUNTS AND     PROCEEDS TO
                                           PRICE TO PUBLIC  COMMISSIONS(1)     COMPANY(2)
  Per Share..............................         $                $                $
  Total(3)...............................         $                $                $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of the Offering payable by the Company, estimated at $850,000.

(3) The Company has granted the Underwriters a 30-day option to purchase up to 375,000 additional shares of Common Stock on the same terms and conditions set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and
    Commissions and Proceeds to Company will be  $      ,  $      and  $       ,
    respectively. See "Underwriting."

                            ------------------------

    The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of such shares will be made at the offices of the agent of Vector Securities International, Inc., in New York, New
York on or about             , 1996.

                             ---------------------

Vector Securities International, Inc.

                                     Tucker Anthony
                                         Incorporated

                                                          Genesis Merchant Group
                                                             Securities

                        , 1996

[A schematic diagram entitled "Genomic Discoveries through Developmental Biology" illustrating Progenitor's functional genomics approach for the development of its three primary discovery programs. The upper portion of the diagram indicates the basis for Progenitor's approach with arrows denoting the interaction between Molecular Biology, Developmental Biology and Medically Relevant Function in Early Cells and Tissues. The middle portion of the diagram depicts Progenitor's three Primary Discovery Programs: Leptin Receptors; DEL-1 Gene; and BFU-e Factor. The lower portion of the diagram depicts the Potential Therapeutic Applications for each of Progenitor's three Primary Discovery Programs.]

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.
    Progenitor and the Progenitor logo are trademarks of the Company. This Prospectus may contain trademarks and servicemarks of other parties.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY THE MORE DETAILED INFORMATION AND FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS."

                                  THE COMPANY

    Progenitor is a functional genomics company engaged in the discovery, characterization and validation of novel genes, receptors and related proteins as therapeutic leads and targets for the treatment of major diseases. The Company's functional genomics approach combines developmental biology expertise and proprietary technology with gene sequencing and other molecular biology techniques to accelerate the discovery process. Using its developmental biology approach to functional genomics, the Company has made several discoveries, including the discovery of the B219 leptin receptor, for which it filed patent applications in September and December 1994. Leptin is believed to have roles in blood cell formation ("hematopoiesis"), reproduction and obesity. The Company has entered into a collaboration with Chiron Corporation ("Chiron") for the development and commercialization of the Company's proprietary T7T7 gene delivery system, and a collaboration with Novo Nordisk A/S ("Novo Nordisk") for the isolation, development and commercialization of blood cell growth factors.

    Developmental biology is the study of the genetic and cellular events that control the development of a single fertilized egg into a fully-formed, complex organism. Many genes involved in the process of cell growth and differentiation may be expressed exclusively, or at enhanced levels, during certain stages of early development and may become inactive in the cells of adult organisms. By comparing the sequential expression of genes from one stage of early development to the next, the Company believes it can identify, isolate and sequence specific genes, receptors and other proteins which play key roles in cell growth and differentiation. The Company believes that early developmental cells and tissues are a rich and largely unexploited source for genes and proteins that may lead to the development of treatments for diseases characterized by aberrant cell growth and differentiation, such as cancer, blood and immune system disorders and degenerative diseases associated with aging.

    Progenitor possesses a number of proprietary technologies that it uses in its discovery programs. The Company has developed proprietary methods and cell lines using mouse (murine) embryonic stem cells for studying the differentiation of cells in the early development of tissues and organs. Progenitor also has developed proprietary techniques to isolate, grow, maintain in culture and differentiate cells from the murine yolk sac. The yolk sac contains the earliest cells in development that are committed to differentiate into the blood, immune and vascular systems. In addition, Progenitor has developed proprietary gene cloning and screening techniques to identify genes that encode receptors for growth factors believed to be important in hematopoiesis and cancer therapy, as well as the growth and development of neural and other tissues.

    Progenitor has used its functional genomics approach to make three principal discoveries. In addition to its B219 leptin receptor discovery, the Company has discovered, in collaboration with Vanderbilt University ("Vanderbilt"), the developmentally-regulated endothelial cell locus ("DEL-1") gene. The DEL-1 gene is involved in the early growth and development of blood vessels and bone. The Company believes that DEL-1 may have potential applications in diseases accompanied by excessive blood vessel formation, such as cancer, and in diseases such as cardiovascular and other disorders that may be treatable by stimulating blood vessel growth. The Company also has identified a murine burst forming units-erythroid ("BFU-e") red blood cell growth factor activity. The Company believes that a BFU-e factor may be useful in the development of treatments for a variety of blood disorders.

    The Company currently is focusing its efforts and resources on the discovery, characterization and validation process and intends to enter into strategic alliances for the development and commercialization of drugs and other products based on its discoveries. In March 1995, the Company entered into an agreement with Chiron for the development and commercialization of the Company's T7T7 gene delivery system for selected applications. In May 1995, the Company entered into a development and commercialization agreement with Novo Nordisk relating to the BFU-e red blood cell growth factor.


    The Company was incorporated in Delaware in February 1992 as a majority-owned subsidiary of Interneuron Pharmaceuticals, Inc. ("Interneuron"), and commenced operations in May 1992. Following the Offering, Interneuron will own 51.8% of the Company's Common Stock (49.3% if the Underwriters' over-allotment option is exercised in full). The Company's executive offices are located at 1507 Chambers Road, Columbus, Ohio 43212, and its telephone number is
(614) 488-6688.

                                  THE OFFERING


Common Stock offered.......................................  2,500,000 shares
Common Stock to be outstanding after the Offering..........  7,377,936 shares (1)
Use of proceeds............................................  To fund research and development activities, to fund expansion of facilities and acquisition of equipment,
                                                             and for working capital and general corporate
                                                             purposes. See "Use of Proceeds."
Nasdaq National Market symbol..............................  PGEN


                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                   NINE MONTHS ENDED
                                                                  YEARS ENDED SEPTEMBER 30,            JUNE 30,
                                                               --------------------------------  ---------------------
                                                                 1993       1994        1995       1995        1996
                                                               ---------  ---------  ----------  ---------  ----------
STATEMENT OF OPERATIONS DATA:
  Revenues...................................................  $  --      $  --      $    2,821  $   2,602  $    1,150
  Expenses:
    Research and development.................................      3,116      4,113       4,228      3,270       2,659
    General and administrative...............................      1,339      1,275       1,116        857       1,167
    Interest.................................................        246        648         352        320         104
                                                               ---------  ---------  ----------  ---------  ----------
      Total expenses.........................................      4,701      6,036       5,696      4,447       3,930
                                                               ---------  ---------  ----------  ---------  ----------
  Net loss...................................................  $  (4,701) $  (6,036) $   (2,875) $  (1,845) $   (2,780)
                                                               ---------  ---------  ----------  ---------  ----------
                                                               ---------  ---------  ----------  ---------  ----------
  Pro forma net loss per share (2)...........................                        $    (0.63)            $    (0.58)
                                                                                     ----------             ----------
                                                                                     ----------             ----------
  Pro forma weighted average shares outstanding (2)..........                         4,536,481              4,780,787
                                                                                     ----------             ----------
                                                                                     ----------             ----------



                                                                                        JUNE 30, 1996
                                                                          -----------------------------------------
                                                                                                       PRO FORMA
                                                                           ACTUAL    PRO FORMA (3)  AS ADJUSTED (4)
                                                                          ---------  -------------  ---------------
BALANCE SHEET DATA:
  Cash and cash equivalents.............................................  $      28    $     178       $  27,228
  Working capital.......................................................       (683)        (533)         26,517
  Total assets..........................................................      1,400        1,550          28,600
  Long-term obligations.................................................      2,408          172             172
  Deficit accumulated during development stage..........................    (17,454)     (17,454)        (17,454)
  Total stockholders' equity (deficit)..................................     (2,530)        (145)         26,905


- ------------------

(1) Based on shares outstanding as of August 15, 1996 and an assumed initial public offering price of $12.00 per share. Excludes: (i) 606,625 shares of Common Stock issuable upon exercise of stock options outstanding as of August 15, 1996, with a weighted average exercise price of $6.62 per share;
    (ii) 26,126 shares of Common Stock issuable upon exercise of warrants outstanding as of August 15, 1996, with an exercise price of $9.18 per share; and (iii) 836,700 additional shares of Common Stock reserved for issuance under the Company's stock plans. See "Capitalization," "Management -- Stock Plans" and "Description of Capital Stock."


(2) See Note 1 of Notes to Financial Statements for information concerning the computation of pro forma net loss per share.

(3) Gives pro forma effect, assuming an initial public offering price of $12.00 per share, to: (i) the conversion of a convertible debenture and promissory note held by Interneuron into Common Stock upon the closing of the Offering; and (ii) the purchase by The Ohio University Foundation of 25,000 shares of Common Stock at a price of $6.00 per share, pursuant to a stock purchase right. See "Capitalization" and "Certain Transactions."

(4) Pro forma as adjusted to give effect to the issuance and sale of the 2,500,000 shares of Common Stock offered hereby (after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering) and the receipt and application of the estimated net proceeds therefrom at an assumed initial public offering price of $12.00 per share. See "Use of Proceeds" and "Capitalization."
                               ------------------


    EXCEPT AS OTHERWISE NOTED, ALL INFORMATION IN THIS PROSPECTUS, INCLUDING FINANCIAL INFORMATION, SHARE AND PER SHARE DATA: (I) REFLECTS THE CONSUMMATION OF A 1-FOR-2 REVERSE STOCK SPLIT TO BE EFFECTED PRIOR TO OR CONCURRENTLY WITH THE OFFERING; (II) REFLECTS THE AUTOMATIC CONVERSION OF ALL OUTSTANDING SHARES OF PREFERRED STOCK INTO AN AGGREGATE OF 1,774,014 SHARES OF COMMON STOCK UPON THE CLOSING OF THE OFFERING; (III) REFLECTS THE CONVERSION OF THE CONVERTIBLE DEBENTURE AND PROMISSORY NOTE HELD BY INTERNEURON INTO AN AGGREGATE OF 226,143 SHARES OF COMMON STOCK (BASED ON THE OUTSTANDING BALANCE AS OF AUGUST 15, 1996) UPON THE CLOSING OF THE OFFERING; (IV) REFLECTS THE PURCHASE BY THE OHIO UNIVERSITY FOUNDATION OF 25,000 SHARES OF COMMON STOCK AT A PRICE OF $6.00 PER SHARE, PURSUANT TO A STOCK PURCHASE RIGHT; AND (V) ASSUMES AN INITIAL PUBLIC OFFERING PRICE OF $12.00 PER SHARE AND NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION. SEE "CERTAIN TRANSACTIONS," "DESCRIPTION OF CAPITAL STOCK" AND "UNDERWRITING."

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY BY POTENTIAL INVESTORS IN EVALUATING AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY. THIS PROSPECTUS CONTAINS, IN ADDITION TO HISTORICAL INFORMATION, FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THE COMPANY'S ACTUAL RESULTS COULD DIFFER SIGNIFICANTLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS.

    UNCERTAINTIES RELATING TO TECHNOLOGICAL APPROACH OF THE COMPANY. To date, the Company has not developed or commercialized any products. There can be no assurance that the Company's functional approach to genomics will enable it to discover genes, receptors or other proteins with functions relevant to the treatment of diseases. The Company's discovery programs are primarily directed to complex diseases. There is limited scientific understanding relating to the role of genes, receptors and other proteins in these diseases and relatively few products based on genetic discoveries have been developed and commercialized to date. Accordingly, even if the Company is successful in identifying genes, receptors or other proteins associated with specific diseases, there can be no assurance that the Company will be successful in marketing its discoveries to pharmaceutical companies for use in the development of therapeutic and diagnostic products or that any such resulting products will be successfully commercialized.

    The development of products based on the Company's discoveries also will be subject to the risks of failure inherent in the development of products based on new technologies. These risks include the possibility that any such products will be found to be ineffective or toxic, or otherwise fail to receive necessary regulatory approvals; that any such products will be difficult to manufacture on a commercial scale or will be uneconomical to market; that proprietary rights of third parties will preclude the Company or its strategic partners from marketing any such products; or that third parties will market superior or equivalent products. As a result, there can be no assurance that the Company's research and development activities or those of its licensees and collaborators will result in any commercially viable products. See "-- Uncertainty of Patents and Proprietary Rights," "Business -- Progenitor's Functional Genomics Approach," "-- Progenitor's Discovery Programs" and "-- Strategic Collaboration Agreements."

    Genomics, biotechnology, developmental biology and pharmaceutical technologies have undergone and are expected to continue to undergo rapid and significant change. The Company's future success will depend in large part on its ability to maintain a competitive position with respect to these technologies. Rapid technological developments by the Company or others may result in compounds, products or processes becoming obsolete before the Company recovers any expenses it incurs in connection with the development of such products. See "-- Intense Competition; Rapid Technological Change" and "Business
- -- Competition."


    HISTORY OF OPERATING LOSSES; ANTICIPATION OF FUTURE LOSSES. Progenitor is a development stage company that commenced operations in May 1992. As of June 30, 1996, the Company had an accumulated deficit of approximately $17.5 million and a working capital deficit of $683,000. Losses have resulted from expenses incurred in the Company's research and development programs and, to a lesser extent, from general and administrative and interest expenses. Neither the Company nor any of its collaborative partners has yet developed any products which have entered clinical trials or generated any revenues to the Company. To date, all of the Company's revenues have resulted from payments from strategic partners and a development grant from a governmental agency. The Company expects to incur substantial additional losses over the next several years and expects cumulative losses to increase substantially as it expands its research and development activities. Payments from collaborative partners, license fees, payments under governmental grants and investment income, in each case, if any, are expected to be the only sources of revenue for the foreseeable future. The Company has not yet generated any revenues from the achievement of milestones under its collaborative agreements. Royalties or other revenues from commercial sales of products are not expected for a number of years, if at all. To achieve profitable operations, Progenitor, alone or with others, must successfully discover medically relevant genes, receptors or related proteins and thereafter use these discoveries to develop products, conduct preclinical studies and clinical trials, obtain required regulatory approvals and successfully manufacture, introduce and market such products, of which there can be no assurance. The time required to reach or sustain profitability is highly uncertain and there can be no assurance that the Company will be able to achieve profitability on a sustained basis, if at all. Moreover, if profitability is achieved, the level of profitability cannot be predicted and may vary significantly from quarter to quarter. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    EARLY STAGE OF DEVELOPMENT; UNCERTAINTY OF FINAL PRODUCT DEVELOPMENT. Significant discovery, research and development efforts will be required prior to the time any of the Company's genes, receptors or other protein discoveries may develop into product candidates or result in products that may be brought to the market, if at all. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a number of years, if at all. Significant additional research and development efforts and extensive preclinical studies and clinical trials will be required prior to submission of any regulatory application for commercial use. There can be no assurance that the Company or any collaborator or licensee will be permitted to undertake clinical trials of any potential products, if developed, that sufficient numbers of patients can be enrolled for such trials, or that such clinical trials will demonstrate that the products tested are safe and efficacious. Even if clinical trials are successful, there can be no assurance that the Company or any collaborator or licensee will obtain regulatory approval for any indication, that an approved product can be produced and distributed in commercial quantities at reasonable costs or gain acceptance for use by physicians and other health care providers, or that any potential products will be successfully marketed at prices that would permit the Company to operate profitably. The failure of any of these events to occur could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Progenitor's Discovery Programs" and "-- Government Regulation."

    NEED FOR ADDITIONAL CAPITAL; UNCERTAINTY OF ADDITIONAL FUNDING. The Company expects negative cash flow from operations to continue and to increase for the foreseeable future. The Company will require substantial additional funds to continue research and development, conduct preclinical studies and clinical trials, conduct activities relating to commercialization of rights it has retained in strategic collaboration agreements, if any, and expand administrative capabilities. The Company estimates that at its planned rate of spending, any existing cash and cash equivalents, together with the net proceeds from the Offering and the interest income thereon, will be sufficient to meet its capital requirements for at least the next 18 months. There can be no assurance, however, that the Company's assumptions regarding its future levels of expenditures and operating losses will prove accurate. The Company's future capital requirements will depend on many factors, including the scientific progress in and the breadth of the Company's research and development programs; the results of research and development, preclinical studies and clinical trials conducted by the Company or its collaborative partners or licensees, if any; the acquisition and licensing of products and technologies; the Company's ability to establish and maintain relationships with corporate and academic collaborators; competing technological and market developments; the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; the receipt of licensing or milestone fees from any current or future collaborative arrangements, if established; the continued funding of governmental research grants; the timing of regulatory approvals; and other factors. To the extent undertaken by the Company, the time and costs involved in conducting preclinical studies and clinical trials, seeking regulatory approvals, and scaling-up manufacturing and commercialization activities also would increase the Company's capital needs.

    The Company will need to raise substantial additional capital to fund operations. Prior to this Offering, Interneuron has funded substantially all of the Company's operations. Interneuron, however, is under no obligation to provide, and the Company does not expect that Interneuron will provide, any additional funds in the future. The Company intends to seek additional funding through public or private equity or debt financing and collaborative arrangements. There can be no assurance that additional financing will be available when needed, or that, if available, such financing will be available on terms acceptable to the Company. If additional funds are raised by issuing equity securities, dilution to existing stockholders will result. In addition, in the event that additional funds are obtained through arrangements with collaborative partners, such arrangements may require the Company to relinquish rights to certain of its technologies or potential products that it would otherwise seek to develop or commercialize itself. If funding is insufficient at any time in the future, the Company may be required to delay, scale back or eliminate some or all of its research and development programs or cease operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

    DEPENDENCE ON COLLABORATORS. The Company's strategy for development and commercialization of drugs and other products from its discoveries depends upon the formation of various corporate collaborations. The Company expects to rely on collaborative partners to research and develop potential products, conduct clinical trials, obtain regulatory approvals, and manufacture and market any resulting products. The Company has entered into agreements with Chiron and Novo Nordisk. The Company's revenues will be dependent on the success of the products developed by these and any future collaborative partners. The failure of the Company's collaborative partners to develop, obtain regulatory approval of, and market products incorporating the Company's discoveries would have a material adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that any collaborative partner will commit sufficient development resources, technology, regulatory expertise, manufacturing, marketing and other resources towards developing, promoting and commercializing products incorporating the Company's discoveries. Further, competitive conflicts may arise among these third parties that could prevent them from working cooperatively with the Company. The amount and timing of resources devoted to these activities by such parties could depend on the achievement of milestones by the Company and generally will be controlled by such partners. In addition, the Company's collaborative agreements generally provide the Company's collaborator with the right to terminate the agreement in part or in full under certain circumstances. Any such termination would substantially reduce the likelihood that the collaborative product candidate will be developed, would obtain regulatory approvals and be manufactured and successfully commercialized and any such termination could, therefore, have a material adverse effect on the Company's business, financial condition and results of operations. The Company's royalties from sales of products licensed to collaborators, if any, may be less than the revenues the Company could have generated had it commercialized and marketed products itself. There can be no assurance that the Company will be successful in establishing additional or maintaining existing collaborative arrangements, that any collaborative partners will be successful in developing and commercializing products or that the Company will generate revenues from royalties sufficient to offset the Company's significant investment in research and development and other costs. See "Business -- Strategic Collaboration Agreements" and "-- License Agreements."

    INTENSE COMPETITION; RAPID TECHNOLOGICAL CHANGE. Research in the field of genomics is highly competitive. Competitors of the Company in the genomics area include, among others, public companies such as Genome Therapeutics Corporation, Human Genome Sciences, Inc., Incyte Pharmaceuticals, Inc., Millennium Pharmaceuticals, Inc. ("Millennium"), Myriad Genetics, Inc. and Sequana Therapeutics, Inc., as well as private companies and major pharmaceutical companies and universities and other research institutions, including those receiving funding from the federally funded Human Genome Project. A number of entities are attempting to rapidly identify and patent randomly-sequenced genes and gene fragments. In addition, certain other entities are pursuing a gene identification, characterization and product development strategy based on gene mapping. The Company's competitors may discover, characterize or develop important genes in advance of the Company, which could have a material adverse effect on any related Company discovery program. The Company expects competition to intensify in genomics research as technical advances in the field are made and become more widely known.

    In addition, the Company faces, and will continue to face, intense competition from pharmaceutical and biotechnology companies, as well as academic and research institutions and governmental agencies. The Company is subject to significant competition from organizations that are pursuing the same or similar technologies as those which constitute the Company's discovery platforms, and from organizations that are pursuing pharmaceutical or other products that are or may be competitive with the Company's or its collaborators' or licensees' potential products. Many of the organizations competing with the Company have greater capital resources, larger research and development staffs and facilities, greater experience in drug discovery and development, obtaining regulatory approvals and pharmaceutical product manufacturing, and greater marketing capabilities than the Company.

    The Company also is aware of a number of companies and institutions that are developing or considering the development of potential gene-based and cell-based treatments, including early-stage gene therapy companies, large pharmaceutical companies, academic and research institutions, government agencies and other health care providers. Many of these entities are more advanced than the Company in their product development programs for gene and cell-based therapies and have more experience with regulatory agencies and clinical trials. The fields of gene and cell-based therapies are new and many competitive approaches are being taken to discover practical means by which these technologies can be made into products. Rapid technologic advances could result in actual or proposed technologies, products or processes of the Company becoming obsolete prior to successful commercialization.

    The  Company is and  will continue to  be reliant on  strategic partners for support of its programs, including preclinical and clinical development, manufacturing and marketing of its initial products. Each of the Company's present and future partners is conducting multiple product development efforts within each disease or technology area that is the subject of the alliance with the Company. Any product candidate or technology of the Company, therefore, may be subject to internal competition with a potential product under development or technology platform under evaluation by a strategic partner. See "-- Dependence on Collaborators," "Business -- Background -- Overview of Genomics," "-- Progenitor's Functional Genomics Approach" and "-- Competition."

    UNCERTAINTY OF PATENTS AND PROPRIETARY RIGHTS. The Company's success will depend to a significant extent on its ability to obtain and enforce patents, maintain trade secret protection and operate without infringing on the
proprietary  rights  of   third  parties.  Because   the  patent  positions   of
biotechnology and pharmaceutical companies can be highly uncertain and frequently involve complex legal and factual questions, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted. Commercialization of pharmaceutical products can be subject to substantial delays as a result of the time required for product development, testing and regulatory approval. The value of any patents issued or licensed to the Company may depend upon the remaining term of patent protection available at the time products that utilize the patented technology are commercialized.


    The Company actively pursues a policy of seeking patent protection for a number of its proprietary products and technologies. Progenitor has licensed from Ohio University one U.S. patent and pending U.S. patent applications relating to stem cell technology and to gene delivery technology (and has received a notice of allowance relating to a gene delivery technology application), along with certain corresponding foreign patent applications and one issued foreign patent. Progenitor has filed eight U.S. patent applications relating to certain leptin receptors (including various isoforms of the leptin receptor), including patent applications filed in September and December 1994. In March 1996, Progenitor's international patent application covering certain leptin receptors was published. The Company believes that there may be significant litigation regarding patent and other intellectual property rights relating to leptin and leptin receptors. The Company is aware that Millennium has filed a patent application relating to a receptor for leptin and its use in obesity applications, and has licensed to Hoffmann-La Roche Inc. rights to develop certain therapeutics for obesity using Millennium's discovery of a leptin receptor.

    Millennium has recently filed a "Protest" in the United States Patent and Trademark Office (the "USPTO") in connection with the Progenitor applications relating to leptin receptors, including the applications filed in September and December 1994. A Protest is an available procedure sometimes used by a third party to provide the patent examiner who is reviewing the involved application or applications with what the third party believes to be relevant information. The Protest procedure does not afford any right to the third party to participate in the patent prosecution process beyond the filing of its written Protest. Millennium's Protest primarily argues that any claims allowed to Progenitor should not be so broad as to cover Millennium's own leptin receptor.

    There can be no assurance that Millennium's patent application, or additional patent applications filed by Millennium or others, will not result in issued patents covering a leptin receptor, the leptin protein or other ligands, or any of their respective uses, including obesity. There can be no assurance that the invention by Millennium will be accorded an invention date later than Progenitor's invention date, that any patent will issue to Progenitor or that any such patent issued to Progenitor would be broad enough to cover leptin receptors of Millennium or others. Progenitor's failure to obtain a patent on a leptin receptor, or its failure to obtain a patent that covers the leptin receptors of Millennium or others, or the issuance of a patent to a third party covering a leptin receptor, the leptin protein or other ligands, or any of their respective uses, including obesity, could have a material adverse effect on the Company's business, financial condition and results of operations.

    A number of other groups are attempting to identify partial gene sequences and full-length genes, the functions of which have not been characterized. The public availability of partial gene sequence information before the Company applies for patent protection on a corresponding full-length gene could adversely affect the Company's ability to obtain patent protection with respect to such gene. To the extent any patents issue to other parties on such partial or full-length genes, and as other patents issue with the expansion of the biotechnology industry, the risk increases that the potential products and processes of the Company or its collaborative partners may give rise to claims of patent infringement.

    The patent positions of pharmaceutical and biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved, particularly in regard to human therapeutic uses. Substantial periods of time pass before the USPTO responds to patent applications. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, the Company does not know whether any of its pending or future patent applications will result in the issuance of patents or, if any patents are issued, whether the patents will be subjected to further proceedings limiting their scope, and whether they will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue and patent applications in certain other countries generally are not published until more than 18 months after they are filed, and since publication of discoveries in scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator of inventions covered by pending patent applications or that it or such licensor was the first to file patent applications on such inventions.

    There can be no assurance that the Company's patents, if issued, would be held valid or enforceable by a court or that such patents would cover products or technologies of the Company's competitors. Competitors or potential competitors may have filed applications for or received patents, and may obtain additional patents and proprietary rights relating to compounds or processes competitive with those of the Company. To protect its proprietary rights, the Company may be required to participate in interference proceedings declared by the USPTO to determine priority of invention, which could result in substantial cost to the Company. Moreover, even if the Company's patents issue, there can be no assurance that they will provide sufficient proprietary protection or will not be later limited, circumvented or invalidated. Accordingly, there can be no assurance that the Company will develop proprietary technologies that are patentable, that the Company's patent applications will result in patents being issued or that, if issued, patents will afford protection against competitors with similar technology or products, nor can there be any assurance that the Company's patents will be held valid by a court of competent jurisdiction.

    In addition to patent protection, the Company also relies to a significant extent upon trade secret protection for its unpatented confidential and proprietary information including many of the Company's key discovery technologies, such as its proprietary methods of isolating and manipulating murine ES cells. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology. To protect its trade secrets, the Company requires its employees, consultants, scientific advisors and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment, the consulting relationship or the collaboration with the Company. In the case of employees, the agreements also provide that all inventions resulting from work performed by them while employed by the Company will be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection of the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information, that the Company can meaningfully protect its rights in such unpatented proprietary technology through other means, that any obligation to maintain the confidentiality of such proprietary technology will not be breached by employees, consultants, advisors, collaborative partners or others, or that others will not independently develop substantially equivalent technology. The loss of trade secret protection of any of the Company's key discovery technologies would materially and adversely affect the Company's competitive position and could have a material adverse effect on the Company's business, financial condition and results of operations. Finally, disputes may arise as to the ownership of proprietary rights to the extent that outside collaborators or consultants apply technological information developed independently by them or others to Company projects or apply Company technology to other projects and, if adversely determined, such disputes could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company may incur substantial costs if it is required to defend itself in patent suits brought by third parties or if the Company initiates such a suit to enforce the Company's patents or to determine the scope and validity of other parties' proprietary rights. Any legal action against the Company or its collaborators or licensees claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its collaborators or licensees to obtain a license or licenses in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its collaborators or licensees would prevail in any such action or that any license required under any such patents would be made available on commercially acceptable terms, if at all. Any adverse outcome of such litigation could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, if the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources. The Company is unable to predict how courts will resolve any future issues relating to the validity and scope of its patents should they be challenged.

    It is uncertain whether any third-party patents will require the Company to alter its products or processes, obtain licenses, cease certain activities or pay substantial damages. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially acceptable terms, if at all. Failure by the Company or its collaborators and licensees to obtain a license to any technology required to commercialize the Company's discoveries may have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents and Proprietary Rights."

    UNCERTAINTIES RELATED TO CLINICAL TRIALS. Before seeking regulatory approvals for the commercial sale of any products that may be developed incorporating the Company's discoveries, the Company or its collaborative partners will be required to demonstrate through preclinical studies and clinical trials that such products are safe and effective for use in the target indications. To date, no product candidates incorporating the Company's discoveries have entered clinical trials. The results from preclinical studies and early clinical trials may not be indicative of results that will be obtained in large-scale testing, and there can be no assurance that any clinical trials, if undertaken, will demonstrate sufficient safety and efficacy to obtain the requisite regulatory approvals or will result in marketable products. Clinical trials also are often conducted with patients having advanced stages of disease. During the course of treatment, these patients can die or suffer other adverse medical effects for reasons that may not be related to the product candidate being tested but which can nevertheless affect clinical trial results. A number of companies in the biotechnology industry have suffered significant setbacks in advanced clinical trials, even after achieving promising results in earlier trials. If products developed by the Company or its collaborative partners are not shown to be safe and effective in clinical trials, the resulting delays in developing other product candidates and conducting related preclinical testing and clinical trials, as well as the need for additional financing, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Business
- -- Progenitor's Discovery Programs."

    GOVERNMENT REGULATION; NO ASSURANCE OF REGULATORY APPROVAL. Prior to marketing, any new drug or other product developed by the Company or its collaborative partners must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical studies and clinical trials, and may include post-marketing studies, of each product candidate to establish its safety and efficacy, usually takes many years and require the expenditure of substantial resources. Preclinical tests include laboratory evaluations and will require animal studies conducted in accordance the United States Food and Drug Administration's ("FDA") current Good Laboratory Practices ("cGLP") regulations to assess the product's potential safety and efficacy. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections also may be encountered based upon changes in FDA policies for drug or biologic approval during the period of product development and FDA regulatory review of each new drug application ("NDA") submitted in the case of new pharmaceutical agents, or product license application ("PLA") in the case of biologics. Product development of new pharmaceuticals is highly uncertain, and unanticipated developments, clinical or regulatory delays, unexpected adverse side effects or inadequate therapeutic efficacy could slow or prevent the product development efforts of the Company and its collaborators or licensees, and have a materially adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that regulatory approval will be obtained for any drugs or other products developed by the Company or its collaborative partners or licensees. Furthermore, regulatory approval may entail limitations on the indicated use of a drug or other product. Because certain of the products likely to result from the Company's discovery programs involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities other than the FDA and, as a result, regulatory approvals may be obtained more slowly than for products using conventional technologies. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the National Institutes of Health ("NIH") must be approved by the Recombinant DNA Advisory Committee ("RAC") and the NIH. Furthermore, gene therapies are relatively new technologies and have not been tested extensively in humans. The regulatory requirements governing these products and related clinical procedures for their use are uncertain and are subject to change.

    Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Among the conditions for product approval and continued marketing approval is that the quality control and manufacturing procedures of the Company or its collaborative partners conform to the FDA's current good manufacturing practice ("cGMP") regulations which must be followed at all times. In complying with cGMP requirements, manufacturers must expend time, money and effort on a continuing basis in production, record keeping and quality control. Manufacturing establishments, both domestic and foreign, are subject to inspection by or under the authority of the FDA and by other federal, state and local agencies. Failure to pass such inspections may subject the manufacturer to possible FDA actions such as the suspension of manufacturing, seizure of the product, withdrawal of approval or other regulatory sanctions. The FDA also may require the manufacturer to recall a product from the market.

    Discovery of previously unknown problems with a product may have adverse effects on the Company's business, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including preclinical studies and clinical trials, the approval process or post-approval, may result in various adverse consequences to the Company, including the FDA's delay in approval or refusal to approve a product, withdrawal of an approved product from the market or the imposition of criminal penalties against the manufacturer and NDA or PLA holder. The Company has not submitted an investigational new drug application ("IND") for any product candidate, and no product candidate has been approved for commercialization in the United States or elsewhere. The Company intends to rely primarily on its strategic partners to file INDs and generally direct the regulatory approval process. No assurance can be given that the Company or any of its strategic partners will be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure to obtain required governmental approvals will delay or preclude the Company's strategic partners from marketing drugs or other products developed by the Company or limit the commercial use of such products and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

    DEPENDENCE ON KEY PERSONNEL. The Company is highly dependent upon the principal members of its scientific and management staff and the services of Dr. Douglass B. Given, President and Chief Executive Officer, and Dr. H. Ralph Snodgrass, Vice President, Research and Chief Scientific Officer, in particular. The Company has no employment agreements with its executive officers other than Dr. Given. The loss of any of these persons could have a material adverse effect on the Company's business, financial condition and results of operations. In order to support the Company's existing operations, the Company will be required to hire and retain additional management, administrative and financial personnel, including a chief financial officer. Recruiting and retaining qualified scientific personnel and advisors to perform research and development work in the future also will be critical to the Company's success. There can be no assurance that the Company will be able to attract and retain such personnel and advisors on acceptable terms given the competition among numerous pharmaceutical, biotechnology and other companies, universities and other research institutions for experienced personnel and advisors. In addition, Progenitor's anticipated growth and expansion are expected to place increased demands on the Company's resources and management skills. The failure of the Company's existing personnel to handle such increased demands or the Company's failure to attract and to retain additional personnel with such capabilities could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management."

    DEPENDENCE ON RESEARCH COLLABORATORS AND SCIENTIFIC ADVISORS. The Company has relationships with collaborators at academic and other institutions who conduct research in cooperation with the Company. Such collaborators are not employees of the Company. All of the Company's consultants are employed by employers other than the Company and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to the Company. As a result, the Company has limited control over their activities and, except as otherwise required by its collaboration and consulting agreements, can expect only limited amounts of their time to be dedicated to the Company's activities. The potential success of the Company's discovery programs depends in part on continued collaborations with researchers at academic and other institutions. There can be no assurance that the Company will be able to negotiate additional acceptable collaborations at academic and other institutions or that its existing collaborations will be maintained or be successful.

    The Company's research collaborators and scientific advisors sign agreements which provide for confidentiality of the Company's proprietary information and results of studies. There can be no assurance, however, that the Company will be able to maintain the confidentiality of its technology and other confidential information in connection with every collaboration, and any unauthorized dissemination of the Company's confidential information could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Uncertainty of Patents and Proprietary Rights."

    LACK OF COMMERCIAL MANUFACTURING, DISTRIBUTION OR MARKETING CAPABILITIES. To date, the Company has focused its hiring on research scientists and a small administrative and managerial staff and has made no investment in manufacturing, marketing or product sales resources. The Company does not generally expect to engage directly in manufacturing, marketing or sale of products and intends to contract with others in order to pursue the commercialization of any products developed based upon its discoveries. There can be no assurance that the Company will be able to enter into such arrangements on acceptable terms, if at all. The Company will be dependent to a significant extent on collaborative partners, licensees or other entities for development, manufacturing and commercialization of products. If the Company is unable to obtain or retain third-party manufacturing on commercially acceptable terms, its ability to commercialize products may be delayed or foreclosed. The Company's dependence upon third parties for the manufacture, marketing and sales of products may adversely affect the Company's ability to develop and deliver products on a timely and competitive basis. The Company's current facilities and staff are inadequate for commercial production and distribution of products. If the Company chooses in the future to engage directly in the development, manufacturing and marketing of certain products, it will require substantial additional funds, personnel and production and other facilities. There can be no assurance that any of these resources will be available to the Company on acceptable terms, if at all. See "-- Need for Additional Capital; Uncertainty of Additional Funding" and "-- Dependence on Collaborators."

    UNCERTAINTY   OF    HEALTH   CARE    REFORM   MEASURES    AND    THIRD-PARTY
REIMBURSEMENT. The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of third-party payors, such as government health administration authorities, private health insurers and other organizations, to contain or reduce the cost of health care. In the United States and in certain foreign jurisdictions there have been, and the Company expects that there will continue to be, a number of legislative and regulatory proposals aimed at changing the health care system. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect that such proposals may have on its business, the consideration or approval of such proposals could have a material adverse effect on the trading and market price of the Common Stock or on the Company's ability to raise capital or to obtain additional collaborative partners, and the adoption of such proposals could have a material adverse effect on the Company's business, financial condition and results of operations.

    In both domestic and foreign markets, successful commercial sales of the Company's or its collaborators' or licensees' potential products will depend in part on the availability of reimbursement from government and health administrative authorities, private health insurers or other third-party payors. Third-party payors are increasingly challenging the price and cost-effectiveness of medical products and services. Significant uncertainty exists as to the reimbursement status of newly approved health care products. Future legislation and regulations affecting the pricing of pharmaceuticals could further limit reimbursement for medical products and services. There can be no assurance that any of the Company's potential products will be considered cost-effective or that adequate third-party reimbursement will be available to enable Progenitor, its collaborators or licensees to maintain price levels sufficient to realize an appropriate return on its investment. In addition, the trend toward managed health care in the United States and the concurrent growth of managed care organizations, such as health maintenance organizations, which could control or significantly influence the purchase of health care services and products, as well as legislative proposals to reduce government insurance programs, could result in pricing pressure for any products that might be developed by the Company. If adequate reimbursement is not provided by government and other third-party payors for the Company's or its collaborative partners' or licensees' potential products, there would be a material adverse effect on the Company's business, financial condition and results of operations. See "Business
- -- Government Regulation."

    RISK OF PRODUCT LIABILITY. The testing, manufacture, marketing and sale of pharmaceutical and other products entail the inherent risk of liability claims or product recalls and associated adverse publicity. Clinical trials and sales by the Company or its collaborators or licensees of potential products incorporating the Company's discoveries may expose the Company to potential liability resulting from the use of such products. Such liability might result from claims made directly by consumers or by regulatory agencies, pharmaceutical companies or others selling such products. The Company currently has a limited amount of clinical trial and product liability insurance coverage through Interneuron. The Company will seek to obtain its own coverage upon completion of this Offering and to maintain and appropriately increase such coverage as clinical development of any product candidates progresses and if and when its products are ready to be commercialized. There can be no assurance that the Company will be able to obtain such insurance or, if obtained, that such insurance can be acquired at a reasonable cost or in sufficient amounts to protect the Company against such liability. Certain of the Company's license agreements require it to indemnify licensors against product liability claims arising from products developed using the licensed technology. Also, certain of these agreements and other collaboration agreements require the Company to maintain minimum levels of insurance coverage. The failure to maintain product liability coverage, the occurrence of any product liability claim or a recall of products of the Company or its collaborators or licensees, if developed, could inhibit or prevent commercialization of products being developed by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to the extent any product liability claim exceeds the amount of any insurance coverage, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business -- Strategic Collaboration Agreements" and "-- Product Liability Insurance."

    NO PRIOR TRADING MARKET; NO ASSURANCE OF ACTIVE TRADING MARKET; POTENTIAL VOLATILITY OF STOCK PRICE. Prior to this Offering, there has been no public market for the Common Stock and there can be no assurance that an active public market for the Common Stock will develop or be sustained after the Offering. The initial public offering price will be determined through negotiations between the Company and representatives of the Underwriters and there can be no assurance that future market prices for the Common Stock will equal or exceed the initial public offering price. The stock market has experienced significant price and volume fluctuations that are often unrelated to the operating performance of particular companies. In addition, the market prices of securities of other biotechnology companies in the past have been highly volatile and the market price of the Company's Common Stock also may experience such volatility. Factors such as the results of preclinical studies and clinical trials by the Company or its collaborative partners, licensees or competitors, evidence of the safety or efficacy of products of the Company or its competitors, announcements of technological innovations or new discoveries, product opportunities or products by the Company or its competitors, changes in governmental regulations or third-party reimbursement policies, developments in patent or other proprietary rights of the Company or its competitors, fluctuations in the Company's operating results and changes in general market conditions for biotechnology stocks could have an adverse impact on the future price of the Common Stock. See "Underwriting."


    CONTROL OF COMPANY BY, AND POTENTIAL CONFLICTS OF INTEREST WITH, INTERNEURON. Following the Offering, Interneuron will own 51.8% of the outstanding Common Stock of the Company (49.3% if the Underwriters' over-allotment option is exercised in full). Accordingly, Interneuron will continue to control the election of directors of the Company and voting with respect to matters submitted to stockholders, including extraordinary corporate transactions such as a merger or sale of substantially all of the Company's assets. In addition, the Company and Interneuron intend to enter into an intercompany services agreement that will provide among other things that in the event of any future equity offering by the Company, Interneuron will have the right to purchase (at the same price and on the same terms as such equity offering) a portion of the shares being offered so as to maintain its fully-diluted interest in Progenitor immediately prior to such equity offering, subject to certain limitations. Interneuron's ownership of a substantial block of the Company's voting stock could have the effect of delaying or preventing sales of additional securities of the Company or a sale of the Company or other change of control supported by the other stockholders of the Company. In addition, the Company may be subject to various risks arising from Interneuron's influence over the Company, including conflicts of interest relating to new business opportunities that could be pursued by the Company or by Interneuron and its other affiliates, and significant corporate transactions for which stockholder approval is required. See "Certain Transactions -- Relationship with Interneuron" and "Principal Stockholders."


    ANTI-TAKEOVER CONSIDERATIONS. After the Offering, the Company will have the authority to issue up to 5,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative rights thereof without any further vote or action by the Company's stockholders. The Company has no current plans to issue shares of Preferred Stock. However, the rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock would dilute the voting power of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. In addition, all outstanding options under the Company's 1992 Stock Option Plan and 1996 Stock Incentive Plan become exercisable, and purchase dates under the 1996 Employee Stock Purchase Plan could be accelerated, upon certain changes in control of the Company. The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law, which could delay or make more difficult a merger, tender offer or proxy contest involving the Company and may have the effect of discouraging takeovers which could be in the best interest of certain stockholders. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. There can be no assurance that this provision, the rights of option holders and the Company's ability to issue Preferred Stock will not have an adverse effect on the market value of the Company's stock in the future. See "Management -- Stock Plans" and "Description of Capital Stock."


    HAZARDOUS AND RADIOACTIVE MATERIALS; ENVIRONMENTAL MATTERS. Research and development conducted by the Company involves the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds. The
Company, and its collaborative partners, as applicable, are subject to international, federal, state and local laws and regulations governing the use, manufacture, storage, handling and disposal of such substances and certain waste products. The Company believes that the safety procedures relating to its in-house research and development and production efforts comply in all material respects with the standards currently prescribed by such laws and regulations. However, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages, and any such liability could exceed the Company's resources. Moreover, there can be no assurance that the Company's collaborative partners are and will continue to be in compliance with such standards or that the Company will not be required to incur significant costs in the future to comply with new or modified standards. In such events, there would be a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Government Regulation."

    MANAGEMENT DISCRETION AS TO USE OF PROCEEDS. The Company anticipates using the net proceeds of the Offering primarily to fund research and development activities, the expansion of facilities, working capital and general corporate purposes. The Company also may use the net proceeds of the Offering for other purposes, including the acquisition of technology rights, products or businesses. Accordingly, management will retain broad discretion over the use of the net proceeds of the Offering. There can be no assurance as to the timing or application of such proceeds, or that the application thereof will not have a material adverse effect on the Company's future business, financial condition or results of operations. See "Use of Proceeds."


    SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS; POSSIBLE ADVERSE EFFECT ON STOCK PRICE. Sales of substantial amounts of Common Stock in the public market after the Offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities. Of the 7,377,936 shares to be outstanding after the Offering, the 2,500,000 shares of Common Stock offered hereby will be freely tradeable without restriction in the public market unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). The remaining 4,877,936 shares of Common Stock are restricted securities under the Securities Act and may be sold in the public market only if they are registered or if they qualify for exemption from registration under Rule 144 or 701 under the Securities Act. Pursuant to "lock-up" agreements, all of the Company's executive officers and directors and certain stockholders who collectively hold 902,541 of such restricted securities have agreed not to offer, sell or otherwise dispose of any of their restricted securities for a period of 180 days from the date of this Prospectus without the prior written consent of Vector Securities International, Inc. Interneuron will hold 3,820,134 of such restricted securities and has agreed pursuant to a lock-up agreement not to offer, sell or otherwise dispose of any of its restricted securities for a period of 365 days from the date of this Prospectus without the prior written consent of Vector Securities International, Inc. The Company has also agreed that it will not offer, sell or otherwise dispose of Common Stock for a period of 180 days from the date of this Prospectus without the prior written consent of Vector Securities International, Inc., other than pursuant to existing stock option plans. Upon termination of the lock-up agreements, approximately 409,413 and 3,593,991 of the restricted securities will be available for immediate sale beginning 181 days and 366 days, respectively, after the date of this Prospectus, in the public market subject to certain volume, manner of sale and other limitations under Rule 144 and 385,450 shares will be eligible for immediate sale 181 days after the date of this Prospectus without limitation under Rule 144(k). Vector Securities International, Inc. may, at its sole discretion and at any time without notice, release all or any portion of the shares subject to such lock-up agreements. The Securities and Exchange Commission has proposed revisions to Rule 144, the effect of which would be to shorten the holding periods under Rule 144. If enacted, these proposed revisions would increase, potentially substantially, the number of shares that would be available for sale in the public market following the expiration of the lock-up agreements. See "Description of Capital Stock" and "Shares Eligible for Future Sale."



    After the Offering, holders of an aggregate of 287,399 shares of Common Stock (including 26,126 shares of Common Stock issuable upon exercise of outstanding warrants) will be entitled to certain rights with respect to the registration of such shares for resale under the Securities Act. In addition, the Company intends to file Registration Statements on Form S-8 after the date of this Prospectus to register an aggregate of 606,625 shares of Common Stock reserved for issuance upon exercise of outstanding options, an aggregate of 736,700 shares of Common Stock reserved for issuance pursuant to future option grants under the Company's 1992 Stock Option Plan and the Company's 1996 Stock Incentive Plan and an aggregate of 100,000 shares of Common Stock reserved for issuance under the Company's 1996 Employee Stock Purchase Plan. If such registrations cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price for the Company's Common Stock. See "Description of Capital Stock -- Registration Rights" and "Shares Eligible for Future Sale."



    DILUTION. Investors purchasing shares of Common Stock in the Offering will incur immediate and substantial dilution equal to $8.33 per share. Additional dilution is likely to occur upon the exercise of outstanding warrants and stock options. See "Dilution."


    ABSENCE OF DIVIDENDS. The Company has never declared or paid cash dividends on its Common Stock. The Company currently intends to retain any future earnings to finance the growth and development of its business and, therefore, does not anticipate paying any cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS

    The net proceeds from the sale of the 2,500,000 shares of Common Stock offered hereby at an assumed initial public offering price of $12.00 per share are estimated to be approximately $27.1 million ($31.2 million if the
Underwriters' over-allotment option is exercised in full), after deducting estimated underwriting discounts and commissions and estimated expenses of the Offering payable by the Company.

    The Company anticipates using the net proceeds of the Offering primarily to fund research and development activities, to fund the expansion of facilities and acquisition of equipment, and for working capital and general corporate purposes. The Company may also use a portion of the net proceeds of the Offering to acquire technology rights, products or businesses. No such transactions involving a material amount of consideration are being negotiated as of the date of this Prospectus. The amounts actually expended for each purpose will depend on numerous factors, including the scientific progress in and the breadth of the Company's research and development programs; the results of research and development, preclinical studies and clinical trials conducted by the Company or its collaborative partners or licensees, if any; the acquisition and licensing of products and technologies; the Company's ability to establish and maintain relationships with corporate and academic collaborators; competing technological and market developments; the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; the receipt of licensing or milestone fees from any current or future collaborative arrangements, if established; the continued funding of governmental research grants; the timing of regulatory approvals, if any; and other factors. The Company estimates that, at its planned rate of spending, the net proceeds of the Offering and the interest income thereon, together with any existing cash and cash equivalents, will be sufficient to meet its capital requirements for at least the next 18 months. There can be no assurance, however, that the Company's assumptions regarding its future levels of expenditures and operating losses will prove accurate. Pending such uses, the Company intends to invest the net proceeds of the Offering in investment grade, interest-bearing securities. See "Risk Factors -- History of Operating Losses; Anticipation of Future Losses," "-- Need for Additional Capital; Uncertainty of Additional Funding," "-- Management Discretion as to Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                DIVIDEND POLICY

    The Company has never declared or paid cash dividends on shares of its Common Stock. The Company currently intends to retain any future earnings for its business and, therefore, does not anticipate paying any dividends in the foreseeable future.

                                 CAPITALIZATION


    The following table sets forth the capitalization of the Company as of June 30, 1996 (i) on an actual basis as if the 1-for-2 reverse stock split had occurred prior to June 30, 1996; (ii) on a pro forma basis to give effect (assuming an initial public offering price of $12.00 per share) upon the closing of the Offering to (a) the automatic conversion of all outstanding shares of Preferred Stock into an aggregate of 1,774,014 shares of Common Stock, (b) the conversion of a convertible debenture and promissory note held by Interneuron into an aggregate of 186,279 shares of Common Stock (based on the outstanding balance as of June 30, 1996) and (c) the purchase by The Ohio University
Foundation of 25,000 shares of Common Stock at a price of $6.00 per share, pursuant to a stock purchase right; and (iii) on a pro forma basis as adjusted to reflect the issuance and sale of the 2,500,000 shares of Common Stock offered hereby (after deducting estimated underwriting discounts and commissions and the estimated expenses of the Offering), and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds" and "Description of Capital Stock."



                                                                                         JUNE 30, 1996
                                                                              ------------------------------------
                                                                                                      PRO FORMA AS
                                                                               ACTUAL     PRO FORMA     ADJUSTED
                                                                              ---------  -----------  ------------
                                                                                         (IN THOUSANDS)
Long-term obligations.......................................................  $   2,408   $     172    $      172
Stockholders' equity:
  Preferred Stock, Series A, $.01 par value: 2,120,000 shares authorized;
   2,020,496 shares issued and outstanding, actual; no shares authorized,
   issued or outstanding, pro forma and pro forma as adjusted...............         20          --            --
  Preferred Stock, Series B, $.01 par value: 880,000 shares authorized;
   349,000 shares issued and outstanding, actual; no shares authorized,
   issued or outstanding, pro forma and pro forma as adjusted...............          3          --            --
  Preferred Stock, $.001 par value: 5,000,000 shares authorized; no shares
   issued or outstanding, actual, pro forma and pro forma as adjusted.......         --          --            --
  Common Stock, $.001 par value: 39,000,000 shares authorized; 2,852,779 shares issued and outstanding, actual; 4,838,072 shares issued and outstanding, pro forma; 7,338,072 shares issued and outstanding, pro
   forma as adjusted (1)....................................................          3           5             7
  Additional paid-in capital................................................     14,898      17,304        44,352
  Deficit accumulated during development stage..............................    (17,454)    (17,454)      (17,454)
                                                                              ---------  -----------  ------------
    Total stockholders' equity (deficit)....................................     (2,530)       (145)       26,905
                                                                              ---------  -----------  ------------
      Total capitalization..................................................  $    (122)  $      27    $   27,077
                                                                              ---------  -----------  ------------
                                                                              ---------  -----------  ------------


- ------------------------

(1) Excludes: (i) 606,625 shares of Common Stock issuable upon exercise of stock options outstanding as of August 15, 1996, with a weighted average exercise price of $6.62 per share; (ii) 26,126 shares of Common Stock issuable upon exercise of warrants outstanding as of August 15, 1996, with an exercise price of $9.18 per share; and (iii) 836,700 additional shares of Common Stock reserved for issuance under the Company's stock plans. See "Management -- Stock Plans" and "Description of Capital Stock."

                                    DILUTION


    Pro forma net tangible book value per share is equal to the Company's net tangible assets (tangible assets of the Company less total liabilities) divided by 4,838,072 shares of Common Stock outstanding as of June 30, 1996 (as if the 1-for-2 reverse split of the Company's Common Stock had occurred prior to June 30, 1996), assuming (i) the automatic conversion of all outstanding shares of Preferred Stock into an aggregate of 1,774,014 shares of Common Stock upon the closing of the Offering, (ii) the conversion of a convertible debenture and promissory note held by Interneuron into an aggregate of 186,279 shares of Common Stock upon the closing of the Offering (based on the outstanding balance as of June 30, 1996) and (iii) the purchase by The Ohio University Foundation of 25,000 shares of Common Stock at a price of $6.00 per share, pursuant to a stock purchase right. The pro forma net tangible book value of the Company as of June 30, 1996 was approximately negative $145,000 or negative $.03 per share. Without taking into account any other changes in pro forma net tangible book value other than to give effect to the sale of the 2,500,000 shares of Common Stock in the Offering (at an assumed initial public offering price of $12.00 per share) and the receipt of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company as of June 30, 1996 would have been approximately $26.9 million or $3.67 per share. This represents an immediate increase in pro forma net tangible book value of $3.70 per share to existing stockholders and an immediate dilution of $8.33 per share to new investors. The following table sets forth the per share dilution to new investors in the Offering:



Assumed initial public offering price per share.....................             $   12.00
  Pro forma net tangible book value per share as of June 30, 1996...  $    (.03)
  Increase per share attributable to new investors..................       3.70
                                                                      ---------
Pro forma net tangible book value per share after the Offering......                  3.67
                                                                                 ---------
Dilution per share to new investors.................................             $    8.33
                                                                                 ---------
                                                                                 ---------



    The following table summarizes, on a pro forma basis as of June 30, 1996, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price paid per share (at an assumed initial public offering price of $12.00 per share and before deducting estimated underwriting discounts and commissions and estimated offering expenses):



                                                 SHARES PURCHASED         TOTAL CONSIDERATION        AVERAGE
                                              -----------------------  --------------------------   PRICE PER
                                                NUMBER      PERCENT       AMOUNT        PERCENT       SHARE
                                              ----------  -----------  -------------  -----------  -----------
Existing stockholders.......................   4,838,072       65.9%   $  17,309,599       36.6%    $    3.58
New investors...............................   2,500,000       34.1       30,000,000       63.4         12.00
                                              ----------      -----    -------------      -----
    Total...................................   7,338,072      100.0%   $  47,309,599      100.0%
                                              ----------      -----    -------------      -----
                                              ----------      -----    -------------      -----



    The foregoing tables reflect no exercise of outstanding options or warrants subsequent to June 30, 1996. As of August 15, 1996, there were (i) 606,625 shares of Common Stock issuable upon exercise of outstanding stock options, with a weighted average exercise price of $6.62 per share; and (ii) 26,126 shares of Common Stock issuable upon exercise of outstanding warrants, with an exercise price of $9.18 per share. To the extent these options or warrants are exercised, there will be further dilution to the new investors. Furthermore, the Company has reserved 836,700 additional shares of Common Stock for issuance under its stock plans. The Company's currently outstanding shares of Series A and B Preferred Stock have antidilution and conversion adjustment provisions that will increase or decrease the number of shares of Common Stock outstanding as of June 30, 1996, above or below the number of shares used in the calculation of dilution to new investors in the event that the initial public offering price is less than or greater than $12.00 per share. See "Capitalization," "Management -- Stock Plans," "Description of Capital Stock -- Preferred Stock" and "-- Stock Purchase Right and Warrants."

                            SELECTED FINANCIAL DATA


    The following table sets forth selected financial data of the Company. The selected financial data for each of the three years in the period ended September 30, 1995 and the balance sheet data as of September 30, 1994 and 1995 are derived from the financial statements of the Company which have been audited by Coopers & Lybrand L.L.P., independent accountants. The selected statements of operations data for the period from May 8, 1992 (date of inception) to September 30, 1992, and the balance sheet data as of September 30, 1992 and 1993, are derived from audited financial statements not included herein. The statement of operations data for the nine months ended June 30, 1995 and 1996 and for the period from May 8, 1992 (date of inception) to June 30, 1996 and the balance sheet data as of June 30, 1996, have been derived from unaudited financial statements which include all adjustments, consisting solely of normal recurring adjustments, which management considers necessary to fairly present the financial information set forth herein. The results for the nine months ended June 30, 1995 and 1996, are not necessarily indicative of the results to be expected for future periods. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements and related Notes thereto and other financial information included elsewhere herein.



                                                                                                              MAY 8, 1992
                                      MAY 8, 1992                                                               (DATE OF
                                       (DATE OF                                          NINE MONTHS ENDED     INCEPTION)
                                     INCEPTION) TO      YEARS ENDED SEPTEMBER 30,            JUNE 30,              TO
                                     SEPTEMBER 30,   --------------------------------  ---------------------    JUNE 30,
                                         1992          1993       1994        1995       1995        1996         1996
                                    ---------------  ---------  ---------  ----------  ---------  ----------  ------------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
  Revenues........................     $      --     $      --  $      --  $    2,821  $   2,602  $    1,150   $    3,971
  Expenses:
    Research and development......           775         3,116      4,113       4,228      3,270       2,659       14,891
    General and administrative....           264         1,339      1,275       1,116        857       1,167        5,161
    Interest......................            23           246        648         352        320         104        1,373
                                         -------     ---------  ---------  ----------  ---------  ----------  ------------
      Total expenses..............         1,062         4,701      6,036       5,696      4,447       3,930       21,425
                                         -------     ---------  ---------  ----------  ---------  ----------  ------------
    Net loss......................     $  (1,062)    $  (4,701) $  (6,036) $   (2,875) $  (1,845) $   (2,780)  $  (17,454)
                                         -------     ---------  ---------  ----------  ---------  ----------  ------------
                                         -------     ---------  ---------  ----------  ---------  ----------  ------------
  Pro forma net loss per
   share (1)......................                                         $     (.63)            $     (.58)
                                                                           ----------             ----------
                                                                           ----------             ----------
  Pro forma weighted average
   shares outstanding (1).........                                          4,536,481              4,780,787
                                                                           ----------             ----------
                                                                           ----------             ----------



                                                                          SEPTEMBER 30,
                                                            ------------------------------------------
                                                              1992       1993       1994       1995     JUNE 30, 1996
                                                            ---------  ---------  ---------  ---------  -------------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...............................  $      35  $      11  $      10  $   1,174    $      28
  Working capital.........................................       (379)      (562)      (988)      (269)        (683)
  Total assets............................................        568        979        977      2,395        1,400
  Long-term obligations...................................      1,210      6,150     11,767        705        2,408
  Deficit accumulated during development stage............     (1,062)    (5,763)   (11,799)   (14,674)     (17,454)
  Total stockholders' equity (deficit)....................     (1,057)    (5,755)   (11,791)      (101)      (2,530)


- --------------------------
(1) See Note 1 of Notes to Financial Statements for information concerning the computation of pro forma net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION AND ANALYSIS OF THE RESULTS OF OPERATIONS AND FINANCIAL CONDITION OF THE COMPANY SHOULD BE READ IN CONJUNCTION WITH THE FINANCIAL STATEMENTS AND NOTES THERETO INCLUDED ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    A development stage company, Progenitor was incorporated in February 1992 and commenced operations in May 1992. The Company has devoted substantially all of its resources since inception to research and development programs. To date, all of the Company's revenues have resulted from payments from collaborative partners and a grant from the U.S. Department of Commerce's National Institute of Standards and Technology Advanced Technology Program ("ATP") that was awarded to the Company in November 1994. Payments from collaborative partners, license fees, payments under governmental grants and investment income, in each case, if any, are expected to be the only sources of revenue for the foreseeable future. Certain payments under collaborative arrangements are contingent upon the Company meeting certain milestones. Payments under collaborative or licensing arrangements, if any, will be subject to significant fluctuation in both timing and amount and therefore the Company's results of operations for any period may not be comparable to the results of operations for any other period. The Company has not yet received any royalties or other revenues from the sale of products or services and does not expect to receive any such revenues for the next several years, if at all. As of June 30, 1996, the Company had a total stockholders' deficit of $2.5 million, including an accumulated deficit of $17.5 million. See "Risk Factors -- History of Operating Losses; Anticipation of Future Losses."



    Interneuron provided the initial funding of the Company and had invested $14.9 million in Progenitor in equity and debt financings through June 30, 1996. Interneuron owns a majority of the outstanding capital stock of the Company and will own 51.8% (49.3% if the Underwriters' over-allotment option is exercised in full) of the outstanding Common Stock following the closing of the Offering. Interneuron has no obligation to invest any additional funds in the Company, and the Company does not expect Interneuron to do so. Progenitor raised an additional $1.6 million in net proceeds through a private placement of Preferred Stock in fiscal 1995. The Company intends to seek additional funding through public or private equity or debt financing and collaborative arrangements. There can be no assurance, however, that additional financing will be available when needed, or that, if available, such financing will be available on terms acceptable to the Company. See "Risk Factors -- Need for Additional Capital; Uncertainty of Additional Funding" and "Certain Transactions -- Relationship With Interneuron."


    Significant discovery, research and development efforts will be required prior to the time any of the Company's gene, receptor or protein discoveries may develop into product candidates or result in products that may be brought to the market, if at all. Products, if any, resulting from the Company's research and development programs are not expected to be commercially available for a number of years, if at all, even if any are successfully developed and proven safe and effective. Significant additional research and development efforts and extensive preclinical studies and clinical trials will be required prior to submission of any regulatory application for commercial use. See "Risk Factors -- Early Stage of Development; Uncertainty of Final Product Development."

RESULT OF OPERATIONS


  NINE MONTHS ENDED JUNE 30, 1995 AND 1996



    Revenues decreased from $2.6 million for the nine months ended June 30, 1995 to $1.2 million for the nine months ended June 30, 1996. The decrease in revenues was largely attributable to a decrease in receipts from the Company's collaboration agreement with Chiron from $2.5 million, paid by Chiron in

April 1995 as a license fee and reimbursement of past research and development expenses in connection with the execution of the collaboration agreement, to $500,000, paid by Chiron for continued funding of research and development expenses pursuant to such collaboration agreement. This decline was partially offset by an increase in revenues recorded by the Company under its ATP grant (which began in June 1995 and provides for aggregate payments of $2.0 million over three years) from $65,000 for the nine months ended June 30, 1995 to $576,000 for the nine months ended June 30, 1996.



    Research and development expense decreased from $3.3 million for the nine months ended June 30, 1995 to $2.7 million for the nine months ended June 30, 1996. The decrease was largely attributable to a $750,000 reimbursement to Chiron for certain start-up manufacturing costs that was recorded in June 1995. Other research and development expenses consisted primarily of salaries and consulting fees, sponsored research projects and expenditures for laboratory supplies and animal facilities. The Company expects research and development expense to increase in the future. Continued growth in such expense, however, will be dependent on the availability of capital.



    General and administrative expense increased from $857,000 for the nine months ended June 30, 1995 to $1.2 million for the nine months ended June 30, 1996. The increase was largely due to increases in annual salaries, legal fees, travel expenses and occupancy charges. The Company expects general and administrative expenses to increase in the future as it expands its operations and hires additional employees.



    Interest expense decreased from $320,000 for the nine months ended June 30, 1995 to $104,000 for the nine months ended June 30, 1996. From its inception, the Company has incurred interest expense resulting from the debt funding provided by Interneuron. The decrease in interest expense for the nine month period ended June 30, 1996 was attributable to a decrease in the Company's average outstanding borrowings, due to the conversion into equity in January 1995 of $11.5 million of the Company's debt payable to Interneuron.


  FISCAL YEARS ENDED SEPTEMBER 30, 1993, 1994 AND 1995

    The Company recognized no revenue for fiscal 1993 and 1994. Revenue increased to $2.8 million in fiscal 1995. The Company's revenues in fiscal 1995 were attributable to an initial cash payment of $2.5 million under the Company's collaboration agreement with Chiron and recognition of $260,000 of revenue related to a payment under the Company's ATP grant.

    Research and development expense increased from $3.1 million for fiscal 1993, to $4.1 million for fiscal 1994 and to $4.2 million for fiscal 1995. The increase in fiscal 1994 was largely due to the addition of senior research and development management in late fiscal 1993 as well as annual salary increases, increased short-term sponsored research commitments and increased depreciation expense resulting from additions of laboratory, office and computer equipment. The increase in research and development expense in fiscal 1995 was largely attributable to the incurrence of $750,000 as reimbursement for certain start-up manufacturing costs related to the Chiron collaboration.

    General and administrative expense was $1.3 million for fiscal 1993 and fiscal 1994, and decreased to $1.1 million for fiscal 1995. The slight decrease between fiscal 1994 and fiscal 1995 resulted from a reimbursement from Interneuron of employee benefit expenses.

    Interest expense increased from $245,000 for fiscal 1993 to $648,000 for fiscal 1994 and decreased to $352,000 for fiscal 1995. The increase from fiscal 1993 to fiscal 1994 was due to an increase in the Company's borrowings from Interneuron. The decrease in interest expense in fiscal 1995 was due to the conversion into equity of $11.5 million of the Company's debt payable to Interneuron, resulting in a lower average debt balance in fiscal 1995. The Company began incurring interest expense related to equipment financings in fiscal 1994. The Company expects to continue financing equipment purchases through sale-leaseback arrangements, if favorable terms are available, which could result in an increase in interest expense.

    No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception. As of September 30, 1995, the Company had deferred tax assets of $5.7 million. Because of uncertainties surrounding the realization of these favorable tax attributes in future tax periods, all of the net deferred tax assets have been fully offset by a valuation allowance. As of September 30, 1995, the Company had total net operating loss carryforwards of $13.1 million and tax credits of approximately $468,000, both of which expire on dates through 2009. The Company's ability to utilize the net operating loss carryforwards in future years may be limited in some circumstances, including significant changes in ownership interests, due to certain provisions of the Internal Revenue Code of 1986, as amended.

LIQUIDITY AND CAPITAL RESOURCES


    Since inception, Progenitor has financed its operations primarily through debt and equity financings from Interneuron of $14.9 million through June 30, 1996, a private financing of $1.6 million in net proceeds from the sale of Preferred Stock in fiscal 1995 and a private financing from The Ohio University Foundation in February, 1996 of $350,000. In addition, the Company received a $2.5 million payment from Chiron in April 1995 and received a payment of $65,000 in August 1995 under the ATP grant. The Company also completed sale-leaseback transactions generating $88,000 in cash during fiscal 1995. The Company used these sources of financing to fund its operations. During fiscal 1995 and the first nine months of fiscal 1996, respectively, the Company used $1.6 million and $3.1 million of cash in operating activities. As of June 30, 1996, the Company had cash and cash equivalents totaling $28,000.


    The Company expects negative cash flow from operations to continue and to increase for the foreseeable future. The Company will require substantial additional funds to continue research and development, conduct preclinical studies and clinical trials, conduct activities relating to commercialization of rights it has retained in strategic collaboration agreements, if any, and expand administrative capabilities. The Company estimates that, at its planned rate of spending, its existing cash and cash equivalents, together with the net proceeds from the Offering and the interest income thereon, will be sufficient to meet its capital requirements for at least the next 18 months. There can be no assurance, however, that the Company's assumptions regarding its future levels of expenditures and operating losses will prove accurate. The Company's future capital requirements will depend on many factors, including the scientific progress in and the breadth of the Company's research and development programs; the results of research and development, preclinical studies and clinical trials conducted by the Company or its collaborative partners or licensees, if any; the acquisition and licensing of products and technologies; the Company's ability to establish and maintain relationships with corporate and academic collaborators; competing technological and market developments; the time and costs involved in filing, prosecuting, defending and enforcing patent and intellectual property claims; the receipt of licensing or milestone fees from any current or future collaborative arrangements, if established; the continued funding of governmental research grants; the timing of regulatory approvals, if any; and other factors. To the extent undertaken by the Company, the time and costs involved in conducting preclinical studies and clinical trials, seeking regulatory approvals, and scaling-up manufacturing and commercialization activities also would increase the Company's capital needs. The Company will need to raise substantial additional capital to fund operations. Prior to this Offering, Interneuron has funded substantially all of the Company's operations. Interneuron, however, is under no obligation to provide, and the Company does not expect that Interneuron will provide, any additional funds in the future.

    The Company intends to seek additional funding through public or private equity or debt financing and collaborative arrangements. There can be no assurance that additional financing will be available when needed, or that, if available, such financing will be available on terms acceptable to the Company. If additional funds are raised by issuing equity securities, dilution to existing stockholders will result. In addition, in the event that additional funds are obtained through arrangements with collaborative partners, such arrangements may require the Company to relinquish rights to certain of its technologies or potential products that it would otherwise seek to develop or commercialize itself. If funding is insufficient at any time in the future, the Company may be required to delay, scale back or eliminate some or all of its research and development programs or cease operations. See "Risk Factors -- Need for Additional Capital; Uncertainty of Additional Funding."

                                    BUSINESS

    Progenitor is a functional genomics company engaged in the discovery, characterization and validation of novel genes, receptors and related proteins as therapeutic leads and targets for the treatment of major diseases. The Company's functional genomics approach combines developmental biology expertise and proprietary technology with gene sequencing and other molecular biology techniques to accelerate the discovery process. Using its developmental biology approach to functional genomics, the Company has made several discoveries, including the discovery of the B219 leptin receptor, for which it filed patent applications in September and December 1994. Leptin is believed to have roles in blood cell formation ("hematopoiesis"), reproduction and obesity. The Company has entered into a collaboration with Chiron Corporation ("Chiron") for the development and commercialization of the Company's proprietary T7T7 gene delivery system, and a collaboration with Novo Nordisk A/S ("Novo Nordisk") for the isolation, development and commercialization of blood cell growth factors.

BACKGROUND

    Genes play an important role in the structure and function of an organism's cells and therefore provide a fundamental basis for understanding the causes of, and potentially developing treatments for, many human diseases. Genes consist of discrete sequences of DNA that are comprised of unique orderings of nucleotide base pairs. These genetic sequences provide instructions to the cell for the synthesis of proteins through a process known as gene expression. Proteins are responsible for the structure and biological functions of all organisms through their regulation of, and participation in, cell structure, growth and activity, as well as their involvement in communications and interactions among cells. Cells often communicate through receptor-mediated interactions using a protein or other ligand that binds specifically to a cell-surface protein receptor. These receptor-mediated communications are fundamental to the differentiation and organization of cells during the early development of an organism.

    Although most cells contain an organism's entire genome, or full set of genes, only a small fraction of an organism's genome is expressed in each cell. The genes expressed, as well as the order, level and timing of their expression, determine the function of different cells within an organism. Intrinsic defects in genes, or defects caused by external stimuli, may lead to inappropriate or inadequate production of proteins, resulting in abnormal or degenerative cell functions that characterize various diseases such as cancer. Therefore, determining the role of specific genes, receptors and related proteins involved in cell functions may provide a basis for understanding the causes of, and developing possible treatments for, these diseases.

  OVERVIEW OF DEVELOPMENTAL BIOLOGY

    Developmental biology is the study of the genetic and cellular events that control the transformation of a single fertilized egg into a fully-formed, complex organism. This transformation is orchestrated by the interactive up- and down-regulation of gene expression by a small fraction of the organism's genes. The expression of these regulatory genes results in the synthesis of proteins that regulate the expression of other genes and control cell functions, direct cell to cell communications and affect development of cells throughout the embryo. Many genes involved in the process of cell growth and differentiation may be expressed exclusively, or at enhanced levels, during certain stages of early development and may become inactive in the normal cells of fully-formed organisms. The Company believes that the discovery and characterization of genes involved in early development, and the proteins they produce, may be used to develop treatments for a range of diseases characterized by aberrant cell growth or differentiation.

    Developmental biology seeks to define the process and mechanisms by which non-committed, immature cells (stem cells) differentiate into specialized cells performing specific functions. For example, the blood and immune systems develop from a few precursor stem cells that grow in the yolk sac, a tissue that surrounds the developing embryo. In early stages of development, each of these yolk sac stem cells is capable of developing into any of the mature cells of the blood. However, as development progresses, individual cells differentiate into specific types of blood and immune cells as a result of patterns of specific gene expression. The yolk sac also is the source of the earliest endothelial cell precursors that grow and differentiate to form blood vessels. These endothelial cell precursors also express proteins that direct the growth and differentiation of the blood cells. The following diagram illustrates the development of a single fertilized egg into a seven-day-old mouse embryo.

    [Diagram showing five stages in the development of an embryo from a fertilized egg cell to the blastula stage (fertilized egg cell, cleavage, four cells, sixteen cells and blastula), above the caption "Embryonic Development" and a drawing of a seven-day-old mouse embryo with its yolk sac and three types of mature cells that develop from the yolk sac.]

  OVERVIEW OF GENOMICS

    Recent developments in the study of the genome (genomics), including the introduction and improvement of automated equipment, have allowed for the identification of genes that may contribute to or inhibit abnormal or degenerative cell activity common to certain diseases. Genomics may therefore represent a useful first step toward discovering and developing effective diagnostic processes and therapies to detect and treat these diseases.

    Traditional genomics companies may be divided broadly into those employing high-volume gene sequencing techniques and those engaged in gene mapping. Gene sequencing companies use high-throughput equipment to identify randomly the DNA sequences of a large number of genes, generally without any initial reference to their biological function. Individual gene sequences then are selected from among these randomly generated sequences by using screening techniques based on the similarity of the selected sequence to sequences within known genes.
Selected genes then are subjected to an extensive series of assays to define their biological function and determine their potential therapeutic role, if any. High-throughput gene sequencing as a primary means of gene discovery is capital intensive, requires extensive effort to sift through the large volume of identified sequences, and produces a relatively low yield of potential therapeutic targets.

    Gene mapping companies analyze the differences between genetic sequences of well-defined healthy and diseased populations of genetically related individuals, in order to identify and sequence genes that may play a role in specific diseases. Gene mapping is a labor intensive, technically-demanding process that typically seeks to identify a single disease-related gene. This approach often is even more complex for diseases involving multiple genes. The success of this approach depends upon identifying a sufficiently large population of related individuals with strong evidence of a genetically transmitted disease. As a result, the use of this approach may be limited to those diseases where discrete populations of genetically related, healthy and diseased individuals are readily accessible.

PROGENITOR'S FUNCTIONAL GENOMICS APPROACH

    Progenitor uses developmental biology as a discovery platform to identify novel genes, receptors and related proteins that control cell growth and differentiation through which the blood, immune, vascular and other systems are developed. By comparing the sequential expression of genes from one stage of early development to the next, the Company believes it can identify, isolate and sequence specific genes, receptors and related proteins which play functional roles in this process. The Company believes that its approach provides a rich and largely unexploited source for the discovery of medically important leads and targets to develop treatments for diseases characterized by aberrant cell growth or differentiation. These diseases include cancer, blood and immune system disorders and degenerative diseases associated with aging.

    Progenitor's approach starts with the identification of medically relevant biological functions that are involved in the differentiation of early-stage stem cells, tissues, and systems derived from various murine embryonic sources, including yolk sac stem cells and embryonic stem ("ES") cells. Progenitor has isolated proprietary cell lines from these murine sources, which it uses for analyzing relevant biological functions, such as the normal establishment of organ systems. The Company then develops and applies proprietary assays and model systems to further characterize a selected biological function. Following function characterization, the Company uses gene sequencing and other molecular biology techniques to identify the genes, receptors or other proteins associated with that function. The Company also uses a wide variety of other classical developmental and molecular biology techniques, including enhancer traps, promoter traps, IN SITU hybridization, subtractive cloning, gene knock-outs and transgenic methods to supplement its proprietary capabilities. These techniques allow the Company to correlate gene expression with biological function. The Company then screens for biological activity in adult tissues in order to validate the potential of isolated genes, receptors and related proteins as therapeutic leads and targets. The Company believes that its developmental biology approach to functional genomics will permit more accelerated and cost-effective discoveries of therapeutically relevant drug development leads and targets than traditional genomics approaches.

    The Company conducts its initial research in murine systems because murine cells and tissues are accessible and can be manipulated in ways not feasible with humans cells and tissues. In addition, the genetic composition and patterns of gene expression in murine cells are highly similar to those in humans. These similarities enable the Company first to identify and isolate relevant murine genes, receptors or proteins and then to identify the equivalent human gene, receptor or protein without the need for complex and time-consuming assays using human cells and tissues. See "Risk Factors -- Uncertainties Relating to Technological Approach of the Company."

PROGENITOR'S PROPRIETARY DISCOVERY TECHNOLOGIES
    The Company possesses a number of key proprietary technologies that it uses in its discovery programs. The Company seeks protection of these proprietary technologies through maintenance of trade secrets and by filing patent applications, where appropriate. Progenitor's key proprietary technologies relate to ES cells, yolk sac stem cells, discovery techniques for hematopoietic growth factors and receptors and gene delivery systems. See "-- Patents and Proprietary Rights."

  EMBRYONIC STEM CELL TECHNOLOGY

    The Company has developed proprietary methods and cell lines using murine ES cells for studying cell differentiation in the development of tissues and organs. The Company maintains murine ES cells in culture in an undifferentiated state and then modifies the culture conditions to control the progression of the ES cells from one stage of development to the next. Using this technique, the Company is able to control and time the cell differentiation process and can accurately isolate and modify cells from the earliest stages of the formation of the blood, immune, vascular and other systems. These capabilities enable the Company to take multiple "molecular snapshots" in order to isolate the genes associated with these critical developmental stages.

    These methods and cell lines also serve as assay systems in which the expression of discovered genes can be manipulated in order to clarify their function further. The ES cells can be manipulated in order to study the effect of the addition or deletion of specific genes on normal cell growth and differentiation, either IN VITRO or IN VIVO. The Company currently is using this technology to identify the genes, receptors and related proteins involved in the development of the blood and vascular systems, and to develop assays for cloning the murine burst-forming units-erythroid ("BFU-e") red blood cell growth factor and its human equivalent.

  YOLK SAC STEM CELL TECHNOLOGY

    Progenitor has developed proprietary techniques to isolate, grow, maintain in culture and differentiate cells isolated from the murine yolk sac. Yolk sac stem cells appear later in development than ES cells, and are committed to develop only into cells of the blood, immune and vascular systems. The Company believes the mammalian yolk sac to be one of a number of tissues that is an enriched source of novel genes that may be expressed exclusively or at enhanced levels during early development.

    Progenitor has used cultured yolk sac stem cell lines to identify its murine BFU-e red blood cell growth factor activity. The Company is using these cell lines in its program to isolate the factor and clone its gene, and to identify other genes, receptors and related proteins with potential therapeutic applications. The Company has a pending patent application relating to cellular compositions derived from the mammalian yolk sac and methods of obtaining and using such compositions. See "Risk Factors -- Uncertainty of Patents and Proprietary Rights."

  TECHNOLOGY FOR DISCOVERY OF NOVEL RECEPTORS

    Progenitor has developed proprietary gene cloning and screening techniques to identify novel members of a family of genes that encode receptors for growth factors involved in normal blood cell formation ("hematopoiesis") as well as in the growth and development of neural and other tissues. The Company's techniques rely on enhancements to traditional cloning techniques, including the development of proprietary screening algorithms used in the selection of a targeted family of genes. The Company applies its receptor discovery techniques to enriched gene sources produced through a combination of proprietary cell lines, freshly isolated cell subpopulations, and proprietary ES cell differentiation methods. The Company used these methods to discover certain leptin receptors (including various isoforms of the leptin receptor), for which it filed U.S. patent applications in September and December 1994. Progenitor intends to use its discovered receptors to identify and clone novel growth factors, to screen for small molecules that activate or inhibit receptor functions, and to identify and purify unique bone marrow cells.

  T7T7 GENE DELIVERY SYSTEM

    The Company, in collaboration with Ohio University, has developed a proprietary nonviral gene delivery system known as T7T7. The Company believes that the T7T7 gene delivery system may enable it to express genes in cells in order to facilitate the characterization and validation of its discoveries. The Company believes that its gene delivery system, in addition to other gene delivery techniques, may allow it to assess efficiently the biological effects of discovered genes while saving the time and expense of producing and characterizing quantities of purified protein that would otherwise be required for these studies.

    The T7T7 system is a nonviral, naked DNA plasmid that can effect expression of the gene it carries in the cytoplasm of a cell and works IN VIVO and IN VITRO in both dividing and nondividing cells. In contrast, most other gene delivery systems must reach the cell nucleus to be effective and function only in dividing cells.


    The Company has exclusively licensed two U.S. patent applications and corresponding foreign applications relating to the T7T7 gene delivery system. In March 1996, the USPTO issued a notice of allowance on one patent application for claims covering the composition of matter and methods for using the T7T7 system. The Company currently is working with Chiron to explore potential commercialization of the T7T7 system in clinical gene therapy applications. The Company has licensed certain technologies incorporated in the T7T7 system from Associated Universities, Inc. and the Wisconsin Alumni Research Foundation. See "Risk Factors -- Uncertainty of Patents and Proprietary Rights."


PROGENITOR'S DISCOVERY PROGRAMS

    The Company, using its proprietary cell lines and technologies, has made three principal discoveries to date. These discoveries and their potential therapeutic applications are described below.

  LEPTIN RECEPTORS

    The Company has utilized its proprietary receptor discovery technology to identify gene sequences that encode various isoforms of the B219 leptin receptor. Leptin receptors recently have been implicated in the regulation of obesity and the control of appetite and metabolic activity. However, in a recent publication of NATURE MEDICINE, the Company disclosed findings suggesting that leptin receptors may play a broader and more fundamental biological role than has been recognized previously. The Company has demonstrated IN VITRO that leptin, acting on a leptin receptor, stimulates the growth and differentiation of certain hematopoietic cells, including cells found in adult bone marrow. In addition, the Company demonstrated IN VIVO that leptin receptors are expressed in ovarian cells critical for controlling the growth and development of reproductive cells, and that leptin is found in high levels in the ovarian fluid surrounding the reproductive cells. Progenitor believes that these receptors could provide a means to identify novel proteins, or ligands, and other molecules that have unique and important therapeutic and diagnostic applications in hematopoiesis, reproduction and obesity. In addition, leptin receptors potentially may be used to sort immature blood cells and create subpopulations of cells expressing a desired receptor for use as therapeutic leads. In order to
characterize  further  the  function  of   leptin  receptors,  the  Company   is
researching the role of the leptin protein in the hematopoietic and immune systems, as well as its role in the growth and development of reproductive cells. The Company intends to establish strategic corporate partnerships for the development and commercialization of its leptin receptors. In September and December 1994, the Company filed U.S. patent applications relating to the B219 leptin receptor (including varous isoforms of the leptin receptor). There can be no assurance that patents will issue from these applications, that, if issued, any resulting patents will provide the Company with meaningful protection or rights, that the Company will be successful in entering into collaborative
agreements  or  that  any  drugs  or   other  products  will  be  developed   or
commercialized from the Company's leptin receptor discoveries. See "Risk Factors
- -- Early Stage of Development; Uncertainty of Final Product Development," "-- Dependence on Collaborators," "-- Uncertainty of Patents and Proprietary Rights" and "-- Dependence upon Research Collaborators and Scientific Advisors."

  DEL-1 GENE

    Progenitor has discovered, in collaboration with Vanderbilt, DEL-1, a gene that encodes a novel cell-surface protein involved in the early growth and development of blood vessels and bone. The growth of new blood vessels (angiogenesis) is an important activity in development that is typically absent in normal adult tissues, but may be present in certain disorders such as cancer and diabetic retinopathy. Progenitor and Vanderbilt have shown that the DEL-1 gene is expressed uniquely in areas of developing blood vessels and bone but is inactive in normal, mature animal systems. Moreover, Progenitor has shown that mice implanted with human tumors express the murine DEL-1 gene in developing blood vessels that feed the tumor.

    The Company believes that targeting the protein expressed by the DEL-1 gene (Del-1) to inhibit the growth of new blood vessels may represent an important new therapeutic approach to treating cancer. The rapidly dividing malignant cells of a tumor require a large, continuous and ever-increasing blood supply. A substantial body of research in animals and humans suggests that attacking the growth of tumor blood vessels may be an effective treatment for cancer. Since the DEL-1 gene is normally not expressed in the adult, and the Del-1 protein is accessible in the lining of blood vessels, the Company believes the Del-1 protein may be a highly specific, accessible and stable target for the development of cancer therapeutics, diagnostics and imaging agents. Other genes identified to date that are involved in the regulation of blood vessel formation are also expressed in normal adult tissues and thus may not provide the same potential selectivity as the Del-1 protein as a target for cancer detection and therapy.

    The Company intends to enter into academic and corporate collaborations to pursue the research, development and commercialization of the DEL-1 gene and the Del-1 protein for the treatment of diseases characterized by excessive blood vessel formation, such as cancer, and diseases such as cardiovascular and other disorders that may be treated by stimulating blood vessel growth.

    Progenitor and Vanderbilt have fully sequenced the human and murine DEL-1 genes, respectively. Progenitor and Vanderbilt have filed two joint patent applications relating to the DEL-1 nucleotide sequences, the proteins they encode, methods of expressing functional gene products, and methods of using the DEL-1 gene and protein and engineered cells in various normal and disease conditions. The Company has an exclusive, worldwide license to Vanderbilt's commercial rights under these patent applications. There can be no assurance that patents will issue from these applications, that, if issued, any resulting patents will provide the Company with meaningful protection or rights, that the Company will be successful in entering into collaborative agreements or that any drugs or products will be developed or commercialized from the Company's DEL-1 discoveries. See "Risk Factors -- Early Stage of Development; Uncertainty of Final Product Development," "-- Dependence on Collaborators," "-- Uncertainty of Patents and Proprietary Rights" and "-- Dependence on Research Collaborators and Scientific Advisors."

  BFU-E RED BLOOD CELL GROWTH FACTOR

    Progenitor has identified from its murine yolk sac stem cell lines a growth factor activity that stimulates the formation and development of red blood cells from the BFU-e red blood cell precursors, which are found in adult bone marrow. The identified activity is distinct from that of erythropoietin ("EPO") and other known growth factors. The Company is attempting to purify the BFU-e growth factor and clone its gene.

    The Company believes there is a large and growing market for agents that stimulate new blood cell development. These include support therapy for patients with inherited anemias, or patients who are undergoing kidney dialysis, cancer chemotherapy or bone marrow transplantation. In order to address these potential markets, Progenitor has entered into an agreement with Novo Nordisk, through its subsidiary, ZymoGenetics, Inc. ("ZymoGenetics"), for the research and development relating to the BFU-e red blood cell growth factor activity identified by the Company. Progenitor, along with Novo Nordisk, is seeking to clone the murine BFU-e red blood cell growth factor and its human equivalent. There can be no assurance that the Company will be successful in cloning a murine BFU-e red blood cell growth factor or validating its significance as a therapeutic lead or that Novo Nordisk will be successful in developing or commercializing any drugs or other products based on the BFU-e red blood cell growth factor. To date, the Company has not filed any patent applications relating to the BFU-e red blood cell growth factor activity. See "Risk Factors -- Early Stage of Development; Uncertainty of Final Product Development," "-- Dependence on Collaborators," "-- Uncertainty of Patents and Proprietary Rights" and "-- Dependence on Research Collaborators and Scientific Advisors."

  OTHER PROGRAMS

    GENE THERAPY. The Company believes that the T7T7 gene delivery system will enable it to deliver genes to cells IN VIVO and IN VITRO in order to facilitate the characterization and validation of its discoveries. In addition, the Company has entered into a collaborative agreement with Chiron to explore clinical uses of the Company's T7T7 gene delivery system. Under this agreement, Chiron has agreed to develop and potentially to commercialize the T7T7 system for selected applications. Progenitor has retained the right to market and license the T7T7 system for other applications and to use and license joint technologies of the collaboration as well as technological improvements to the T7T7 system made by Chiron. The initial T7T7-based gene therapy product being developed by Chiron is intended for treatment of solid-tumor cancers. The Company intends to pursue opportunities with other corporate partners to develop gene therapies using the T7T7 system for applications retained by Progenitor. See "-- Strategic Collaboration Agreements -- Chiron Agreement" and "Risk Factors -- Dependence on Collaborators."

    NOVEL RECEPTORS. The Company continues to apply discovery techniques similar to those used in its early discovery of certain leptin receptors
(including various isoforms of the leptin receptor) in order to identify additional novel gene sequences and receptors. These techniques have resulted in the identification of over 30 additional novel genes that are structurally similar to members of the hematopoietin receptor gene family. While the Company has not fully characterized the discovered genes, it believes that they may represent potential targets for discovering additional growth factors and isolating important cell subpopulations for therapeutic approaches to diseases characterized by aberrant cell growth or differentiation.

STRATEGY

    The Company's strategy includes the following elements:

    EMPLOY DEVELOPMENTAL BIOLOGY APPROACH. The Company is using its developmental biology approach to functional genomics in order to accelerate the discovery, characterization and validation of medically important genes, receptors and related proteins as drug development leads and targets for the pharmaceutical industry. The Company intends to enhance its technology platform and supplement its internal research and development capabilities through further academic collaborations. In order to increase the efficiency of the discovery process once a targeted biological function has been identified, the Company also intends to acquire additional advanced molecular biology and genomics equipment and capabilities, including high-throughput gene sequencing, bio-informatics, robotic cloning, biological assays and protein analysis.

    ENTER INTO STRATEGIC ALLIANCES FOR PRODUCT DEVELOPMENT. The Company is focusing its resources on the discovery, characterization and validation of novel genes, receptors and related proteins that may play key roles in major diseases. The Company intends to enter into strategic alliances for the development and commercialization of drugs and other products based on its discoveries. This strategy is intended to enable the Company to maximize the effectiveness of its discovery technologies and to use its collaborators' expertise and resources in research and development, clinical testing, obtaining regulatory approvals, and manufacturing and marketing. The Company believes this strategy will allow it to benefit from the development of any drugs or other products that may result from its discoveries without incurring the substantial costs associated with such development. The Company has entered into an agreement with Chiron for the development of gene therapies for certain cancers using the Company's T7T7 gene delivery system, and with Novo Nordisk for the isolation and development of a BFU-e growth factor.

    PURSUE PATENT PROTECTION. The Company will continue to seek protection of its discoveries and proprietary technologies through maintenance of trade secrets and by filing patent applications, where appropriate. There is substantial uncertainty regarding the strength of patents for partially sequenced genes or for genes without a known function. The Company believes that its functional genomics approach improves the Company's ability to identify and correlate gene sequences with known biological functions and thereby may enhance the likelihood of ultimately securing patent protection for its discoveries of novel genes, receptors and related proteins and their uses.

STRATEGIC COLLABORATION AGREEMENTS

  CHIRON AGREEMENT

    In March 1995, Progenitor entered into an agreement with Chiron for the development and commercialization of the Company's T7T7 gene delivery system for selected applications. The agreement grants Chiron an exclusive, worldwide license to the T7T7 gene delivery system for (i) all products carrying a specified gene, which has potential applications for tumor ablation; (ii) four infectious disease vaccine constructs; (iii) products used for the prevention, therapy or diagnosis of human restenosis; (iv) five additional constructs designated by Chiron; and (v) additional constructs, with certain limitations, that may be designated by Chiron upon payment of a fee for each such additional construct. Progenitor also may grant licenses to third parties to constructs for fields of use not licensed to and not in conflict with the exclusive licenses granted to Chiron. Any such third-party licenses are subject to Chiron's right of first refusal for any construct of the T7T7 gene delivery system not already covered by the agreement for the development of a noninfectious disease vaccine. Pursuant to the agreement, Chiron and Progenitor will develop jointly the T7T7 tumor ablation product for the treatment of cancer. The parties will own jointly all preclinical and clinical data from the collaboration, which may be used by either party for any purpose subject to the exclusive licenses granted to Chiron. Progenitor has the right to collaborate and jointly invest in Chiron's development efforts on the tumor ablation product, with the Company's participation in any resulting product revenues based on its contributions. Under the agreement, Chiron has committed to use reasonable efforts to commercialize one or more licensed products and has certain manufacturing rights and obligations for any resulting products. If Chiron chooses to abandon development of a construct, its license rights terminate with respect to that construct. Subject to the foregoing rights, the agreement provides that each party will retain ownership of all inventions (and any related patents) made solely by its employees and arising from the activities performed under the agreement.

    The agreement terminates upon the later of the expiration of the patents upon which it is based or, within any given country, ten years after the first commercial sale of a product developed under the agreement within such country. In such events, Chiron's affected license rights become fully-paid and non-exclusive. Chiron may also terminate the agreement earlier with respect to any particular construct upon 30 days' notice, and either party may terminate the agreement in the event of a material breach by the other party of its obligations under the agreement. In such events, Chiron's license rights would revert to Progenitor, but Chiron would retain exclusive rights to inventions and discoveries made solely by its employees, and joint rights to discoveries made jointly with Progenitor. Chiron also would be required to pay Progenitor all royalties accrued before termination.

    Progenitor received a $2.5 million payment upon execution of the agreement as a license fee and reimbursement of past research and development expenses, and an additional $500,000 in January 1996 for continued funding of Progenitor's research and development expenses. Progenitor has paid Chiron $750,000 pursuant to the agreement, in full satisfaction of Progenitor's obligation to reimburse Chiron for certain start-up manufacturing costs. Under the agreement, Progenitor is entitled to receive up to an additional $4.3 million in various fees and milestone payments for each licensed product if all specified research, clinical development, regulatory and marketing approval milestones are achieved, plus additional fees for development of specific constructs and for the first product developed. The agreement encompasses a minimum of eleven potential products that Chiron may develop. In the event that all such milestones are achieved and all contemplated products reach market, Progenitor would receive an aggregate of $51.3 million (including payments already received) plus royalties on net product sales. There can be no assurance that the Company and Chiron will be successful in developing or commercializing any drugs or products utilizing Progenitor's T7T7 gene delivery system or that such agreement will not terminate prior to its expiration. As such, there can be no assurance that any milestones will be achieved or that any royalties or other payments contemplated by the agreement will ever be made. See "Risk Factors -- Dependence on Collaborators."

  NOVO NORDISK AGREEMENT

    In May 1995, Progenitor and Novo Nordisk, through its subsidiary ZymoGenetics, entered into a research, development and commercialization agreement under which Novo Nordisk received an exclusive, worldwide license to any and all rights of the Company related to the BFU-e red blood cell growth factor activity identified by the Company for use in any and all human therapeutic and small molecule drug design uses. Under the agreement, the development effort is divided into two stages. During the first stage, if commenced, Novo Nordisk will attempt to purify, clone and sequence a BFU-e red blood cell growth factor and other growth factors with similar hematopoietic functions. If this stage is successfully completed, Novo Nordisk will have the right to decide whether to proceed to the second stage, in which Progenitor will conduct research to establish the biological function of the growth factor. During the second stage, if commenced, Progenitor may be entitled to receive up to $4.0 million in research fees from Novo Nordisk.

    The agreement with Novo Nordisk terminates upon the expiration of the last patent related to the Company's growth factor discoveries. Novo Nordisk also has a right to earlier termination of the agreement upon 30 days' notice. If Novo Nordisk exercises this right before payment of any license fees required under the agreement, it would be obligated to grant to Progenitor an exclusive worldwide license to all of Novo Nordisk's rights arising from the research conducted pursuant to the agreement to make, use and sell related products. In the event that Novo Nordisk had paid the Company at least $4.0 million in research fees under the agreement prior to such early termination, Progenitor would be obligated to pay Novo Nordisk royalties for any sales of products made using the licensed technology.

    If Novo Nordisk decides to develop any licensed products, it will be obligated to pay Progenitor a one-time license fee of $5.0 million and up to an additional $18.0 million for each product if certain clinical testing, regulatory and marketing approval milestones are met, plus an additional $1.0 million for milestones related to the first licensed product. In addition, Progenitor has the right to royalties for sales of any resulting products. In the event that all milestones are reached with respect to the BFU-e red blood cell growth factor, Progenitor would receive an aggregate of $28.0 million under the agreement, plus royalties on net product sales. Novo Nordisk has the right to manufacture and market any such products on an exclusive worldwide basis. There can be no assurance that the Company or Novo Nordisk will successfully clone the murine BFU-e red blood cell growth factor or its human equivalent, or, if cloned, that Novo Nordisk will continue the program, that the Company will be able to establish the biological function of the growth factor or that Novo Nordisk will be successful in developing and commercializing any drugs or other products utilizing the BFU-e red blood cell growth factor. As such, there can be no assurance that any milestones will be achieved, or that any royalties or other payments contemplated by the agreement will ever be made. See "Risk Factors -- Dependence on Collaborators."

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
LICENSE AGREEMENTS

  OHIO UNIVERSITY


    Progenitor entered into research and licensing agreements with Ohio University as of January 1992 relating to yolk sac stem cells and as of April 1993 relating to the T7T7 gene delivery system. The April 1993 research agreement terminated as of June 30, 1996 upon completion of research thereunder. The licensing agreements, as amended, grant Progenitor an exclusive worldwide license to the yolk sac stem cells and T7T7 gene delivery system, respectively, and related technologies covered in Ohio University's existing patents and patent applications, as well as any technology developed from its related sponsored research. In exchange, the Company is obligated to pay certain license and research fees as well as royalties based on net sales of any resulting products. In addition, under the 1992 license agreement and the terms of a related stock purchase agreement, The Ohio University Foundation received a 5% equity interest in the Company subject to certain antidilution protection and was granted the right to purchase 25,000 shares of Progenitor's Common Stock in the event of an initial public offering, merger or other similar corporate transactions at a price equal to 50% of the anticipated public offering price or merger or other consideration, as applicable. The Ohio University Foundation has agreed to exercise such right in full prior to the closing of the Offering. Under the license agreement, The Ohio University Foundation has the right to designate two representatives to the Board of Directors of Progenitor until Progenitor consummates an initial public offering. See "Certain Transactions -- The Ohio University Foundation."


  VANDERBILT UNIVERSITY

    In July 1995, Progenitor entered into a license agreement with Vanderbilt pursuant to which Progenitor obtained an exclusive worldwide license to Vanderbilt's commercial rights under a jointly owned patent application, to develop and market products and processes utilizing technology relating to the DEL-1 gene. The gene was co-discovered by Progenitor and Vanderbilt. Under this agreement, Progenitor is obligated to pay royalties on any resulting product sales. Vanderbilt University may terminate the agreement after three years if Progenitor has not made adequate efforts to commercialize products based on the gene.

ADVANCED TECHNOLOGY PROGRAM GRANT

    In November 1994, the Company was awarded a $2.0 million, three-year grant to study the immunology of yolk-sac-derived endothelial cells for therapeutic applications under the ATP. The grant specifies the research and development therapeutics based on an understanding of the biology of development of endothelial cells. The research agreements between the Company and its subcontractors under the ATP grant (the University of Colorado, The University of Wisconsin, Ohio University, Vanderbilt University and Bio Support, Inc.) require that all parties assign rights to any inventions made by them under the grant to the Company. The ATP grant provides that the Company retains full rights to any intellectual property developed as part of the project.


    The ATP grant is administered by United States Department of Commerce. As of June 30, 1996, the Company had received $646,000 under the ATP grant, and had accrued $188,000 in additional funds payable to the Company through June 30, 1996. Under the terms of the grant, the Company is scheduled to receive an aggregate of $702,000 payable in equal quarterly installments for the period from June 1, 1996 through May 31, 1997. The balance of the grant, $518,000, is payable in equal quarterly installments during the period from June 1, 1997 to May 31, 1998. The grant is subject to yearly appropriations by the United States Congress for the ATP program, and legislation has been introduced to eliminate the program. The National Institute of Standards and Technology has informed the Company that, although it could not comment on the availability of funds for the Company's grant for the year ending May 31, 1998, there are sufficient funds in the ATP grant program's current budget to support grant payments for currently funded grants for the year ending May 31, 1997, and that therefore it is likely that Progenitor will receive grant payments expected through May 31, 1997. There can be no assurance, however, that funding for the ATP program will not be reduced or eliminated at any time.

PATENTS AND PROPRIETARY RIGHTS


    Patents and licenses are important to the Company's businesses. The Company's policy is to file patent applications to protect technology, inventions and improvements to inventions that are considered important to the development of its business. The Company also relies on trade secrets, know-how, continuing technological innovations and licensing opportunities to develop and maintain its competitive position. To date, the Company has filed or exclusively licensed a number of pending patent applications in the USPTO relating to its various core technology programs, as well as foreign counterparts of certain of these applications in Europe, Japan and certain other countries. These pending patent applications include the following: eight U.S. applications relating to leptin receptors (including various isoforms of the leptin receptor); two U.S. applications relating to its vascular biology program (DEL-1); two U.S.
applications relating to its gene delivery system (T7T7); and one U.S. application relating to yolk sac stem cells. No United States or foreign patent has issued to the Company to date. However, the Company has an exclusive license from Ohio University to one issued U.S. patent covering a method of providing tissue-specific expression of exogenous genetic material in a mammal by genetically transformed embryonic carrier cells such as yolk sac cells. A notice of allowance has been received for one patent application with respect to the Company's T7T7 gene delivery system. The Company has exclusive licenses under the patent applications relating to the T7T7 gene delivery system from Ohio
University, the patent application relating to yolk sac stem cells from Ohio University, and the patent applications relating to the DEL-1 gene from Vanderbilt University. The Company has also licensed two issued patents that relate to its T7T7 gene delivery program on a nonexclusive basis from Associated Universities, Inc. and the Wisconsin Alumni Research Foundation.


    The Company's success will depend to a significant extent on its ability to obtain and enforce patents, maintain trade secret protection and operate without infringing on the proprietary rights of third parties. Because the patent positions of biotechnology and pharmaceutical companies can be highly uncertain and frequently involve complex legal and factual questions, the breadth of claims allowed in biotechnology and pharmaceutical patents or their enforceability cannot be predicted. Commercialization of pharmaceutical products can be subject to substantial delays as a result of the time required for product development, testing and regulatory approval. The value of any patents issued or licensed to the Company may depend upon the remaining term of patent protection available at the time products that utilize the patented technology are commercialized.


    The Company actively pursues a policy of seeking patent protection for a number of its proprietary products and technologies. Progenitor has licensed from Ohio University one U.S. patent and pending U.S. patent applications relating to stem cell technology and to gene delivery technology (and has received a notice of allowance relating to a gene delivery technology application), along with certain corresponding foreign patent applications and one issued foreign patent. Progenitor has filed eight patent applications relating to certain leptin receptors, including applications filed in September and December 1994. In March 1996, Progenitor's international patent application covering certain leptin receptors was published. The Company believes that there may be significant litigation regarding patent and other intellectual property rights relating to leptin and leptin receptors. The Company is aware that Millennium has filed a patent application relating to a receptor for leptin and its use in obesity applications, and has licensed to Hoffmann-La Roche Inc. rights to develop certain therapeutics for obesity using Millennium's discovery of a leptin receptor.


    Millennium has recently filed a "Protest" in the USPTO in connection with the Progenitor applications relating to leptin receptors, including the applications filed in September and December 1994. A Protest is an available procedure sometimes used by a third party to provide the patent examiner who is reviewing the involved application or applications with what the third party believes to be relevant information. The Protest procedure does not afford any right to the third party to participate in the patent prosecution process beyond the filing of its written Protest. Millennium's Protest primarily argues that any claims allowed to Progenitor should not be so broad as to cover Millennium's own leptin receptor. Progenitor intends to proceed with the prosecution of its leptin receptor patent applications in the normal course in order to obtain the broadest allowable claims with regard to its leptin receptor discoveries.

    There can be no assurance that Millennium's patent application, or additional patent applications filed by Millennium or others, will not result in issued patents covering a leptin receptor, the leptin protein or other ligands, or any of their respective uses including obesity. There can be no assurance that the invention by Millennium will be accorded an invention date later than Progenitor's invention date, that any patent will issue to Progenitor or that any such patent issued to Progenitor would be broad enough to cover leptin receptors of Millennium or others. Progenitor's failure to obtain a patent on a leptin receptor, or its failure to obtain a patent that covers the leptin receptors of Millennium or others, or the issuance of a patent to a third party covering a leptin receptor, the leptin protein or other ligands, or any of their respective uses, could have a material adverse effect on the Company's business, financial condition and results of operations.

    A number of other groups are attempting to identify partial gene sequences and full-length genes, the functions of which have not been characterized. The public availability of partial gene sequence information before the Company applies for patent protection on a corresponding full-length gene could adversely affect the Company's ability to obtain patent protection with respect to such gene. To the extent any patents issue to other parties on such partial or full-length genes, and as other patents issue with the expansion of the biotechnology industry, the risk increases that the potential products and processes of the Company or its collaborative partners may give rise to claims of patent infringement.

    The patent positions of pharmaceutical and biotechnology firms, including the Company, are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved, particularly in regard to human therapeutic uses. Substantial periods of time pass before the USPTO responds to patent applications. In addition, the coverage claimed in a patent application can be significantly reduced before a patent is issued. Consequently, the Company does not know whether any of its pending or future patent applications will result in the issuance of patents or, if any patents are issued, whether the patents will be subjected to further proceedings limiting their scope, and whether they will provide significant proprietary protection or competitive advantage, or will be circumvented or invalidated. Because patent applications in the United States are maintained in secrecy until patents issue and patent applications in certain other countries generally are not published until more than 18 months after they are filed, and since publication of discoveries in scientific or patent literature often lags behind actual discoveries, the Company cannot be certain that it or any licensor was the first creator of inventions covered by pending patent applications or that it or such licensor was the first to file patent applications on such inventions.

    There can be no assurance that the Company's patents, if issued, would be held valid or enforceable by a court or that such patents would cover products or technologies of the Company's competitors. Competitors or potential competitors may have filed applications for or received patents, and may obtain additional patents and proprietary rights relating to compounds or processes competitive with those of the Company. To protect its proprietary rights, the Company may be required to participate in interference proceedings declared by the USPTO to determine priority of invention, which could result in substantial cost to the Company. Moreover, even if the Company's patents issue, there can be no assurance that they will provide sufficient proprietary protection or will not be later limited, circumvented or invalidated. Accordingly, there can be no assurance that the Company will develop proprietary technologies that are patentable, that the Company's patent applications will result in patents being issued or that, if issued, patents will afford protection against competitors with similar technology or products, nor can there be any assurance that the Company's patents will be held valid by a court of competent jurisdiction.

    In addition to patent protection, the Company also relies to a significant extent upon trade secret protection for its unpatented confidential and proprietary information including many of the Company's key discovery technologies, such as its proprietary methods of isolating and manipulating murine ES cells. There can be no assurance that others will not independently develop substantially equivalent proprietary information and techniques or otherwise gain access to the Company's trade secrets or disclose such technology. To protect its trade secrets, the Company requires its employees, consultants, scientific advisors and parties to collaborative agreements to execute confidentiality agreements upon the commencement of employment, the consulting relationship or the collaboration with the Company. In the case of employees, the agreements also provide that all inventions resulting from work performed by them while employed by the Company will be the exclusive property of the Company. There can be no assurance, however, that these agreements will provide meaningful protection of the Company's trade secrets or adequate remedies in the event of unauthorized use or disclosure of such information, that the Company can meaningfully protect its rights in such unpatented proprietary technology through other means, that any obligation to maintain the confidentiality of such proprietary technology will not be breached by employees, consultants, advisors, collaborative partners or others, or that others will not independently develop substantially equivalent technology. The loss of trade secret protection of any of the Company's key discovery technologies would materially and adversely affect the Company's competitive position and could have a material adverse effect on the Company's business, financial condition and results of operations. Finally, disputes may arise as to the ownership of proprietary rights to the extent that outside collaborators or consultants apply technological information developed independently by them or others to Company projects or apply Company technology to other projects and, if adversely determined, such disputes could have a material adverse effect on the Company's business, financial condition and results of operations.

    The Company may incur substantial costs if it is required to defend itself in patent suits brought by third parties or if the Company initiates such a suit to enforce the Company's patents or to determine the scope and validity of other parties' proprietary rights. Any legal action against the Company or its collaborators or licensees claiming damages and seeking to enjoin commercial activities relating to the affected products and processes could, in addition to subjecting the Company to potential liability for damages, require the Company or its collaborators or licensees to obtain a license or licenses in order to continue to manufacture or market the affected products and processes. There can be no assurance that the Company or its collaborators or licensees would prevail in any such action or that any license required under any such patents would be made available on commercially acceptable terms, if at all. Any adverse outcome of such litigation could have a material adverse effect on the Company's business, financial position and results of operations. In addition, if the Company becomes involved in such litigation, it could consume a substantial portion of the Company's managerial and financial resources. The Company is unable to predict how courts will resolve any future issues relating to the validity and scope of its patents should they be challenged.

    It is uncertain whether any third-party patents will require the Company to alter its products or processes, obtain licenses, cease certain activities or pay substantial damages. If any licenses are required, there can be no assurance that the Company will be able to obtain any such license on commercially acceptable terms, if at all. Failure by the Company or its collaborators and licensees to obtain a license to any technology required to commercialize the Company's discoveries may have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Uncertainty of Patents and Proprietary Rights."

COMPETITION

    Research in the field of genomics is highly competitive. Competitors of the Company in the genomics area include, among others, public companies such as Genome Therapeutics Corporation, Human Genome Sciences, Inc., Incyte Pharmaceuticals, Inc., Millennium, Myriad Genetics, Inc. and Sequana Therapeutics, Inc., as well as private companies and major pharmaceutical companies and universities and other research institutions, including those receiving funding from the federally funded Human Genome Project. A number of entities are attempting to rapidly identify and patent randomly-sequenced genes and gene fragments. In addition, certain other entities are pursuing a gene identification, characterization and product development strategy based on gene mapping. The Company's competitors may discover, characterize or develop important genes in advance of the Company, which could have a material adverse effect on any related Company discovery program. The Company expects competition to intensify in genomics research as technical advances in the field are made and become more widely known.

    In addition, the Company faces, and will continue to face, intense competition from pharmaceutical and biotechnology companies, as well as academic and research institutions and governmental agencies. The Company is subject to significant competition from organizations that are pursuing the same or similar technologies as those which constitute the Company's discovery platform, and from organizations that are pursuing pharmaceutical or diagnostic products that are competitive with the Company's or its collaborators' potential products. Many of the organizations competing with the Company have greater capital resources, larger research and development staffs and facilities, greater experience in drug discovery and development, obtaining regulatory approvals and pharmaceutical product manufacturing, and greater marketing capabilities than the Company.

    The Company also is aware of a number of companies and institutions that are developing or considering the development of potential gene-based and cell-based treatments, including early-stage gene therapy companies, large pharmaceutical companies, academic and research institutions, government agencies and other health care providers. Many of these entities are more advanced than the Company in their product development programs for gene and cell-based therapies and have more experience with regulatory agencies and clinical trials. The field of gene and cell-based therapy is new and many competitive approaches are being taken to discover practical means by which these technologies can be made into products. Rapid technologic advances could result in actual or proposed technologies, products or processes of the Company becoming obsolete prior to successful commercialization. See "Risk Factors -- Intense Competition; Rapid Technological Change."

    The Company is and will continue to be reliant on strategic partners for support of its programs, including preclinical and clinical development, manufacturing and marketing of its initial products. Each of the Company's present and future partners is conducting multiple product development efforts within each disease or technology area that is the subject of the alliance with the Company. Any product candidate or technology of the Company, therefore, may be subject to internal competition with a potential product under development or technology platform under evaluation by a strategic partner. See "Risk Factors
- -- Dependence on Collaborators."

GOVERNMENT REGULATION

    Prior to marketing, any new drug or other product developed by the Company and its collaborative partners must undergo an extensive regulatory approval process in the United States and other countries. This regulatory process, which includes preclinical studies and clinical trials, and may include post-marketing studies, of each product candidate to establish its safety and efficacy, usually takes many years and require the expenditure of substantial resources. Preclinical tests include laboratory evaluations and will require animal studies conducted in accordance the FDA's cGLP regulations to assess the product's potential safety and efficacy. Data obtained from preclinical studies and clinical trials are susceptible to varying interpretations that could delay, limit or prevent regulatory approval. Delays or rejections also may be encountered based upon changes in the FDA's policies for drug or biologic approval during the period of product development and FDA regulatory review of each NDA submitted in the case of new pharmaceutical agents, or PLA in the case of biologics. Product development of new pharmaceuticals is highly uncertain, and unanticipated developments, clinical or regulatory delays, unexpected adverse side effects or inadequate therapeutic efficacy could slow or prevent the product development efforts of the Company and its collaborators or licensees, and have a materially adverse effect on the Company's business, financial condition and results of operations. There can be no assurance that regulatory approval will be obtained for any drugs or other products developed by the Company or its collaborative partners or licensees. Furthermore, regulatory approval may entail limitations on the indicated use of a drug or other product. Because certain of the products likely to result from the Company's discovery programs involve the application of new technologies and may be based upon a new therapeutic approach, such products may be subject to substantial additional review by various government regulatory authorities other than the FDA and, as a result, regulatory approvals may be obtained more slowly than for products using conventional technologies. Under current guidelines, proposals to conduct clinical research involving gene therapy at institutions supported by the NIH must be approved by the RAC and the NIH. Furthermore, gene therapies are relatively new technologies and have not been tested extensively in humans. The regulatory requirements governing these products and related clinical procedures for their use are uncertain and are subject to change.

    Even if regulatory approval is obtained, a marketed product and its manufacturer are subject to continuing review. Among the conditions for product approval and continued marketing approval is that the quality control and manufacturing procedures of the Company or its collaborative partners conform to the FDA's cGMP regulations which must be followed at all times. In complying with cGMP requirements, manufacturers must expend time, money and effort on a continuing basis in production, record keeping and quality control. Manufacturing establishments, both domestic and foreign, are subject to inspection by or under the authority of the FDA and by other federal, state and local agencies. Failure to pass such inspections may subject the manufacturer to possible FDA actions such as the suspension of manufacturing, seizure of the product, withdrawal of approval or other regulatory sanctions. The FDA also may require the manufacturer to recall a product from the market.

    Discovery of previously unknown problems with a product may have adverse effects on the Company's business, including withdrawal of the product from the market. Violations of regulatory requirements at any stage, including preclinical studies and clinical trials, the approval process or post-approval, may result in various adverse consequences to the Company, including the FDA's delay in approval or refusal to approve a product, withdrawal of an approved product from the market or the imposition of criminal penalties against the manufacturer and NDA or PLA holder. The Company has not submitted an IND for any product candidate, and no product candidate has been approved for commercialization in the United States or elsewhere. The Company intends to rely primarily on its strategic partners to file INDs and generally direct the regulatory approval process. No assurance can be given that the Company or any of its strategic partners will be able to conduct clinical testing or obtain the necessary approvals from the FDA or other regulatory authorities for any products. Failure to obtain required governmental approvals will delay or preclude the Company's strategic partners from marketing drugs or other products developed by the Company or limit the commercial use of such products and could have a material adverse effect on the Company's business, financial condition and results of operations.

    In addition to regulations enforced by the FDA, the Company also is subject to regulation under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other federal, state and local regulations. The Company's research and development activities involve the controlled use of hazardous materials, chemicals, biological materials and radioactive compounds. Although the Company believes that its safety procedures for handling and disposing of such materials comply with the current standards prescribed by state and federal laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, the Company could be held liable for any resulting damages and any such liability could exceed the Company's resources. See "Risk Factors -- Government Regulation" and "-- Hazardous and Radioactive Materials; Environmental Matters."

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
PRODUCT LIABILITY INSURANCE

    The testing, manufacture, marketing and sale of pharmaceutical and other products entail the inherent risk of liability claims or product recalls and associated adverse publicity. Clinical trials and sales by the Company or its collaborators or licensees of potential products incorporating the Company's discoveries may expose the Company to potential liability resulting from the use of such products. Such liability might result from claims made directly by consumers or by regulatory agencies, pharmaceutical companies or others selling such products. The Company currently has a limited amount of clinical trial and product liability insurance coverage through Interneuron. The Company will seek to obtain its own coverage upon completion of this Offering and to maintain and appropriately increase such coverage as clinical development of any product candidates progresses and if and when its products are ready to be commercialized. There can be no assurance that the Company will be able to obtain such insurance or, if obtained, that such insurance can be acquired at a reasonable cost or in sufficient amounts to protect the Company against such liability. Certain of the Company's license agreements require the Company to indemnify licensors against product liability claims arising from products developed using the licensed technology. Also, certain of these agreements and other collaboration agreements require the Company to maintain minimum levels of insurance coverage. The failure to maintain product liability coverage, or the occurrence of any product liability claim, or a recall of any products of the Company or its collaborators or licensees, if developed, could inhibit or prevent commercialization of products being developed by the Company and could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to the extent any product liability claim exceeds the amount of any insurance coverage, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Risk Factors -- Risk of Product Liability."

HUMAN RESOURCES


    As of June 30, 1996, Progenitor had 24 full-time employees, of whom 11 hold Ph.D. or M.D. degrees. Of the Company's full-time employees, 19 are engaged in research and development activities and five are engaged in business development, finance and administration. None of the Company's employees is covered by a collective bargaining agreement, and the Company has never experienced any strike or work stoppage. The Company believes its relations with its employees to be good.


    In order to support the Company's existing operations, it will be required to hire and retain additional management, administrative and financial personnel, including a chief financial officer. The Company's success will depend in large part on its ability to attract and retain key employees and scientific advisors. Competition among biotechnology and pharmaceutical and other companies for highly skilled scientific and management personnel is intense. There can be no assurance that the Company will be successful in retaining its existing personnel or advisors, or in attracting additional qualified employees. See "Risk Factors -- Dependence on Collaborators," "-- Dependence on Research Collaborators and Scientific Advisors" and "-- Dependence on Key Personnel."

FACILITIES


    Progenitor currently occupies approximately 19,000 square feet of laboratory and office space in a single facility in Columbus, Ohio. Total lease payments for fiscal 1995 were $106,970. In addition, the Company leases a separate facility with approximately 7,000 square feet of space from The Ohio State University for laboratory animals. Space in this facility is leased on the basis of a per diem for each animal housed. Total lease payments to The Ohio State University in fiscal 1995 were $23,582. The current lease on the laboratory and office facility expires on December 31, 1996 and includes an option for an additional one-year extension. Although the Company believes that these facilities will be adequate to meet its projected needs for the next two years, it may be required to locate additional or alternative facilities within this time frame, depending on the Company's growth and development.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The current executive officers and directors of the Company are as follows:


                    NAME                           AGE                                POSITION
- ---------------------------------------------      ---      ------------------------------------------------------------
Douglass B. Given, M.D., Ph.D................          44   President, Chief Executive Officer and Director
H. Ralph Snodgrass, Ph.D.....................          46   Vice President, Research and Chief Scientific Officer
Stephen J. Williams, Ph.D....................          42   Vice President, Corporate Development
Glenn L. Cooper, M.D.(1).....................          43   Chairman of the Board
Robert P. Axline(2)..........................          60   Director
Alexander. M. Haig, Jr.......................          71   Director
Morris Laster, M.D...........................          32   Director
Jerry P. Peppers(2)..........................          50   Director
David B. Sharrock(1).........................          60   Director


- ------------------------

(1) Member of the Compensation Committee.



(2) Member of the Audit Committee.


    DOUGLASS B. GIVEN, M.D., PH.D. has served as President, Chief Executive Officer and Director of the Company since June 1994 and served as Executive Vice President and Chief Operating Officer from January 1993 to June 1994. Prior to joining Progenitor, Dr. Given was Vice President at the Schering Plough Research Institute, a pharmaceutical research facility, from March 1989 to December 1992. Dr. Given also serves as a Director of the Edison BioTechnology Center, is on the Dean's Advisory Council of the University of Chicago and is on the Dean's Advisory Council of The Ohio State University. Dr. Given received an M.D. and
Ph.D. in Biological Sciences from the University of Chicago, performed his post-doctoral training in Internal Medicine and Infectious Diseases at Harvard Medical School and Massachusetts General Hospital and received an M.B.A. from the Wharton School of Business at the University of Pennsylvania.

    H. RALPH SNODGRASS, PH.D. has served as Chief Scientific Officer since May 1996 and has served as Vice President, Research since he joined the Company in July 1993. Prior to joining Progenitor, Dr. Snodgrass was Assistant Professor of Microbiology and Immunology at the University of North Carolina, Chapel Hill from January 1988 to June 1993. Dr. Snodgrass has held appointments at The Ohio State University as Clinical Associate Professor, Division of Bone Marrow Transplantation, Department of Internal Medicine since July 1994, and as Adjunct Associate Professor, Department of Medical Microbiology and Immunology since July 1995. Dr. Snodgrass received his Ph.D. in Immunology from the University of Pennsylvania and performed his post-doctoral training at The Fox Chase Cancer Center, Philadelphia.

    STEPHEN J. WILLIAMS, PH.D. has served as Vice President, Corporate Development since May 1996 and previously served as Vice President, Business
Development from  June  1994 to  May  1996.  Prior to  joining  Progenitor,  Dr.
Williams was Medical Director, Strategic Product Planning at Bristol-Myers Squibb from March 1993 to June 1994; and Associate Director, New Product Planning at DuPont Merck Pharmaceutical Company from January 1991 to March 1993. Dr. Williams received his Ph.D. in Pharmacology from Duke University.

    GLENN L. COOPER, M.D. has served as Chairman of the Board of Directors of the Company since June 1994, and has been a director since December 1992. Dr. Cooper has been President, Chief Executive Officer and a director of Interneuron since May 1993 and served as President and Chief Executive Officer of Progenitor from September 1992 until June 1994. Prior to joining Progenitor in 1992, Dr. Cooper was Executive Vice President and Chief Operating Officer of Sphinx Pharmaceuticals Corporation from

August  1990.  Dr. Cooper  serves  as Chairman  of  the Boards  of  Directors of
Intercardia, Inc. and Transcell Technologies, Inc., and is a director of InterNutria, Inc., each of which is a subsidiary of Interneuron. Dr. Cooper received his M.D. from Tufts University School of Medicine and performed his post-doctoral training in Internal Medicine and Infectious Diseases at the New England Deaconess Hospital and Massachusetts General Hospital.

    ROBERT P. AXLINE has been a Director of Progenitor since June 1992 as a designee of The Ohio University Foundation. Mr. Axline has been President of Image Data Systems Inc. since 1995 and Chairman of Plastic Card Systems Inc. since 1987. Both companies are engaged in the manufacture and sale of plastic identification card machines and supplies.

    ALEXANDER M. HAIG, JR. has been a Director of Progenitor since December 1992. General Haig has served as Chairman and President of Worldwide Associates, Inc., a marketing consulting firm, since 1984. Previously, General Haig served as Secretary of State of the United States from January 1981 to July 1982, and President and Chief Operating Officer of United Technologies Corporation from November 1979 to January 1981, where he remains a Senior Consultant. General Haig has also served as Supreme Allied Commander of NATO and White House Chief of Staff under the Nixon and Ford Administrations. General Haig also serves on the Board of Directors of Interneuron, MGM Grand, Inc. and America Online, Inc.

    MORRIS LASTER, M.D. has served as a Director of Progenitor since its inception and served as Chief Executive Officer from its inception to September 1992. Dr. Laster has been Vice President of The Castle Group, Ltd. since February 1990. He has also served as Chief Executive Officer of Synpro, Ltd., a biotechnology firm, since November 1995. Previously, he was interim Chief Executive Officer of Xenograft Technologies, Ltd., a biopharmaceuticals firm, from January 1993 to September 1993. Dr. Laster received his M.D. from Downstate Medical Center, New York, and received post-doctoral training in surgery at Case Western Reserve University Hospital.

    JERRY P. PEPPERS joined Progenitor's Board of Directors in June 1992 as a designee of The Ohio University Foundation. He is a partner in the law firm of Winthrop, Stimson, Putnam & Roberts, where he has served as an attorney since 1971. Mr. Peppers received his J.D. from Duke University.

    DAVID B. SHARROCK has been a Director of Progenitor since January 1994 and a Director of Interneuron since January 1995. Mr. Sharrock has been associated with Marion Merrell Dow, a pharmaceuticals company, or its predecessors since 1958, most recently as Executive Vice President and Chief Operating Officer and Director from January 1990 until his retirement in December 1993. Since that time he has served as an independent consultant. Mr. Sharrock also serves as a Director of Cincinnati Bell Inc., Unitog Company, Inc. and Intercardia, Inc.

BOARD OF DIRECTORS COMMITTEES AND OTHER INFORMATION


    At present, all directors are elected annually and serve until the next meeting of stockholders or until the election and qualification of their successors. In addition, The Ohio University Foundation is entitled to designate two directors. Messrs. Axline and Peppers currently serve as the designees of The Ohio University Foundation. The rights of The Ohio University Foundation to designate two members of the Board of Directors will terminate upon the closing of the Offering. Pursuant to the intercompany services agreement to be entered into by the Company with Interneuron, Interneuron will have the right to nominate one designee for election to Progenitor's Board of Directors, for so long as Interneuron reports Progenitor's financial results on a consolidated basis, on an equity basis or otherwise on a basis pursuant to which a portion of Progenitor's results of operations appear in the financial results of operations of Interneuron. See "Certain Transactions --Relationship with Interneuron and -- The Ohio University Foundation."



    Effective August 9, 1996, the Board of Directors established an Audit Committee and a Compensation Committee. The Audit Committee, which consists of Messrs. Axline and Peppers, is responsible for overseeing the actions by the Company's independent auditors and review the Company's internal financial and accounting controls and policies. The Compensation Committee, which consists of Dr. Cooper and Mr. Sharrock, is responsible for determining salaries, incentives and other forms of compensation for officers and other employees of the Company and will administer various incentive compensation and benefit plans.


    All executive officers serve at the discretion of the Board of Directors, subject to the terms of any employment agreements. Currently, the Company has an employment agreement only with Dr. Given. There are no family relationships among the Company's directors and executive officers. See "-- Employment Agreement."


    Mr. Mark N. K. Bagnall has agreed in principle to serve as the Company's Chief Financial Officer effective as of the closing of the Offering. Mr. Bagnall has served as Vice President of Finance, Chief Financial Officer and Secretary of Somatix Therapy Corporation ("Somatix"), a biotechnology company, since July 1992. Previously, he served as Treasurer and Secretary of Somatix from January 1991 to July 1992, and of its predecessor, Hana Biologics, Inc. ("Hana"), from January 1990 to January 1991. He also served as Hana's Controller from May 1988 to January 1990. Mr. Bagnall is a Certified Public Accountant. In connection with Mr. Bagnall's appointment, the Board of Directors has approved a grant of options under its 1996 Stock Incentive Plan to purchase 110,000 shares of the Company's Common Stock, to be effective upon the closing of the Offering. The exercise price of these options shall be equal to the price of the Common Stock sold in the Offering.


DIRECTORS' COMPENSATION


    Effective after the Offering, the Company's non-employee directors (other than those who are employees of Interneuron) will receive cash compensation in the amount of $2,000 for attendance at meetings of the Board of Directors and any committee thereof, and directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings. A total of 75,000 shares of Common Stock under Progenitor's 1996 Stock Incentive Plan have been reserved for issuance to non-employee directors of Progenitor (other than those who are employees of Interneuron) pursuant to compensation policies for such directors to be adopted by Progenitor in the future. To date none of such shares have been granted.



    Pursuant to a letter agreement dated January 26, 1994, the Company has paid Mr. Sharrock $2,000 for each meeting of the Board that he attends. Upon execution of this agreement, the Company also granted Mr. Sharrock options to purchase 2,500 shares of Common Stock, at an exercise price of $4.00 per share, one-third of which vest each January 21 beginning January 21, 1995. During fiscal 1995, the Company paid Mr. Sharrock $6,000 pursuant to this arrangement and accrued an additional $2,000 in fees.



    The Company, along with Interneuron and Transcell Technologies, Inc., a subsidiary of Interneuron ("Transcell"), is a party to a consulting agreement with Mr. Sharrock, entered into on February 1, 1994, pursuant to which Mr. Sharrock receives $2,000 per day in exchange for his service as a consultant on the development and commercialization of each company's technology. Collectively, the three companies must use Mr. Sharrock's services for a minimum of 20 days per year during the term of the agreement. The Company paid Mr. Sharrock $4,000 during fiscal 1995 under this arrangement. The agreement provides that Mr. Sharrock will not compete with the Company during the term of the agreement and for a period of one year thereafter. This agreement terminates on February 1, 1997, with automatic one-year extensions with respect to each company unless Mr. Sharrock or such company gives notice at least sixty days prior to expiration of the then-current term. The Company intends to amend such agreement with Mr. Sharrock such that cash compensation paid to him for attendance of meetings of the Board of Directors or any committee thereof pursuant to the Company's director compensation policy will be in lieu of such consulting fees and will be credited towards the aggregate 20 days of consulting per year required to be granted to Mr. Sharrock under the consulting agreement.

    During fiscal 1995, the Company was party to a consulting agreement with Dr. Laster, pursuant to which the Company paid him $500 per month for his services as a scientific advisor. Dr. Laster received $7,000 pursuant to this agreement in fiscal 1995, including $1,000 in fees accrued but not paid in fiscal 1994.

EXECUTIVE COMPENSATION

    The following table sets forth for the fiscal year ended September 30, 1995 the compensation for services rendered to the Company in all capacities with respect to its Chief Executive Officer and each of its other executive officers with annual compensation in excess of $100,000 (the Chief Executive Officer and such other executive officers are hereinafter referred to as the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                       LONG-TERM
                                                                                     COMPENSATION
                                                                                        AWARDS
                                                              ANNUAL COMPENSATION   ---------------
                                                                                      SECURITIES
                                                             ---------------------    UNDERLYING        ALL OTHER
                NAME AND PRINCIPAL POSITION                    SALARY      BONUS      OPTIONS (#)     COMPENSATION
- -----------------------------------------------------------  ----------  ---------  ---------------  ---------------
Douglass B. Given, M.D., Ph.D.  ...........................  $  185,000  $  46,250        95,000        $   1,065(1)
 President and Chief Executive Officer
Doros Platika, M.D.(2) ....................................     153,000     35,700        40,000(3)        --
 Executive Vice President, Research and
 Development
H. Ralph Snodgrass, Ph.D.  ................................     123,000     30,000        30,000(4)        --
 Vice President, Research and Chief Scientific
 Officer
Stephen J. Williams, Ph.D.  ...............................     135,000     --            17,500           --
 Vice President, Corporate Development


- --------------
(1) Consists of premiums paid by the Company on a term life insurance policy for Dr. Given.

(2) Dr. Platika's employment with the Company terminated effective as of May 24,
    1996,  pursuant  to  a  Separation  Agreement  and  Release.  See   "Certain
    Transactions -- Transactions with Directors and Executive Officers."

(3) Includes options exercisable for 7,500 shares of Common Stock, all of which vested on September 14, 1995, the date of grant. As a result of the termination of Dr. Platika's employment by the Company, options granted during fiscal 1995 that were vested as of May 24, 1996 remain exercisable until August 24, 1996, and all other options granted during fiscal 1995 terminated effective May 24, 1996 in accordance with the terms of the 1992 Stock Option Plan. See "Certain Transactions -- Transactions with Directors and Executive Officers."

(4) Includes options exercisable for 12,500 shares of Common Stock, all of which vest upon the earliest of the achievement of performance milestones relating to the leptin receptor program or the BFU-e growth factor program, or September 14, 2002.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Board of Directors did not have a Compensation Committee in fiscal 1995. All deliberations with regard to executive compensation were by the full Board of Directors. Dr. Cooper, the former President and Chief Executive Officer of the Company, participated as a director in these deliberations. Dr. Given participated as a director in deliberations and voting with regard to the compensation of Drs. Platika, Snodgrass and Williams, but abstained from deliberations and voting with regard to his own compensation.

STOCK PLANS

1992 STOCK OPTION PLAN


    The 1992 Stock Option Plan was adopted and approved by the Board of Directors in December 1992 and by the stockholders of the Company in February 1993. The plan was amended with the approval of the Board of Directors and the stockholders in September 1995 to increase the number of shares of Common Stock available for grant. A total of 500,000 shares of Common Stock have been reserved for issuance under the 1992 Stock Option Plan, as amended. As of August 15, 1996, options to purchase 6,675 shares of Common Stock granted under the 1992 Stock Option Plan had been exercised, options to purchase 331,625 shares of Common Stock were outstanding and options to purchase 161,700 shares of Common Stock remained available for grant. The outstanding options were held by 37 individuals and were exercisable at a weighted average exercise price of $4.68 per share. Outstanding options to purchase an aggregate of 32,500 shares were held by employees who are not officers or directors of the Company. The 1992 Stock Option Plan will terminate in 2002, unless sooner terminated by the Board of Directors.



    The Board of Directors currently administers the 1992 Stock Option Plan. The Board has designated a Compensation Committee and intends to delegate to it the administration of the 1992 Stock Option Plan. Awards under the 1992 Stock Option Plan may consist of (i) options to purchase Common Stock that are designed to qualify, under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), as "incentive stock options" ("Incentive Stock Options") or (ii) options to purchase Common Stock that are not described in Sections 422 or 423 of the Code ("Non-Qualified Stock Options" and, collectively with Incentive Stock Options, "Options").



    The Board of Directors has discretion to grant Incentive Stock Options to employees and officers (including officers who are directors) of the Company and Non-Qualified Stock Options to employees, officers (including officers who are directors), directors, independent contractors and consultants of the Company. The Board may set the terms of such grants, subject to applicable restrictions in the 1992 Stock Option Plan. Incentive Stock Option grants are subject to the following limitations: (i) the term of any Incentive Stock Option may not be longer than ten years, provided that the term of any Incentive Stock Option granted to an individual possessing more than 10% of the combined voting power of the Company or an affiliate (a "10% Holder") may not be longer than five years; (ii) the aggregate fair market value of all shares underlying Incentive Stock Options granted to an individual that first become exercisable in any calendar year may not exceed $100,000; and (iii) the exercise price of Incentive Stock Options may not be less than the fair market value of the underlying shares on the grant date, provided that the exercise price of any Incentive Stock Option granted to a 10% Holder may not be less than 110% of the fair market value of the underlying shares on the grant date. With respect to Non-Qualified Stock Options, the Board has discretion to grant such Options with an exercise price below the fair market value of the Common Stock. As of August 15, 1996, no such below-market grants had been made.


    During an optionee's lifetime, an Option is exercisable only by the optionee and no Option may be transferred by the optionee other than by will or the laws of descent and distribution. An optionee whose relationship with the Company or any related corporation ceases for any reason (other than termination because of death or total disability) may exercise, in the three-month period following such cessation (unless such Options terminate or expire sooner by their terms), or such longer period as determined by the Board, that portion of the optionee's Options that is exercisable at the time of such cessation. In the event the optionee dies or becomes totally disabled, the Options vested as of the date of death or total disability may be exercised prior to the earlier of such Option's specified expiration date or one year from the date of the optionee's death or disability.

    Unexercised Options granted under the 1992 Stock Option Plan terminate upon the occurrence of certain events, including a dissolution, liquidation or merger or consolidation of the Company in which the Company is not the surviving corporation. All outstanding Options vest and become immediately exercisable prior to the effective time of any such event. In a merger or consolidation in which the Company is the surviving corporation, Options will be deemed to apply to the numbers of shares to which the holders thereof prior to such merger would be entitled. The converted Options would continue to vest in accordance with the vesting schedule set by the Board for such Options.

    The Board of Directors may amend the 1992 Stock Option Plan, insofar as permitted by law, with respect to any shares of Common Stock reserved for issuance but not yet subject to Options. Shares subject to Options granted under the 1992 Stock Option Plan that have lapsed or terminated may again be subject to Options granted under the 1992 Stock Option Plan. Furthermore, the Board may offer to exchange new Options for existing Options, with the shares subject to the existing Options being again available for grant under the 1992 Stock Option Plan.

1996 STOCK INCENTIVE PLAN


    The 1996 Stock Incentive Plan (the "1996 Plan") was adopted and approved by the Board of Directors in May 1996 and will be presented for approval by the stockholders of the Company prior to the closing of the Offering. A total of 850,000 shares of Common Stock have been reserved for issuance under the 1996 Plan. As of August 15, 1996, no options issued under the 1996 Plan had been exercised, options to purchase 275,000 shares of Common Stock were outstanding and options to purchase 575,000 shares of Common Stock remained available for grant. Outstanding options under the 1996 Plan were held by three Named Executive Officers and were exercisable at an exercise price of $9.00 per share. No options were held by persons who are not officers or directors of the Company. A total of 75,000 shares of Common Stock under the 1996 Plan have been reserved for issuance to non-employee directors of Progenitor (other than those who are employees of Interneuron) pursuant to director compensation policies to be adopted by Progenitor in the future. The 1996 Plan will terminate in May 2006, unless sooner terminated by the Board of Directors.


    Upon the adoption and approval of the 1996 Plan by the stockholders of the Company, the Board of Directors will delegate administration of the 1996 Plan to the Compensation Committee (the "Committee"). Awards under the 1996 Plan may consist of (i) Incentive Stock Options, (ii) Non-Qualified Stock Options, (iii) the sale or bonus grant of restricted shares of Common Stock ("Restricted Stock"), (iv) the grant of stock appreciation rights ("SARs"), either alone or together with Options, (v) the grant of dividend equivalent rights measured by dividends paid with respect to the Common Stock ("DERs"), and (vi) the grant of any of the abovementioned options, rights or shares based upon attainment of certain performance criteria ("Performance Shares").


    The Committee will have discretion to grant Options, Restricted Stock, SARs, DERs and Performance Shares to employees, officers (including officers who are directors of the Company), directors and consultants of the Company, provided that only employees and officers of the Company may receive Incentive Stock Options. The Committee may set the terms of such grants, subject to applicable restrictions in the 1996 Plan. Incentive Stock Option and Non-Qualified Stock Option grants are subject to the same limitations under the 1996 Plan as those discussed above for the 1992 Stock Option Plan. With respect to Non-Qualified Stock Options, the Committee will have discretion to grant such Options with an exercise price below the fair market value of the Common Stock. As of August 15, 1996, no such below-market grants had been made.



    Upon  certain changes  in control  of the  Company (as  defined in  the 1996
Plan), or upon the merger or consolidation, reverse merger, dissolution, liquidation or sale of all or substantially all of the assets of the Company, all outstanding Options, SARs, Restricted Stock, DERs and Performance Shares will, unless otherwise determined by the plan administrator, become fully vested, nonforfeitable and exercisable, and any Restricted Stock will be released from all restrictions on transfer and all repurchase and forfeiture restrictions. Each Option, SAR or DER shall remain exercisable for the remaining term of the Option, SAR or DER, except that each Option, SAR or DER shall terminate as of the effective date of a merger or consolidation, reverse merger, dissolution, liquidation or sale of all or substantially all of the assets of the Company.

    The Board of Directors may amend the 1996 Plan, and any agreements evidencing awards granted thereunder, at any time and for any reason, subject to certain restrictions on the ability to adversely affect awards previously granted thereunder and to any legal requirement to obtain stockholder approval.


1996 EMPLOYEE STOCK PURCHASE PLAN



    The Company's 1996 Employee Stock Purchase Plan (the "Stock Purchase Plan"), was approved by the Board of Directors and stockholders in August, 1996, and is intended to qualify as an "employee stock purchase plan" under Section 423 of the Code in order to provide employees of the Company with an opportunity to purchase Common Stock through payroll deductions. An aggregate of 100,000 shares of the Company's Common Stock have been reserved for issuance under the Stock Purchase Plan and available for purchase thereunder, subject to adjustment in the event of a stock split, stock dividend or other similar change in the Common Stock or the capital structure of the Company. All employees of the Company (and employees of "subsidiary corporations" and "parent corporations" of the Company (as defined by the Code) designated by the administrator of the Stock Purchase
Plan) whose customary employment is for more than five months in any calendar year and more than 20 hours per week are eligible to participate in the Stock Purchase Plan. Employees of Interneuron are not expected to participate in the Stock Purchase Plan. Non-employee directors, consultants, and employees subject to the rules or laws of a foreign jurisdiction that prohibit or make impractical the participation of such employees in the Stock Purchase Plan are not eligible to participate in the Stock Purchase Plan.



    The Stock Purchase Plan designates Purchase Periods, Accrual Periods and Exercise Dates. Purchase Periods are generally overlapping periods of 24 months. A Purchase Period will initiate and additional Purchase Periods will commence each subsequent April 1 and October 1. The initial Purchase Period will begin on the effective date of the Stock Purchase Plan, which is the date on which the Company and the Underwriters agree as to the pricing with respect to the Offering, and end on September 30, 1998. Accrual Periods are generally six month periods, with the initial Accrual Period commencing on the effective date of the Stock Purchase Plan and ending on March 31, 1997. Thereafter Accrual Periods will commence each April 1 and October 1. Exercise Dates are the last day of each Accrual Period. In the event of a merger of the Company with or into another corporation, of the sale of all or substantially all of the assets of the Company, or certain other transactions in which the stockholders of the Company before the transaction own less than 50% of the total combined voting power of the Company's outstanding securities following the transaction, the administrator of the Stock Purchase Plan may elect to shorten the Purchase Period then in progress.



    On the first day of each Purchase Period, a participating employee is granted a purchase right which is a form of option to be automatically exercised on the forthcoming Exercise Dates within the Purchase Period during which deductions are to be made from the pay of participants (in accordance with their authorizations) and credited to their accounts under the Stock Purchase Plan. When the purchase right is exercised, the participant's withheld salary is used to purchase shares of Common Stock of the Company. The price per share at which shares of Common Stock are to be purchased under the Stock Purchase Plan during any Accrual Period is the lesser of (a) 85% of the fair market value of the Common Stock on the date of the grant of the option (the commencement of the Purchase Period) or (b) 85% of the fair market value of the Common Stock on the Exercise Date (the last day of an Accrual Period). The participant's purchase right is exercised in this manner on all four Exercise Dates arising in the Purchase Period unless, on the first day of any Accrual Period, the fair market value of the Common Stock is lower than the fair market value of the Common Stock on the first day of the Purchase Period. If so, the participant's participation in the original Purchase Period is terminated, and the participant is automatically enrolled in the new Purchase Period effective the same date.

    Payroll deductions may range from 1% to 10% (in whole percentage increments) of a participant's regular base pay, exclusive of overtime, bonuses, shift-premiums or commissions. Participants may not make direct cash payments to their accounts. The maximum number of shares of Common Stock which any employee may purchase under the Stock Purchase Plan during an Accrual Period is 5,000 shares. Certain additional limitations on the amount of Common Stock which may be purchased during any calendar year are imposed by the Code.



    The Stock Purchase Plan will be administered by the Board of Directors or a commitee designated by the Board, which will have the authority to terminate or amend the Stock Purchase Plan (subject to specified restrictions) and otherwise to administer the Stock Purchase Plan and to resolve all questions relating to the administration of the Stock Purchase Plan.


EMPLOYMENT AGREEMENT

    On January 3, 1993, the Company entered into a four-year employment agreement with Dr. Given. The agreement provides for an initial annual base salary of $175,000, reviewable annually by the Board of Directors, and annual bonuses based on the achievement of performance milestones as mutually agreed by the Board of Directors and Dr. Given. Under the agreement, Dr. Given was granted the right to purchase 3% of the shares of Common Stock of the Company outstanding as of the date of the agreement, or 82,907 shares, at a purchase price of $.02 per share. Such stock is subject to a repurchase option in favor of the Company, exercisable upon termination of Dr. Given's employment for any reason, that expires equally with respect to one-fourth of such shares on each anniversary date of the agreement beginning on the first anniversary date.


    Under the agreement, Dr. Given received the right to a $100,000 loan bearing interest at 7% annually for the purchase of a home in Ohio. Upon the granting of the loan, the Company waived the charging of interest on the loan, and certain other provisions of the agreement relating to the loan, and received from Dr. Given an interest-free promissory note in the amount of $100,796 secured by the property purchased. The note requires Dr. Given to repay at least $60,796 of the loan on or before April 1, 1997. Of this portion, $20,000 was forgiven effective in fiscal 1996 at the approval of the Board of Directors, and $40,796 remains payable. The balance of $40,000 is payable on or before April 15, 1997 or upon the termination of Dr. Given's employment and is subject to forgiveness in $10,000 increments upon the achievement of certain performance milestones, including a successful initial public offering of the Company's Common Stock. As of June 30, 1996, the Company had forgiven, effective in fiscal 1996, $10,000 of the loan pursuant to this provision. See "Certain Transactions -- Transactions with Directors and Executive Officers."


    The agreement also provides that, during the term of the agreement and, unless Dr. Given terminates his employment for cause as defined in the agreement, for a period of two years after termination of Dr. Given's employment, he will not compete with the Company, directly or indirectly. In the event the Board of Directors terminates Dr. Given's employment without cause, as defined in the agreement, he would be entitled to his base salary plus pro-rated average bonuses, subject to reduction for compensation received from other employment, for a period of six months from the date of termination.

                    STOCK OPTION GRANTS IN LAST FISCAL YEAR

    The following table contains information concerning the grant of stock options to the Named Executive Officers during the fiscal year ended September 30, 1995.

                                                                                                             POTENTIAL REALIZABLE
                                                                                                               VALUE AT ASSUMED
                                                  NUMBER OF      PERCENT OF                                 ANNUAL RATES OF STOCK
                                                 SECURITIES     TOTAL OPTIONS                               PRICE APPRECIATION FOR
                                                 UNDERLYING      GRANTED TO       EXERCISE                    OPTION TERM($)(3)
                                                   OPTIONS      EMPLOYEES IN        PRICE      EXPIRATION   ----------------------
                     NAME                        GRANTED(#)    FISCAL YEAR(1)   ($/SHARE)(2)      DATE          5%         10%
- ----------------------------------------------  -------------  ---------------  -------------  -----------  ----------  ----------
Douglass B. Given, M.D., Ph.D.................      50,000(4)        26.60%       $    6.00       9/14/05   $  188,668  $  478,123
                                                    45,000(5)        23.94             6.00       9/14/05      169,802     430,310
Doros Platika, M.D.(6)........................      32,500(5)        17.29             6.00       5/24/96           --          --
                                                     7,500(7)         4.00             6.00       8/24/96        2,121       4,242

H. Ralph Snodgrass, Ph.D......................      17,500(5)         9.31             6.00       9/14/05       66,034     167,343
                                                    12,500(8)         6.65             6.00       9/14/05       47,167     119,531
Stephen J. Williams, Ph.D.....................      17,500(5)         9.31             6.00       9/14/05       66,034     167,343

- --------------
(1) Based on  an aggregate  of 188,000 options  granted to  employees in  fiscal
    1995.

(2) All options were granted at an exercise price equal to the fair market value of the Common Stock on the date of grant, as determined by the Board of Directors.

(3) The potential realizable value is based on the term of the option at its time of grant (ten years, except for options granted to Dr. Platika (see footnotes (6) and (7)). It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option, and that the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

(4) Consists of options that vest equally over three years on each anniversary of the date of grant, September 14, 1995.

(5) Consists of options that were under the terms of the original grant to vest on the earlier of September 14, 2002 or a prior change in the control of the Company. On May 13, 1996, the Company's Board of Directors amended the terms of options to acquire an aggregate of 80,000 shares that had been granted to Drs. Given, Snodgrass and Williams so that they vest equally over three years on each anniversary of the date of grant, September 14, 1995. See
    "Certain   Transactions  --   Transactions  with   Directors  and  Executive
    Officers."

(6) Dr. Platika's employment with the Company terminated effective as of May 24, 1996, pursuant to a Separation Agreement and Release. Of the options granted during fiscal 1995, those vested as of May 24, 1996, remain exercisable until August 24, 1996, and all other options granted during fiscal 1995 terminated effective May 24, 1996 in accordance with the terms of the 1992 Stock Option Plan. See "Certain Transactions -- Transactions with Directors and Executive Officers."

(7) Consists of options that vested immediately on the date of grant, September 14, 1995.

(8) Consists of options that vest upon the earliest of the achievement of performance milestones relating to the leptin receptor program or the BFU-e growth factor program, or September 14, 2002.

                         FISCAL YEAR-END OPTION VALUES

    For each of the Named Executive Officers, the following table shows information about the value of unexercised options as of September 30, 1995. No options were exercised by the Named Executive Officers during fiscal 1995.


                                                              NUMBER OF SECURITIES
                                                             UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                               OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT
                                                                  YEAR-END(#)            FISCAL YEAR-END($)(1)
                                                           --------------------------  --------------------------
                          NAME                             EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
- ---------------------------------------------------------  -----------  -------------  -----------  -------------
Douglass B. Given, M.D., Ph.D............................       4,125       107,375     $   8,250     $  24,750
Doros Platika, M.D.(2)...................................      23,750        53,750        84,750        94,750
H. Ralph Snodgrass, Ph.D.................................       8,333        41,667        34,331        34,669
Stephen J. Williams, Ph.D................................       5,000        32,500        10,000        30,000


- --------------
(1) Based on the fair market value of the Common Stock as of September 30, 1995 ($6.00 per share), minus the exercise price, multiplied by the number of shares underlying the option.

(2) Dr. Platika's employment with the Company terminated effective as of May 24,
    1996,   pursuant  to  a  Separation  Agreement  and  Release.  See  "Certain
    Transactions -- Transactions with Directors and Executive Officers."

                              CERTAIN TRANSACTIONS

RELATIONSHIP WITH INTERNEURON

    Progenitor was incorporated in February 1992 as a majority-owned subsidiary of Interneuron and assumed all rights and obligations of Scimark Corp. under the January 1992 research and licensing agreement with Ohio University. See
"Business -- License Agreements -- Ohio University." Upon Progenitor's organization, Interneuron purchased 2,081,250 shares of Common Stock for $.002 per share. Progenitor also issued 112,500 and 56,250 shares of Common Stock, respectively, to Morris Laster, M.D., a director of the Company, and Steven Kanzer, then Assistant Secretary of the Company, for a purchase price of $.002 per share. Lindsay Rosenwald, M.D., the Chairman of the Board and a principal stockholder of Interneuron, was the Company's President until September 1992, and was a director of the Company until May 1996. Dr. Rosenwald also owns the Castle Group Ltd. ("Castle"), a venture capital firm. Dr. Laster was the Company's Chief Executive Officer until September 1992, and Dr. Laster and Mr. Kanzer were and continue to be employees of Castle.

    From Progenitor's inception through December 1994, Interneuron funded Progenitor's operations through advances evidenced by promissory notes payable on demand and bearing interest at 1% over the prime rate. In December 1994, upon the initial closing of the private placement referred to below, the aggregate amount of such advances of approximately $11.5 million, plus accrued interest of approximately $1.1 million, was converted by Interneuron into an aggregate of 2,020,496 shares of Series A Preferred Stock of the Company at a conversion price of $6.25 per share. These shares will convert into 1,512,741 shares of Common Stock upon the closing of the Offering. See "Description of Capital Stock
- -- Preferred Stock."


    Between December 1994 and July 1995, Progenitor issued and sold an aggregate of 349,000 shares of Series B Preferred Stock in a private placement. These shares will convert into 261,273 shares of Common Stock upon the closing of the Offering. See "Description of Capital Stock -- Preferred Stock." The private placement was a sale of units, each unit consisting of Series B shares of Preferred Stock of the Company, shares of preferred stock of Transcell, a subsidiary of Interneuron, a put protection right from Interneuron and warrants to purchase Interneuron's common stock. The put protection right provides that on the third anniversary of the final closing date of the private placement, holders of such Series B Preferred Stock have the right to sell to Interneuron their Series B Preferred Stock of Progenitor at a purchase price equal to the purchase price of such shares in the private placement. The put protection right will expire upon the closing of the Offering. Of the approximately $4.4 million gross proceeds of the private placement, Progenitor received approximately $1.6 million, net of placement agent fees and Interneuron received approximately $833,000 from the proceeds of the private placement as its consideration for the issuance of warrants for its common stock and the put protection right. Of this amount, Interneuron loaned approximately $417,000 to Progenitor in exchange for a convertible debenture dated March 31, 1995, bearing interest at 1% over the prime rate. The principal amount of this debenture and accrued interest thereon (approximately $471,000 as of August 15, 1996), will automatically be converted at the closing of the Offering into shares of Common Stock at a conversion price equal to the initial public offering price. See "Description of Capital Stock -- Interneuron Convertible Debenture and Promissory Note."


    Paramount Capital, Inc. ("Paramount") acted as the placement agent for the private placement and D.H. Blair & Co., Inc. ("Blair") was a selected dealer. Paramount is owned by Dr. Rosenwald. Progenitor paid Paramount approximately $129,000 as its share of placement agent fees. Pursuant to Paramount's rights under its placement agent agreement, designees of Paramount received in the private placement warrants to purchase an aggregate of 22,201 shares of Series B Preferred Stock (representing the right to purchase 16,619 shares of Common Stock following the closing of the Offering). Dr. Rosenwald received warrants to purchase 12,274 of these shares of Series B Preferred Stock (representing the right to purchase 9,189 shares of Common Stock following the closing of the Offering). Blair is substantially owned by family members of J. Morton Davis (including members of Dr. Rosenwald's family), a principal stockholder of Interneuron. Blair received fees for acting as selected dealer, aggregating $45,094. Designees of Blair also received in the private placement warrants to purchase an aggregate of 12,700 shares of Series B Preferred Stock (representing the right to purchase 9,507 shares of Common Stock following the closing of the Offering). All of these warrants are exercisable until five years after the closing of the Offering at an exercise price of $9.18 per share of Common Stock, and pursuant to a cashless exercise provision may be exercised without the need to pay any cash. See "Description of Capital Stock -- Stock Purchase Right and Warrants." The Company also agreed to indemnify Paramount and Blair against certain liabilities, including liabilities under the Securities Act in connection with the private placement. See "Description of Capital Stock
- -- Stock Purchase Right and Warrants."


    Since March 1996, Interneuron has continued to provide advances to Progenitor. These advances are evidenced by a promissory note dated March 31, 1996, in the principal amount of approximately $523,000, as updated from time to time, payable on the earlier of five years from the date of the note or the closing of the Offering. Interneuron has agreed to convert at the closing of this Offering the entire indebtedness evidenced by the note, including the original principal balance, additional advances from April 1, 1996 through the closing of the Offering, and all accrued interest (an aggregate of $2.2 million of principal and accrued interest as of August 15, 1996) into shares of Progenitor Common Stock at a conversion price equal to the initial public offering price. See "Description of Capital Stock -- Interneuron Convertible Debenture and Promissory Note."



    Based on the amount owed by Progenitor to Interneuron under the promissory note as of August 15, 1996, and as a result of the conversion upon the closing of the Offering of the Series A Preferred Stock, convertible debenture and promissory note held by Interneuron, Interneuron will own 3,820,134 shares, or 51.8% of Progenitor's outstanding Common Stock after closing of the Offering.



    During fiscal 1995, Interneuron paid for certain Progenitor expenses which were reimbursed by Progenitor at cost. In addition, Interneuron guaranteed Progenitor's office lease (which guarantee will be released upon the closing of the Offering as to obligations arising after the closing of the Offering) and its equipment leases. Prior to the closing of the Offering, the Company and Interneuron intend to enter into a tax allocation agreement to provide, among other things, for the payment of tax liabilities, the entitlement to tax refunds, and the allocation of responsibility and cooperation in the filing of tax returns. In addition, the Company and Interneuron intend to enter into an intercompany services agreement which will provide, among other things, for: the participation of the Company and its employees in certain programs administered by Interneuron, at cost, such as certain insurance programs; and the provision of certain services by Interneuron at Progenitor's request at agreed upon prices in areas such as clinical and regulatory affairs, quality control, finance, administration, human resources and management information systems. The intercompany services agreement will also provide that in the event of any future equity offering by the Company, Interneuron will have the right to purchase (at the same price and on the same terms as such equity offering) a portion of the shares being offered so as to maintain its fully-diluted interest in Progenitor immediately prior to such equity offering, subject to certain limitations. The intercompany services agreement will also provide that all future transactions between the Company and Interneuron must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties and must be approved or ratified by a majority of the independent members of the Company's Board of Directors. As defined in the intercompany services agreement, independent directors are those who are not employees, officers, directors or affiliates of, or persons with other material financial interests involving, Interneuron, Progenitor or any of their respective affiliates.



    The intercompany services agreement will also provide to Interneuron the right to nominate one designee for election to Progenitor's Board of Directors, for so long as Interneuron reports Progenitor's financial results on a consolidated basis, on an equity basis or otherwise on a basis pursuant to which a portion of Progenitor's results of operations appear in the financial results of operations of Interneuron. After the Offering, Interneuron will continue to control the election of directors of the Company and voting with respect to matters submitted to stockholders, including extraordinary corporate transactions such as a merger or sale of substantially all of the Company's assets. Interneuron's ownership of a substantial block of the Company's voting stock could have the effect of delaying or preventing sales of additional securities of the Company or a sale of the Company or other change of control supported by the other stockholders of the Company. In addition, the Company may be subject to various risks arising from Interneuron's influence over the Company, including conflicts of interest relating to new business opportunities that could be pursued by the Company or by Interneuron and its other affiliates, and significant corporate transactions for which stockholder approval is required. See "Risk Factors -- Control of Company By, and Potential Conflicts of Interest With, Interneuron."

    Interneuron has no obligation to invest any further funds in the Company or otherwise provide funding to the Company after the Offering, and the Company does not expect Interneuron to do so. The Company intends to seek additional funding through public or private equity or debt financing and collaborative arrangements. There can be no assurance that additional financing will be available when needed, or that, if available, such financing will be available on terms acceptable to the Company. See "Risk Factors -- Need for Additional Capital; Uncertainty of Additional Funding."

    Interneuron has entered into a lock-up agreement which limits its ability to sell shares of the Company's Common Stock during the 365-day period following the date of this Prospectus. See "Shares Eligible for Future Sale" and "Underwriting."

THE OHIO UNIVERSITY FOUNDATION


    Upon the Company's formation in February 1992, The Ohio University Foundation purchased 125,000 shares of Common Stock at a purchase price of $.002 per share, and Dr. Thomas Wagner, an employee of Ohio University and an affiliate of The Ohio University Foundation, purchased 125,000 shares of Common Stock at $.002 per share. Pursuant to certain antidilution rights, The Ohio University Foundation was issued an additional 53,750 shares of Common Stock from fiscal 1992 through fiscal 1994. Also, in December 1994, Dr. Wagner received an additional 53,750 shares of Common Stock pursuant to similar antidilution provisions contained in a related stock purchase agreement. In February 1996, The Ohio University Foundation purchased an additional 58,333 shares of Common Stock for a purchase price of $6.00 per share pursuant to a stock purchase agreement. In the event the initial public offering price is less than $12.00 per share, pursuant to such stock purchase agreement, The Ohio University Foundation will be entitled to receive additional shares of Common Stock such that the effective price per share paid by The Ohio University Foundation under the agreement is equal to 50% of the initial public offering price. In connection with such purchase, the Company and The Ohio University Foundation amended certain provisions of the 1992 stock purchase agreement in exchange for which Progenitor granted The Ohio University Foundation the right to purchase 25,000 shares of Progenitor Common Stock at a price equal to 50% of the initial public offering price. The Ohio University Foundation has agreed to exercise such right to purchase 25,000 shares immediately prior to the Offering at a price of $6.00 per share.



    Ohio University entered into license and sponsored research agreements with the Company (or its predecessor) in January 1992 and April 1993. The April 1993 sponsored research agreement terminated as of June 30, 1996 upon completion of the research thereunder. Pursuant to the initial license agreement, The Ohio University Foundation has the right to designate two members of Progenitor's Board of Directors until the completion of Progenitor's initial public offering. Messrs. Axline and Peppers are Trustees of The Ohio University Foundation and serve as The Ohio University Foundation's designees to Progenitor's Board of Directors. Under the Ohio University license and sponsored research agreements, Progenitor paid Ohio University an aggregate of approximately $570,000, $246,000, $397,000 and $109,000 in fiscal 1993, 1994, 1995, and for the nine months ended June 30, 1996, respectively. Ohio University also is entitled to receive royalties based on any sales of licensed products resulting from such arrangements. Under a consulting agreement with Dr. Wagner entered into in February 1992, Progenitor paid Dr. Wagner consulting fees of approximately $93,000, $93,000, $113,000 and $45,000 during fiscal 1993, 1994, 1995, and for the nine months ended June 30, 1996, respectively. See "Business -- License Agreements."

TRANSACTIONS WITH DIRECTORS AND EXECUTIVE OFFICERS

    Dr. Cooper served as the Company's President from September 1992 until June 1994. In September 1992, the Company loaned Dr. Cooper $150,000 to assist him in purchasing a new home in the state of Ohio. In October 1993, Dr. Cooper repaid the loan in full. Pursuant to Dr. Cooper's employment agreement, Dr. Cooper purchased 133,681 shares of Common Stock at $.02 per share, subject to the Company's right to repurchase such shares over a three-year period. In May 1993, upon Dr. Cooper's appointment as president of Interneuron, the repurchase option was modified at the approval of the Board of Directors and the Company repurchased 74,267 of Dr. Cooper's shares.


    On January 3, 1993, the Company entered into an employment agreement with Dr. Given. Under the agreement, Dr. Given received the right to a $100,000 loan bearing interest at 7% annually for the purchase of a home in Ohio. Upon the granting of the loan, the Company waived the charging of interest on the loan, and certain other provisions of the agreement relating to the loan, and received from Dr. Given an interest-free promissory note in the amount of $100,796 secured by the property purchased. The note requires Dr. Given to repay at least $60,796 of the loan on or before April 1, 1997. Of this portion, $20,000 was forgiven effective in fiscal 1996 at the approval of the Board of Directors, and $40,796 remains payable. The balance of $40,000 is payable on or before April 15, 1997 or upon the termination of Dr. Given's employment and is subject to forgiveness in $10,000 increments upon the achievement of certain performance milestones, including a successful initial public offering of the Company's Common Stock. As of June 30, 1996, the Company had forgiven, effective in fiscal 1996, $10,000 of the loan pursuant to this provision. Upon completion of the Offering, an additional $10,000 of the loan will be forgiven pursuant to this provision. See "Management -- Employment Agreement."



    The Company provided Dr. Williams with a $55,000 down payment loan for the purchase of a home in Ohio upon the commencement of his employment in June 1994. This loan is evidenced by a promissory note executed in fiscal 1995 which accrues interest at 9% annually and is secured by Dr. Williams' home. Under the terms of the promissory note, $40,000 of this loan, plus accrued interest, is subject to forgiveness by the Board of Directors upon the achievement of certain performance milestones. Pursuant to this arrangement, the Board of Directors approved forgiveness effective in fiscal 1996 of $20,000 of the loan, plus associated accrued interest. The Board of Directors also approved forgiveness effective in fiscal 1996 of an additional $8,000 of the loan, plus associated accrued interest, in lieu of a salary increase. The balance of $30,674, including accrued interest as of June 30, 1996, remains outstanding. Upon completion of the Offering, an additional $10,000 of the loan, plus associated accrued interest, will be forgiven. In addition, the Company loaned Dr. Williams $21,448 in fiscal 1995. This amount was repaid in May 1996.



    Effective as of May 24, 1996, Dr. Doros Platika's employment terminated pursuant to a Separation Agreement and Release (the "Release") among the Company, Dr. Platika and Interneuron. The Release obligates Dr. Platika to provide services to the Company in a consulting capacity for a minimum of twenty hours per month for the six-month period following May 24, 1996. Dr. Platika also agreed not to compete with the Company for a period of two years after his termination. The Release also contains arrangements with respect to loans made by the Company to Dr. Platika and certain stock options to acquire securities of the Company and Interneuron. Prior to termination, the Company had made loans to Dr. Platika that had a balance of $216,426, including accrued interest as of July 23, 1996, which amount reflects the forgiveness effective in fiscal 1996 of $26,424 of such loans previously approved by the Board of Directors. Pursuant to the Release, an additional $120,000 of this balance was forgiven subject to Dr. Platika's payment to the Company of withholding payments required with respect thereto and with respect to the loans to Dr. Platika previously forgiven by the Company effective in fiscal 1996. The remaining balance of $96,426, along with applicable withholding payments, was paid by Dr. Platika as of July 23, 1996. The Company will incur a charge to operations equal to the amount of loan forgiveness in connection with the Release. Prior to the Release, the Company had granted Dr. Platika options to purchase a total of 77,500 shares of Common Stock, at exercise prices ranging from $0.20 to $6.00 per share. Of these, options to purchase a total of 23,750 shares of Common Stock had previously vested. The

Release provides for the vesting as of June 1, 1996 of options to purchase 6,875 shares of Common Stock at $0.20 per share and the vesting as of June 15, 1996 of options to acquire 2,500 shares of Common Stock at $4.00 per share. All of Dr. Platika's other unvested options were canceled pursuant to the Release. As of August 15, 1996, Dr. Platika held options exercisable for 33,125 shares of Common Stock, which options will expire on August 24, 1996 in accordance with the terms of the 1992 Stock Option Plan. Dr. Platika has tendered notices of exercise and payment for the exercise of all of these options effective as of August 23, 1996. In connection with the Release, Interneuron agreed to accelerate vesting of stock options to purchase 2,500 shares of Interneuron Common Stock at a price per share of $8.75, which options were exercisable by Dr. Platika on or prior to August 24, 1996. As of August 15, 1996, Dr. Platika had exercised all of these Interneuron options.



    The Company has granted stock options to its directors and executive officers on several occasions since the beginning of fiscal 1993, all of which vest over a four-year period from the date of grant, except as indicated below. In fiscal 1993, Dr. Snodgrass received options to purchase 5,000 shares of Common Stock at an exercise price of $0.20 per share, and options to purchase 5,000 shares of Common Stock at an exercise price of $2.00 per share.


    During fiscal 1994, Mr. Sharrock received options to purchase 2,500 shares of Common Stock at an exercise price of $4.00 per share, which vest over three years. Also in fiscal 1994, the Company granted Drs. Cooper, Given, Snodgrass and Williams options to purchase 8,500, 16,500, 10,000 and 20,000 shares of Common Stock, respectively, at an exercise price of $4.00 per share.

    In September 1995, the Company granted options to Drs. Given, Snodgrass and Williams to purchase 45,000, 17,500 and 17,500 shares, respectively, at an exercise price of $6.00 per share, which originally were intended to vest on September 14, 2002. These options were amended by the Board of Directors on May 13, 1996, so that one-third of such options vest on each anniversary date of the date of grant. In September 1995, the Company granted to Dr. Given options to purchase an additional 50,000 shares at an exercise price of $6.00 per share, which also vest over three years from the date of grant. In September 1995 the Company also granted to Dr. Snodgrass options to purchase 12,500 shares of Common Stock, all of which vest upon the earliest of the achievement of performance milestones relating to the leptin receptor program or the BFU-e growth factor program, or September 14, 2002.

    On February 21, 1996, each of Messrs. Axline, Haig, Peppers and Sharrock received options to purchase 7,500 shares of Common Stock at an exercise price of $6.00 per share.

    All of the option grants described above were made pursuant to the 1992 Stock Option Plan.


    On May 13, 1996, in connection with the Board of Directors' adoption of the Company's 1996 Stock Incentive Plan, Drs. Given, Snodgrass and Williams were granted options, which vest over three years, to purchase 100,000, 100,000 and 75,000 shares of Common Stock, respectively, at an exercise price of $9.00 per share.


INSIDER TRANSACTIONS

    The Company has adopted a policy that all future transactions between the Company and its executive officers, directors and other affiliates must be approved by a majority of the disinterested members of the Company's Board of Directors, and must be on terms no less favorable to the Company than could be obtained from unaffiliated third parties. In addition, this policy requires that any loans by the Company to its executive officers, directors or other affiliates be for bona fide business purposes only. A determination of which directors are disinterested with respect to a particular transaction will depend upon the totality of circumstances including whether the directors possess a direct or indirect material interest in the transaction or in another party involved in the transaction.

                             PRINCIPAL STOCKHOLDERS


    The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of August 15, 1996, and as adjusted to reflect the sale of the shares of Common Stock being offered hereby, by (i) each stockholder who is known by the Company to own beneficially more than 5% of the Company's outstanding Common Stock, (ii) each director and Named Executive Officer of the Company and (iii) all directors and executive officers of the Company as a group.



                                                                                     PERCENTAGE BENEFICIALLY
                                                                        NUMBER OF            OWNED(2)
                                                                         SHARES     --------------------------
                                                                       BENEFICIALLY   PRIOR TO       AFTER
BENEFICIAL OWNER                                                        OWNED(1)      OFFERING      OFFERING
- ---------------------------------------------------------------------  -----------  ------------  ------------
Glenn L. Cooper, M.D.(3) ............................................   3,885,298         79.6%         52.6%
 One Ledgemont Center
 99 Hayden Avenue
 Lexington, Massachusetts 02173
Interneuron Pharmaceuticals, Inc. ...................................   3,820,134         78.3          51.8
 One Ledgemont Center
 99 Hayden Avenue
 Lexington, Massachusetts 02173
The Ohio University Foundation (4) ..................................     262,083          5.4           3.6
 102 Research and Technology Center
 Athens, Ohio 45701
Morris Laster, M.D...................................................     112,500          2.3           1.5
Douglass B. Given, M.D., Ph.D. (5)...................................     122,824          2.5           1.7
H. Ralph Snodgrass, Ph.D. (6)........................................      19,583        *             *
Stephen J. Williams, Ph.D. (7).......................................      15,833        *             *
David B. Sharrock (8)................................................       1,667        *             *
Robert P. Axline.....................................................          --        *             *
Alexander M. Haig, Jr................................................          --        *             *
Jerry P. Peppers.....................................................          --        *             *
                                                                        4,157,705         83.8          55.7
All executive officers and directors as a group
 (9 persons) (9).....................................................


- ------------------
*   Less than one percent.

(1) To the Company's knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, each of the persons named in this table has sole voting and investment power with respect to all shares of Common Stock indicated opposite such person's name.


(2) Percentage of beneficial ownership is based on 4,877,936 shares of Common Stock outstanding as of August 15, 1996, and 7,377,936 shares of Common
    Stock outstanding after completion of this Offering, reflecting the conversion of the convertible debenture and promissory note held by Interneuron and all outstanding shares of Preferred Stock into Common Stock and the purchase by The Ohio University Foundation of 25,000 shares of Common Stock pursuant to a stock purchase right. See "Capitalization" and "Description of Capital Stock." Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days of August 15, 1996, are deemed outstanding for computing the percentage of the person or entity holding such securities but are not deemed outstanding for computing the percentage of any other person or entity.



(3) Includes 3,820,134 shares held by Interneuron, options exercisable for 4,250 shares of Common Stock held by Dr. Cooper and options exercisable for 1,500 shares of Common Stock held by Dr. Cooper's wife. Dr. Cooper is President, Chief Executive Officer and a director of Interneuron. Dr. Cooper disclaims beneficial ownership of the shares held by Interneuron.


(4) Includes a stock purchase right for 25,000 shares of Common Stock.


(5) Includes 82,907 shares held by a limited partnership of which Dr. Given is a general partner and options exercisable for 39,917 shares of Common Stock.



(6) Includes options exercisable for 19,583 shares of Common Stock.



(7) Includes options exercisable for 15,833 shares of Common Stock.



(8) Includes options exercisable for 1,667 shares of Common Stock.



(9) Includes options exercisable for 82,750 shares of Common Stock. See footnotes 3, 5, 6, 7 and 8 above.

                          DESCRIPTION OF CAPITAL STOCK

    The Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation") currently authorizes 42,000,000 shares of capital stock, consisting of 39,000,000 shares of Common Stock, Class A, $.001 par value, and 3,000,000 shares of Preferred Stock, $.01 par value. In connection with the Offering, the Company's Certificate of Incorporation will be amended and restated (the "Restated Certificate of Incorporation"). Upon completion of the Offering, the Restated Certificate of Incorporation will authorize the issuance of 44,000,000 shares of capital stock, consisting of 39,000,000 shares of Common Stock, par value $.001 per share, and 5,000,000 shares of Preferred Stock, par value $.001 per share. Set forth below is a description of the capital stock of the Company.

COMMON STOCK


    As of August 15, 1996, assuming the conversion of all outstanding shares of Preferred Stock and the convertible debenture and promissory note into Common Stock, and the exercise of the stock purchase right described below, there were 4,877,936 shares of Common Stock issued and outstanding held of record by 55 stockholders, 606,625 shares of Common Stock issuable upon the exercise of outstanding stock options and 26,126 shares of Common Stock issuable upon the exercise of outstanding warrants.


    The holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders and are not entitled to cumulative voting rights with respect to the election of directors. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to preferences that may be applicable to any outstanding Preferred Stock. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all net assets remaining after payment of liabilities and the liquidation preference of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption, conversion or other subscription rights, and there are no sinking fund provisions applicable to the Common Stock. All currently outstanding shares of Common Stock are, and the shares of Common Stock being issued and sold in the Offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK


    The Company currently has outstanding 2,020,496 shares of Series A Preferred Stock and 349,000 shares of Series B Preferred Stock. Such shares will automatically convert into Common Stock upon consummation of this Offering. Both the Series A and Series B Preferred Stock have antidilution and conversion adjustment provisions that will increase or decrease the number of shares of Common Stock outstanding as of August 15, 1996 above or below the number of shares set forth herein and will increase or decrease the number of shares used in calculations for purposes of, among other things, dilution to new investors, shares held by certain principal stockholders, shares subject to registration rights and shares eligible for future sale, in the event that the initial public offering price of the Common Stock offered hereby, is less than or greater than $12.00 per share, as the case may be. See "Dilution," "Principal Stockholders," "-- Registration Rights," and "Shares Eligible for Future Sale."


    The actual number of shares of Common Stock issuable to each holder of Preferred Stock upon conversion of the Series A and Series B Preferred Stock will equal the product of (a) the number of shares of Preferred Stock held by such holder multiplied by (b) the greater of (x) one or (y) a fraction, the numerator of which is $12.50 and the denominator of which is .6957 multiplied by the initial public offering price of the Common Stock offered hereby. At the assumed initial public offering price of $12.00 per share, 1,774,014 shares of Common Stock will issue upon conversion of the Preferred Stock.

    Following completion of the Offering and the conversion of all outstanding shares of Preferred Stock, the Board of Directors will have the authority to issue from time to time up to 5,000,000 shares of Preferred Stock in one or more series and to fix the powers, designations, preferences and relative, participating, optional or other rights thereof, including dividend rights, conversion rights, voting rights, redemption terms, liquidation preferences and the number of shares constituting each such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock could adversely affect the rights of holders of Common Stock and could have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plans to issue any shares of Preferred Stock.

STOCK PURCHASE RIGHT AND WARRANTS

    Pursuant to a Stock Purchase Agreement entered into on March 27, 1992, as amended on February 26, 1996, the Company granted The Ohio University Foundation the right to purchase up to 25,000 shares of Common Stock in the event of an initial public offering, merger or other similar corporate transaction involving Progenitor, at a price equal to 50% of the assumed initial public offering price per share or other per share consideration. The Ohio University Foundation has agreed to exercise such right in full prior to the closing of the Offering. See "Certain Transactions -- The Ohio University Foundation."


    As of June 30, 1996, there were warrants outstanding to purchase an aggregate of 26,126 shares of Common Stock at an exercise price of $9.18 per share. The warrants also contain a cashless exercise right that allows the holder to receive the number of shares of Common Stock subject to the warrant multiplied by a fraction, the numerator of which is the difference between the then current per share market price of the Common Stock and $9.18 and the denominator of which is the then current per share market price of the Common Stock. These warrants were issued in connection with a private placement of Preferred Stock for which Paramount, an affiliate of Interneuron, acted as placement agent. See "Certain Transactions -- Relationship with Interneuron." The warrants expire five years from the date of this Offering. Upon automatic conversion of the outstanding Preferred Stock in connection with the consummation of this Offering, all such warrants will be converted into warrants to purchase shares of Common Stock. The number of shares of Common Stock for which such warrants are exercisable is subject to adjustment if the initial public offering price of the Common Stock offered hereby is less than or greater than $12.00 per share in the same manner and according to the same formula described above for the conversion of the Company's currently outstanding Preferred Stock. See "-- Preferred Stock." The warrants do not confer upon the holder thereof any voting or preemptive rights, or any other rights as a stockholder of Progenitor prior to exercise. Upon exercise of such warrants, holders of the underlying shares of Common Stock will be entitled to certain registration rights with respect to such shares. See "-- Registration Rights."


REGISTRATION RIGHTS

    Pursuant to Investors' Rights Agreements (the "Investors' Agreements"), the holders of 261,273 shares of Common Stock (the "Registrable Securities") or their transferees are entitled to certain rights with respect to the registration of such shares under the Securities Act. Pursuant to the Investors' Agreements, subject to certain exceptions and limitations, the holders of at least 50% of the Registrable Securities may require, on one occasion during the four-year period commencing 12 months after the closing of the Offering (the "Registration Period"), that the Company use its best efforts to register the Registrable Securities for public resale. During the Registration Period, the holders of the Registrable Securities may also require the Company (but not more than twice in any calendar year) to register all or a portion of their Registrable Securities on Form S-3 under the Securities Act when use of such form becomes available to the Company; provided, among other limitations, that the anticipated aggregate offering price, net of underwriting discounts and commissions, will exceed $500,000 or the number of shares of Registrable Securities exceeds 20,000, whichever has a greater value. In addition, in the event the Company elects to register any Common Stock under the Securities Act, either for its own account or for the account of any other stockholders, the Company, on two such occasions during the Registration Period, is required to notify, and subject to certain marketing and other limitations, is required to include in such registration the Registrable Securities of holders requesting registration. The holders of 26,126 shares of Common Stock issuable, after completion of the Offering, upon exercise of outstanding warrants are entitled to similar registration rights with respect to the registration of the underlying shares on a Form S-3 or in the event the Company files a registration statement during the Registration Period pursuant to the terms of the warrants. All registration expenses of any such registration are to be borne by the Company and all selling expenses relating to Registrable Securities are to be borne by the holders of the securities being registered. See "Certain Transactions -- Relationship with Interneuron."

INTERNEURON CONVERTIBLE DEBENTURE AND PROMISSORY NOTE

    On March 31, 1995, the Company issued a convertible debenture in the amount of $387,968 to Interneuron, and procured an additional advance of $28,651 under such debenture on June 30, 1995. The debenture is convertible immediately prior to the consummation of this Offering into a number of shares of Common Stock equal to the outstanding principal amount and any accrued interest divided by the initial public offering price of the Common Stock, plus a cash payment in lieu of fractional shares.


    Interneuron has provided and continues to provide advances to Progenitor evidenced by a promissory note dated March 31, 1996, in the principal amount of approximately $523,000, as updated from time to time, payable on the earlier of five years from the date of the note or the closing of this Offering. Interneuron has agreed to convert the indebtedness evidenced by the note (approximately $2.2 million as of August 15, 1996), including additional advances from April 1, 1996 through the closing of the Offering and accrued interest thereon, into shares of Common Stock upon the closing of the Offering at a conversion price equal to the initial public offering price. See "Certain Transactions -- Relationship with Interneuron."


DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

    The Company is subject to the provisions of Section 203 of the Delaware General Corporation Law ("DGCL"), an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exemption applies. For purposes of Section 203, a "business combination" is defined broadly to include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within the three years prior to such transaction, did own) 15% or more of the corporation's voting stock.

    In addition, certain provisions of the Company's Restated Certificate of Incorporation may have the effect of preventing, discouraging or delaying any change in control of Progenitor. The authorization of undesignated Preferred Stock makes it possible for the Board of Directors to issue Preferred Stock with voting or other rights or preferences that could impede the success of any attempt to change control of the Company. See "-- Preferred Stock."

LIMITATION OF LIABILITY

    Section 145 ("Section 145") of the DGCL provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction.


    The Company's Restated Certificate of Incorporation will provide that the Company shall indemnify to the fullest extent permitted by Section 145, as it now exists or as amended, all persons whom it may indemnify pursuant thereto. The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's charter documents. These agreements, among other things, provide for the indemnification of the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which such person provides services at the request of the Company to the fullest extent permitted by applicable law. The Company believes that these provisions and agreements will assist the Company in attracting and retaining qualified persons to serve as directors and executive officers.


    Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Restated Certificate of Incorporation will provide for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.

    The Underwriting Agreement provides for indemnification by the Underwriters under certain circumstances of directors, officers and controlling persons of the Company against certain liabilities, including liabilities under the Securities Act.

    Prior to the closing of the Offering, the Company intends to obtain liability insurance insuring the Company's officers and directors against liabilities that they may incur in such capacities.

    The Investors' Agreements provide for cross-indemnification of stockholders of the Company whose shares with registration rights are included in a registration under the Securities Act, and of the Company, its officers and directors for certain liabilities arising in connection with such registration.

TRANSFER AGENT AND REGISTRAR

    Continental Stock Transfer & Trust Company has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to the Offering, there has not been any public market for the Common Stock and there can be no assurance that a significant public market for the Common Stock will be developed or be sustained after the Offering. Sales of substantial amounts of Common Stock in the public market after the Offering, or the possibility of such sales occurring, could adversely affect prevailing market prices for the Common Stock or the future ability of the Company to raise capital through an offering of equity securities.


    After the Offering, the Company will have outstanding 7,377,936 shares of Common Stock (7,752,936 shares if the Underwriters' over-allotment option is exercised in full). Of these shares, the 2,500,000 shares offered hereby will be freely tradable in the public market without restriction under the Securities Act, unless such shares are held by "affiliates" of the Company, as that term is defined in Rule 144 under the Securities Act.



    The remaining 4,877,936 shares of Common Stock outstanding upon completion of the Offering will be "restricted securities" as that term is defined in Rule 144 ("Restricted Shares"). The Restricted Shares were issued and sold by the Company in private transactions in reliance upon exemptions from registration under the Securities Act. Restricted Shares may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act, including an exemption under Rule 144 or 701, which are summarized below.



    Pursuant to "lock-up" agreements, all of the Company's executive officers and directors and certain stockholders, who collectively hold 902,541 of such Restricted Shares, have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any such shares for a period of 180 days from the date of this Prospectus without the prior written consent of Vector Securities International, Inc. Interneuron will hold 3,820,134 Restricted Shares and has agreed pursuant to a lock-up agreement not to offer, sell or otherwise dispose of any of its Restricted Shares for a period of 365 days from the date of this Prospectus without the prior written consent of Vector Securities International, Inc. The Company has also agreed that it will not offer, sell or otherwise dispose of Common Stock for a period of 180 days from the date of this Prospectus, other than pursuant to existing stock option plans, without the prior written consent of Vector Securities International, Inc. Upon termination of such lock-up agreements, approximately 409,413 and 3,593,591 of the Restricted Shares will be eligible for immediate sale beginning 181 days and 366 days, respectively, after the date of this Prospectus, in the public market subject to certain volume, manner of sale and other limitations under Rule 144 and approximately 385,450 of such Restricted Shares will be eligible for immediate sale 181 days after the date of this Prospectus without limitation under Rule 144(k).


    The Securities and Exchange Commission has recently proposed amendments to Rule 144 and Rule 144(k) that would permit resale of restricted shares under Rule 144 after a one-year, rather than a two-year holding period, subject to compliance with the other provisions of Rule 144, and would permit resale of restricted shares by non-affiliates under Rule 144(k) after a two-year, rather than a three-year holding period. Adoption of such amendments could result in resale of restricted shares sooner than would be the case under Rule 144 and Rule 144(k) as currently in effect.


    Following the expiration of such lock-up periods, certain shares issued upon exercise of options granted by the Company prior to the date of this Prospectus will also be available for sale in the public market pursuant to Rule 701 under the Securities Act. Rule 701 permits resales of such shares in reliance upon Rule 144 but without compliance with certain restrictions, including the holding period requirement, imposed under Rule 144. In general, under Rule 144 as
currently  in effect, beginning on             , 1996 (90 days after the date of
this Prospectus), a person (or persons whose shares of the Company are aggregated) who has beneficially owned Restricted Shares for at least two years (including the holding period of any prior owner who is not an affiliate of the Company) would be entitled to sell within any three-month period a number of shares that does not exceed the greater of (i) one percent of the then outstanding shares of Common Stock (approximately 73,779 shares immediately after the Offering), or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of a Form 144 with respect to such sale. Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least three years (including the holding period of any prior owner who is not an affiliate of the Company) is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.


    As of August 15, 1996, options to purchase a total of 606,625 shares of Common Stock were outstanding under the Company's stock option plans. Of such shares, approximately 508,625 shares are subject to lock-up agreements for a period of 180 days from the date of this Prospectus and the remaining 98,000 shares will be available for sale in the public market 90 days after the date of this Prospectus pursuant to Rule 701. As of August 15, 1996, 736,700 shares were available for future option grants under such plans.



    The Company intends to file after the effective date of the Offering Registration Statements on Form S-8 to register an aggregate of 1,443,325 shares of Common Stock reserved for issuance under its 1992 Stock Option Plan, 1996 Stock Incentive Plan and 1996 Employee Stock Purchase Plan. Such Registration Statements will become effective automatically upon filing. Shares issued under the foregoing plans, after the filing of the Registration Statements on Form S-8, may be sold in the open market, subject, in the case of certain holders, to the Rule 144 limitations applicable to affiliates, the above-referenced lock-up agreements and vesting restrictions imposed by the Company.


    After the closing of the Offering, holders of an aggregate of 261,273 shares of Common Stock issued upon the conversion of Preferred Stock will be entitled to certain rights with respect to the registration of such shares under the Securities Act. In addition, the 26,126 shares issuable upon exercise of outstanding warrants have similar registration rights during the four-year period commencing 12 months after consummation of the Offering. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

    Subject to the terms and conditions of the Underwriting Agreement, the underwriters (the "Underwriters") named below, for whom Vector Securities International, Inc., Tucker Anthony Incorporated and Genesis Merchant Group Securities are acting as representatives (the "Representatives"), have severally agreed to purchase, subject to the terms and conditions of the Underwriting Agreement, and the Company has agreed to sell to the Underwriters, the following respective number of shares of Common Stock.

UNDERWRITERS                                                                           NUMBER OF SHARES
- -------------------------------------------------------------------------------------  -----------------
Vector Securities International, Inc.................................................
Tucker Anthony Incorporated..........................................................
Genesis Merchant Group Securities....................................................

                                                                                             --------
  Total..............................................................................       2,500,000
                                                                                             --------
                                                                                             --------

    The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any of such shares are purchased.

    The Underwriters propose to offer the shares of Common Stock to the public at the offering price set forth on the cover page of this Prospectus and to
certain dealers at such price  less a concession not in  excess of $         per
share.  The  Underwriters may  allow to  selected dealers  and such  dealers may
reallow a concession  not in  excess of  $          per share  to certain  other
dealers. After the initial public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Representatives.

    The Company has granted to the Underwriters an option, exercisable at any time during the 30-day period after the date of this Prospectus, to purchase up to an additional 375,000 shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the Offering. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth next to such Underwriter's name in the preceding table bears to the total number of shares listed in the table.

    The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the Offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

    At the request of the Company, the Underwriters have reserved 50,000 shares for sale to employees, directors and other persons and entities associated with the Company. The number of shares available for sale to the general public will be reduced to the extent that the reserved shares are purchased by persons or entities designated by the Company. Any reserved shares that are not purchased by persons or entities designated by the Company will be offered by the Underwriters to the general public on the same basis as other shares offered hereby.

    The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

    The executive officers, directors and certain employees of the Company and other stockholders have agreed that they will not, without the prior written consent of Vector Securities International, Inc., offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock for a period of 180 days (365 days in the case of Interneuron) after the date of this Prospectus. The Company has agreed that it will not, without the prior written consent of Vector Securities International, Inc., offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of this Prospectus, except for securities issued under its stock option plans. See "Shares Eligible for Future Sale."

    Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the shares of Common Stock included in the Offering will be determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price will be the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, its past and present operations and financial performance, the prospects for future earnings of the Company, the present state of the Company's discovery programs, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and the current prevailing condition in the securities markets, including current market valuations of publicly traded companies that are comparable to the Company.

    In February 1996, the Company engaged Vector Securities International, Inc. as its primary financial advisor for a period of one year with automatic six-month extensions, unless terminated in accordance with the terms of the agreement, to provide certain financial advisory services to the Company. As compensation for such services, the Company paid Vector Securities International, Inc. a non-refundable retainer fee of $75,000 to be credited against additional advisory fees payable upon completion of certain transactions.

                                 LEGAL MATTERS

    The validity of the issuance of the shares of Common Stock offered hereby and certain matters relating to the Offering will be passed upon for the Company by Morrison & Foerster LLP, San Francisco, California. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Skadden, Arps, Slate, Meagher & Flom, Chicago, Illinois.

                                    EXPERTS

    The financial statements of Progenitor, Inc. (a Development Stage Company) as of September 30, 1994 and 1995 and for each of the three years in the period ended September 30, 1995, and for the period from May 8, 1992 (date of inception) to September 30, 1995, appearing in this Prospectus and Registration Statement have been audited by Coopers & Lybrand L.L.P., independent accountants, as set forth in their report thereon appearing elsewhere herein and in this Registration Statement, which includes an explanatory paragraph regarding the Company's ability to continue as a going concern, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

    The statements in this Prospectus under the captions "Risk Factors -- Uncertainty of Patents and Proprietary Rights," "Business -- Progenitor's Functional Genomics Approach," "Business -- Progenitor's Proprietary Discovery Technologies," "Business -- Progenitor's Discovery Programs" and "Business -- Patents and Proprietary Rights" relating to patent matters have been reviewed and approved by Pennie & Edmonds, New York, New York, patent counsel to the Company, and have been included herein in reliance upon the review and approval by such firm as experts in patent law.

                             ADDITIONAL INFORMATION

    The Company has filed with the Securities and Exchange Commission, a Registration Statement on Form S-1, including amendments thereto, under the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules filed therewith. For further information with respect to the Company and such Common Stock, reference is hereby made to the Registration Statement and to the exhibits and schedules filed therewith. Statements contained in this Prospectus regarding the contents of any contract or other document referred to are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of the Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Securities and Exchange Commission at 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549, and at the following regional offices of the Securities and Exchange Commission: Midwest Regional Office, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511; and Northeast Regional Office, Seven World Trade Center, New York, New York 10048. Copies can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W, Room 1024, Washington, D.C. 20549.

    The Company intends to distribute to its stockholders annual reports containing financial statements audited by its independent public accountants and will make available copies of quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                                               PAGE
                                                                                                             ---------
Report of Independent Accountants..........................................................................        F-2
Balance Sheets.............................................................................................        F-3
Statements of Operations...................................................................................        F-4
Statements of Stockholders' Deficit........................................................................        F-5
Statements of Cash Flows...................................................................................        F-6
Notes to the Financial Statements..........................................................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders of
Progenitor, Inc.

We have audited the accompanying balance sheets of Progenitor, Inc. (a Development Stage Company) as of September 30, 1994 and 1995, and the related statements of operations, stockholders' deficit, and cash flows for the years ended September 30, 1993, 1994 and 1995, and for the period from May 8, 1992 (date of inception) to September 30, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Progenitor, Inc. (a Development Stage Company) as of September 30, 1994 and 1995, and the results of its operations and its cash flows for the years ended September 30, 1993, 1994 and 1995, and for the period from May 8, 1992 (date of inception) to September 30, 1995, in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company is in the development stage. The Company's lack of revenues and its need for additional financing to fund its operations raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          COOPERS & LYBRAND L.L.P.

Columbus, Ohio
June 5, 1996

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                                 BALANCE SHEETS

                                     ASSETS


                                                                       SEPTEMBER 30,                      PRO FORMA
                                                                  ------------------------   JUNE 30,     JUNE 30,
                                                                     1994         1995         1996         1996
                                                                  -----------  -----------  -----------  -----------
                                                                                            (UNAUDITED)  (UNAUDITED)
Current assets:
  Cash and cash equivalents.....................................  $     9,544  $ 1,173,743   $  28,020    $ 178,020
  Accounts receivable...........................................           --      193,898     187,764      187,764
  Accounts receivable -- parent.................................           --      131,600          --           --
  Prepaid expenses and other current assets.....................        3,000       22,618     624,310      624,310
                                                                  -----------  -----------  -----------  -----------
    Total current assets........................................       12,544    1,521,859     840,094      990,094
                                                                  -----------  -----------  -----------  -----------
Property and equipment, at cost:
  Equipment.....................................................      908,788    1,063,602   1,086,562    1,086,562
  Leasehold improvements........................................      121,173           --          --           --
                                                                  -----------  -----------  -----------  -----------
                                                                    1,029,961    1,063,602   1,086,562    1,086,562
    Less accumulated depreciation...............................     (268,030)    (409,120)   (598,542)    (598,542)
                                                                  -----------  -----------  -----------  -----------
                                                                      761,931      654,482     488,020      488,020
Notes receivable officers, net..................................      202,096      218,734      72,222       72,222
                                                                  -----------  -----------  -----------  -----------
    Total assets................................................  $   976,571  $ 2,395,075   $1,400,336   $1,550,336
                                                                  -----------  -----------  -----------  -----------
                                                                  -----------  -----------  -----------  -----------

                                       LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Accounts payable..............................................  $   173,166  $   232,656   $ 397,425    $ 397,425
  Accrued expenses..............................................      679,394    1,343,718     879,588      879,588
  Capital lease obligation -- current...........................      147,907      214,485     245,718      245,718
                                                                  -----------  -----------  -----------  -----------
    Total current liabilities...................................    1,000,467    1,790,859   1,522,731    1,522,731
                                                                  -----------  -----------  -----------  -----------
Note payable -- parent..........................................   10,453,193           --   1,769,387           --
Convertible debenture -- parent.................................           --      436,740     465,963           --
Accrued interest -- parent......................................      871,585           --          --           --
Capital lease obligation........................................      441,976      268,382     172,333      172,333
                                                                  -----------  -----------  -----------  -----------
      Total liabilities.........................................   12,767,221    2,495,981   3,930,414    1,695,064
                                                                  -----------  -----------  -----------  -----------
Commitments and contingencies
Stockholders' deficit:
  Preferred stock, Series A, $.01 par value: 2,120,000 shares authorized; 2,020,496 shares issued and outstanding as of
   September 30, 1995 and June 30, 1996.........................           --       20,205      20,205           --
  Preferred stock, Series B, $.01 par value: 880,000 shares
   authorized; 349,000 shares issued and outstanding as of
   September 30, 1995 and June 30, 1996.........................           --        3,490       3,490           --
  Common stock, Class A, $.001 par value: 39,000,000 shares
   authorized; 2,568,668, 2,789,271, 2,852,779 and 4,838,072
   (pro forma) shares issued and outstanding as of September 30,
   1993, 1994 and 1995, and June 30, 1996, respectively.........        2,569        2,789       2,853        4,838
  Common stock, Class B, $.001 par value: 1,000,000 shares
   authorized; 250,000 shares issued and outstanding as of
   September 30, 1994...........................................          250           --          --           --
  Additional paid-in capital....................................        5,094   14,546,640  14,897,701   17,304,761
  Deficit accumulated during development stage..................  (11,798,563) (14,674,030) (17,454,327) (17,454,327)
                                                                  -----------  -----------  -----------  -----------
    Total stockholders' deficit.................................  (11,790,650)    (100,906) (2,530,078)    (144,728)
                                                                  -----------  -----------  -----------  -----------
    Total liabilities and stockholders' deficit.................  $   976,571  $ 2,395,075   $1,400,336   $1,550,336
                                                                  -----------  -----------  -----------  -----------
                                                                  -----------  -----------  -----------  -----------


    The accompanying notes are an integral part of the financial statements.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF OPERATIONS


                                                                      MAY 8, 1992                             MAY 8, 1992
                                                                       (DATE OF      NINE MONTHS ENDED JUNE     (DATE OF
                                    YEARS ENDED SEPTEMBER 30,        INCEPTION) TO            30,              INCEPTION)
                              -------------------------------------  SEPTEMBER 30,  ------------------------  TO JUNE 30,
                                 1993         1994         1995          1995          1995         1996          1996
                              -----------  -----------  -----------  -------------  -----------  -----------  ------------
                                                                                    (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
Revenue                       $        --  $        --  $ 2,821,386   $ 2,821,386    $2,602,372   $1,149,570  $  3,970,956
Operating expenses:
  Research and
   development..............    3,116,062    4,112,991    4,227,959    12,231,899    3,269,871    2,658,472     14,890,371
  General and
   administrative...........    1,339,086    1,274,896    1,116,652     3,995,433      857,043    1,167,275      5,162,708
                              -----------  -----------  -----------  -------------  -----------  -----------  ------------
    Total operating
     expenses...............    4,455,148    5,387,887    5,344,611    16,227,332    4,126,914    3,825,747     20,053,079
                              -----------  -----------  -----------  -------------  -----------  -----------  ------------
Interest expense capital
 lease......................           --       44,257       62,945       107,202       51,054       48,188        155,390
Interest expense parent.....      245,391      603,581      289,297     1,160,882      269,175       55,932      1,216,814
                              -----------  -----------  -----------  -------------  -----------  -----------  ------------
    Net loss................  $(4,700,539) $(6,035,725) $(2,875,467)  $(14,674,030) ($1,844,771) ($2,780,297) $(17,454,327)
                              -----------  -----------  -----------  -------------  -----------  -----------  ------------
                              -----------  -----------  -----------  -------------  -----------  -----------  ------------
Pro forma net loss per
 share......................                            $     (0.63)                              $   (0.58)
                                                        -----------                              -----------
                                                        -----------                              -----------
Pro forma weighted-average
 shares outstanding.........                              4,536,481                               4,780,787
                                                        -----------                              -----------
                                                        -----------                              -----------


    The accompanying notes are an integral part of the financial statements.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                      STATEMENTS OF STOCKHOLDERS' DEFICIT
          FROM MAY 8, 1992 (DATE OF INCEPTION) TO SEPTEMBER 30, 1995,
            AND (UNAUDITED) FOR THE NINE MONTHS ENDED JUNE 30, 1996


                                                               PREFERRED STOCK                            COMMON STOCK
                                                ----------------------------------------------  ---------------------------------
                                                       SERIES A                SERIES B                CLASS A           CLASS B
                                                ----------------------  ----------------------  ----------------------  ---------
                                                 SHARES      AMOUNT      SHARES      AMOUNT      SHARES      AMOUNT      SHARES
                                                ---------  -----------  ---------  -----------  ---------  -----------  ---------
Balance, May 8, 1992 (inception)
  Issued in May 1992 at $.002 per share.......         --   $      --          --   $      --   2,412,950   $   2,413          --
  Issued in May 1992 at $.001 per share.......         --          --          --          --          --          --     250,000
  Net loss....................................         --          --          --          --          --          --          --
                                                ---------  -----------  ---------  -----------  ---------  -----------  ---------
Balance, September 30, 1992...................         --          --          --          --   2,412,950       2,413     250,000
  Issued in December 1992 and January 1993 at
   $.000 per share under anti-dilution
   provisions.................................         --          --          --          --      13,397          13          --
  Issued in December 1992 and January 1993 at
   $.02 per share.............................         --          --          --          --     216,588         217          --
  Repurchased at $.02 per share...............         --          --          --          --     (74,267)        (74)         --
  Net loss....................................         --          --          --          --          --          --          --
                                                ---------  -----------  ---------  -----------  ---------  -----------  ---------
Balance, September 30, 1993...................         --          --          --          --   2,568,668       2,569     250,000
  Net loss....................................         --          --          --          --          --          --          --
                                                ---------  -----------  ---------  -----------  ---------  -----------  ---------
Balance, September 30, 1994...................         --          --          --          --   2,568,668       2,569     250,000
                                                                                                ---------  -----------  ---------
  Issued preferred stock at $6.25 for
   conversion of debt to equity...............  2,020,496      20,205          --          --          --          --          --
  Conversion of Class B common to Class A
   common under anti-dilution provisions......         --          --          --          --     178,750         179    (250,000)
  Issued in December 1994 at $.000 per share
   under anti-dilution provisions.............         --          --          --          --      40,353          40          --
  Stock options exercised at $.20 per share...         --          --          --          --       1,500           1          --
  Issued preferred stock in December-April at
   $4.47 per share, net of offering costs.....         --          --     349,000       3,490          --          --          --
  Net loss....................................         --          --          --          --          --          --          --
                                                ---------  -----------  ---------  -----------  ---------  -----------  ---------
Balance, September 30, 1995...................  2,020,496      20,205     349,000       3,490   2,789,271       2,789          --
                                                ---------  -----------  ---------  -----------  ---------  -----------  ---------
  Stock options exercised at $.20-$2.00 per
   share......................................         --          --          --          --       5,175           5          --
  Issued common stock in February 1996 at
   $6.00 per share............................         --          --          --          --      58,333          59          --
  Net loss....................................         --          --          --          --          --          --          --
                                                ---------  -----------  ---------  -----------  ---------  -----------  ---------
Balance, June 30, 1996 (Unaudited)............  2,020,496   $  20,205     349,000   $   3,490   2,852,779   $   2,853          --
                                                ---------  -----------  ---------  -----------  ---------  -----------  ---------
                                                ---------  -----------  ---------  -----------  ---------  -----------  ---------


                                                                            DEFICIT
                                                                          ACCUMULATED
                                                                          DURING THE
                                                              PAID-IN     DEVELOPMENT
                                                  AMOUNT      CAPITAL        STAGE         TOTAL
                                                -----------  ----------  -------------  -----------
Balance, May 8, 1992 (inception)
  Issued in May 1992 at $.002 per share.......   $      --   $    2,413   $        --   $     4,826
  Issued in May 1992 at $.001 per share.......         250           --            --           250
  Net loss....................................          --           --    (1,062,299)   (1,062,299)
                                                       ---   ----------  -------------  -----------
Balance, September 30, 1992...................         250        2,413    (1,062,299)   (1,057,223)
  Issued in December 1992 and January 1993 at
   $.000 per share under anti-dilution
   provisions.................................          --          (13)           --            --
  Issued in December 1992 and January 1993 at
   $.02 per share.............................          --        4,105            --         4,322
  Repurchased at $.02 per share...............          --       (1,411)           --        (1,485)
  Net loss....................................          --           --    (4,700,539)   (4,700,539)
                                                       ---   ----------  -------------  -----------
Balance, September 30, 1993...................         250        5,094    (5,762,838)   (5,754,925)
  Net loss....................................          --           --    (6,035,725)   (6,035,725)
                                                       ---   ----------  -------------  -----------
Balance, September 30, 1994...................         250        5,094   (11,798,563)  (11,790,650)
                                                       ---   ----------  -------------  -----------
  Issued preferred stock at $6.25 for
   conversion of debt to equity...............          --   12,607,895            --    12,628,100
  Conversion of Class B common to Class A
   common under anti-dilution provisions......        (250)     161,751            --       161,680
  Issued in December 1994 at $.000 per share
   under anti-dilution provisions.............          --      214,960            --       215,000
  Stock options exercised at $.20 per share...          --          299            --           300
  Issued preferred stock in December-April at
   $4.47 per share, net of offering costs.....          --    1,556,641            --     1,560,131
  Net loss....................................          --           --    (2,875,467)   (2,875,467)
                                                       ---   ----------  -------------  -----------
Balance, September 30, 1995...................          --   14,546,640   (14,674,030)     (100,906)
                                                       ---   ----------  -------------  -----------
  Stock options exercised at $.20-$2.00 per
   share......................................          --        1,120            --         1,125
  Issued common stock in February 1996 at
   $6.00 per share............................          --      349,941            --       350,000
  Net loss....................................          --           --    (2,780,297)   (2,780,297)
                                                       ---   ----------  -------------  -----------
Balance, June 30, 1996 (Unaudited)............   $      --   $14,897,701  $(17,454,327) $ 2,530,078
                                                       ---   ----------  -------------  -----------
                                                       ---   ----------  -------------  -----------


    The accompanying notes are an integral part of the financial statements.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                            STATEMENTS OF CASH FLOWS


                                                                    MAY 8, 1992                             MAY 8, 1992
                                                                     (DATE OF      NINE MONTHS ENDED JUNE     (DATE OF
                                   YEARS ENDED SEPTEMBER 30,       INCEPTION) TO            30,              INCEPTION)
                               ----------------------------------  SEPTEMBER 30,  ------------------------   TO JUNE 30
                                  1993        1994        1995         1995          1995         1996          1996
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
                                                                                  (UNAUDITED)  (UNAUDITED)  (UNAUDITED)
Cash flows from operating
 activities:
  Net loss...................  $(4,700,539) $(6,035,725) $(2,875,467)  $(14,674,030) ($1,844,771) ($2,780,297) ($17,454,327)
  Adjustments to reconcile
   net loss to net cash used
   in operating activities:
    Depreciation and
     amortization............     193,539     289,340     262,263       749,668      199,508      216,790       966,458
    Gain on sale of
     equipment...............          --          --          --            --           --      (30,729)      (30,729)
    Noncash expense for anti-
     dilution stock
     issuances...............          --          --     376,680       376,680           --           --       376,680
    Changes in operating
     assets and liabilities:
      Notes receivable
       officers, net.........      16,408     (66,146)    (16,638)     (218,734)     (76,448)     146,512       (72,222)
      Accounts receivable....          --          --    (193,898)     (193,898)     (64,633)       6,134      (187,764)
      Accounts receivable --
       parent................          --          --    (131,600)     (131,600)          --      131,600            --
      Prepaid expenses and
       other current
       assets................      (8,526)      7,000     (19,618)      (22,618)     (33,283)    (601,692)     (624,310)
      Accounts payable.......    (177,065)     59,847      59,490       232,656      (97,242)     164,770       397,426
      Accrued expenses.......     279,992     274,529     664,324     1,343,718      910,832     (464,130)      879,588
      Accrued interest --
       parent................     245,391     603,581     261,350     1,132,935      269,175       29,223     1,162,158
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
    Cash used in operating
     activities..............  (4,150,800) (4,867,574) (1,613,114)  (11,405,223)    (736,862)  (3,181,819)  (14,587,042)
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
Cash flows from investing
 activities:
  Purchase of property and
   equipment.................    (571,419)   (294,623)   (154,814)   (1,404,150)    (140,293)     (19,599)   (1,423,749)
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
    Cash used in investing
     activities..............    (571,419)   (294,623)   (154,814)   (1,404,150)    (140,293)     (19,599)   (1,423,749)
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
Cash flows from financing
 activities:
  Proceeds from note payable
   -- parent.................   4,695,371   4,570,771   1,041,972    11,495,165    1,034,147    1,769,387    13,264,552
  Proceeds from convertible
   debenture -- parent.......          --          --     436,740       436,740      407,068           --       436,740
  Proceeds from issuance of
   stock, net................       2,837          --   1,560,431     1,568,344    1,523,980      351,125     1,919,469
  Proceeds from sale
   leaseback.................          --     662,602      87,771       750,373       87,771      117,325       867,698
  Principal payments on
   capital lease
   obligation................          --     (72,719)   (194,787)     (267,506)    (133,229)    (182,142)     (449,648)
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
    Cash provided by
     financing activities....   4,698,208   5,160,654   2,932,127    13,983,116    2,919,737    2,055,695    16,038,811
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
    Net (decrease) increase
     in cash and cash
     equivalents.............     (24,011)     (1,543)  1,164,199     1,173,743    2,042,582   (1,145,723)       28,020
Cash and cash equivalents,
 beginning of period.........      35,098      11,087       9,544            --        9,544    1,173,743            --
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
    Cash and cash
     equivalents, end of
     period..................  $   11,087  $    9,544  $1,173,743   $ 1,173,743    $2,052,126   $  28,020    $   28,020
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------
                               ----------  ----------  ----------  -------------  -----------  -----------  ------------

Supplemental disclosure of
 cash flow information:
  Cash paid for interest,
   net.......................  $       --  $   22,937  $   84,265   $   107,202
                               ----------  ----------  ----------  -------------
                               ----------  ----------  ----------  -------------
Supplemental schedule of
 noncash investing and
 financing activities:


      In 1995, the parent company converted debt of $11,495,165 and accrued interest of $1,132,935 into 2,020,496 shares of Series A preferred stock (see Note 11).

    The accompanying notes are an integral part of the financial statements.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                       NOTES TO THE FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    A. ORGANIZATION: Progenitor, Inc. (the Company), a Delaware Corporation, is a functional genomics company engaged in the discovery, characterization and validation of novel genes, receptors and related proteins as therapeutic leads and targets for the treatment of major diseases.

    B. BASIS OF PRESENTATION: The accompanying financial statements have been prepared on a going-concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

    During the year ended September 30, 1995, the Company arranged for the financing of its operating activities by borrowing approximately $1,458,000 from its parent company, Interneuron Pharmaceuticals, Inc. ("Interneuron"), by obtaining a $2,500,000 licensing fee from Chiron Corporation ("Chiron"), and by raising approximately $1,560,000 from a private placement offering. Significant additional research and development activities, clinical testing, and regulatory approvals must be completed before commercial sales, if any, will commence. The Company is actively pursuing research and development grants and negotiating equity and corporate partnership arrangements to fund its research and development activities.

    C. PROPERTY AND EQUIPMENT: Depreciation is computed using the straight-line method over the estimated useful lives of the depreciable assets. Equipment leased under capital leases is amortized using the straight-line method over the lease term. Leasehold improvements are amortized over the estimated useful life of the asset or lease term, whichever is the shorter period. Maintenance and repairs are charged to expense as incurred, while renewals and improvements are capitalized. Equipment includes $707,972 and $795,743 of equipment under capital lease and accumulated amortization of $83,924 and $298,741 as of September 30, 1994 and 1995, respectively.

    D. REVENUE RECOGNITION: The Company recognizes revenue under strategic alliances as certain agreed upon milestones are achieved or license fees are earned.

    E.   RESEARCH  AND DEVELOPMENT  COSTS:   All costs  related to  research and
development are expensed as incurred.

    F. CASH AND CASH EQUIVALENTS: For purposes of the statement of cash flows, cash and cash equivalents consist of cash in banks, highly liquid debt instruments and money market funds with original maturities of three months or less.

    G.   INTERIM  FINANCIAL  STATEMENTS  (UNAUDITED):    The  interim  financial
statements reflect all adjustments, consisting only of normal recurring accruals, which are, in the opinion of the Company's management, necessary for a fair presentation of the financial position and results of operations for the periods presented. Revenues and expenses for any interim period are not necessarily indicative of results for a full year.


    H. PRO FORMA PRESENTATION (UNAUDITED): The pro forma unaudited balance sheet as of June 30, 1996 reflects (a) the automatic conversion of all outstanding shares of Preferred Stock into an aggregate of 1,774,014 shares of Common Stock, (b) the conversion of the convertible debenture and promissory note held by Interneuron into an aggregate of 186,279 shares of Common Stock and
(c) the purchase by the Ohio University Foundation of 25,000 shares of Common Stock at a price of $6.00 per share pursuant to a stock purchase right. Such conversions will occur upon the closing of the Company's proposed initial public offering ("IPO") of common stock.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                       NOTES TO THE FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

    I. PRO FORMA NET INCOME PER SHARE (UNAUDITED): Pro forma unaudited net income per share is computed using the weighted-average number of outstanding shares of common stock and common stock equivalents, assuming conversion of all outstanding Preferred Stock, the convertible debenture and promissory note held by Interneuron into common stock (as of their original date of issuance), which will occur upon completion of the Company's proposed IPO. Common stock equivalents are excluded from the computation when their effect is anti-dilutive; however, pursuant to the requirements of the Securities and Exchange Commission ("SEC"), common stock equivalent shares relating to stock options and warrants (using the treasury stock method and an assumed IPO price of $12.00 per share) issued during the 12-month period prior to the initial filing of IPO are included for all periods presented whether or not they are anti-dilutive. Historical earnings per share have not been presented because such amounts are not meaningful due to the significant change in the Company's capital structure that will occur in connection with the Company's proposed IPO.


    J.   RECLASSIFICATIONS:   Certain reclassifications  have been  made to  the
prior year's financial statements to conform to the current-year presentation.

    K. USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    L. STOCK SPLIT: In May 1996, the Board of Directors authorized a one-for-two reverse stock split on Class A common shares effective prior to the effective date of the proposed IPO. All references to Class A common shares, underlying stock options and warrants and per share data have been restated to reflect the reverse stock split.

2.  ACCRUED EXPENSES:
    Accrued expenses consist of the following:

                                                                         1994         1995
                                                                      ----------  ------------
Sponsored research..................................................  $  494,855  $    438,794
Chiron..............................................................          --       701,296
Other...............................................................     184,539       203,628
                                                                      ----------  ------------
                                                                      $  679,394  $  1,343,718
                                                                      ----------  ------------
                                                                      ----------  ------------

3.  INCOME TAXES:
    No income tax provision or benefit has been provided for federal income tax purposes as the Company has incurred losses since inception. As of September 30, 1995, net deferred tax assets totaled approximately $5,688,000 on total net operating loss carryforwards of approximately $13,050,000 and tax credits of approximately $468,000 that expire on various dates through 2009. Due to the uncertainty surrounding the realization of these favorable tax attributes in future tax returns, all of the net deferred tax assets have been fully offset by a valuation allowance.

4.  STOCK OPTIONS AND WARRANTS:

    A. STOCK OPTIONS: Under the Company's Stock Option Plan adopted in 1992, incentive stock options and nonqualified stock options may be granted. The number of Class A common shares

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                       NOTES TO THE FINANCIAL STATEMENTS

4.  STOCK OPTIONS AND WARRANTS: (CONTINUED)
authorized and reserved for issuance is 500,000. The outstanding options vest over a period of three to four years. As of September 30, 1994 and 1995, 32,356 and 81,695 stock options were exercisable, respectively. Options granted to stockholders with 10% or greater ownership expire after five years.

    Stock option activity is summarized below:

                                                                       NUMBER OF     OPTION
                                                                        SHARES        PRICE
                                                                      -----------  -----------
Outstanding at September 30, 1992...................................          --            --
  Granted...........................................................     104,700   $ 0.20-4.00
  Forfeited.........................................................         250          0.20
                                                                      -----------
Outstanding at September 30, 1993...................................     104,450     0.20-4.00
  Granted...........................................................      75,875          4.00
  Forfeited.........................................................       1,700     0.20-4.00
                                                                      -----------
Outstanding at September 30, 1994...................................     178,625     0.20-4.00
  Granted...........................................................     192,250     4.00-6.00
  Forfeited.........................................................      20,472     0.20-4.00
  Exercised.........................................................       1,500          0.20
                                                                      -----------
Outstanding at September 30, 1995...................................     348,903     0.20-6.00
                                                                      -----------
                                                                      -----------

    In September 1995, the Company issued 112,500 stock options to certain executives. These options vest in September 2002. An additional 12,500 stock options were issued that vest upon the achievement of certain milestones.

    The Company issued 43,250 stock options to certain employees at an exercise price of $6.00 per share. In May 1996, the Company amended the terms of 80,000 stock options by changing the vesting period to three years and 12,500 stock options by changing the vesting period to four years.

    In December 1995, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards ("SFAS") No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, which changes the measurement, recognition and disclosure standards for stock-based compensation. The Company will adopt the disclosure requirements of SFAS No. 123 in fiscal year 1997, but will elect to continue to measure compensation cost following present accounting rules.


    In May 1996, the Company adopted the 1996 Stock Incentive Plan (the "Plan"). The number of common shares authorized and available for issuance is 850,000. Under the Plan, incentive stock options, nonqualified stock options, stock appreciation rights and stock grants may be granted. In May 1996, 275,000 stock options were granted to officers of the Company at an exercise price of $9.00 per share.


    B. WARRANTS: In June 1995, the Company issued to designees of the Placement Agent, which is an affiliate of the parent company, warrants to purchase a total of 34,901 shares of Series B convertible preferred stock. The warrants were issued in conjunction with the private placement offering discussed in Note 10. The warrants are exercisable at a price of $6.875 per share and expire on the earlier of (i) five years from an initial public offering of the Company's common stock, or (ii) June 30, 2005. The Company paid the Placement Agent approximately $129,000 as its share of placement agent fees.

5.  COMMITMENTS:
    The Company has entered into various operating leases for furniture, fixtures, and equipment which expire through the year 1998.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                       NOTES TO THE FINANCIAL STATEMENTS

5.  COMMITMENTS: (CONTINUED)
    In April 1994, the Company entered into a sale-lease back equipment lease financing agreement with a leasing company providing for funding of up to an aggregate of $2,200,000 for equipment purchased prior to June 30, 1995. The book value of the assets leased under this arrangement totaled $795,743, and the net asset value of the equipment totaled $750,373. During the year ended September 30, 1994, the Company recorded and deferred a loss on the leased assets of $45,370, which it is amortizing over the life of the lease. The lease is being treated as a capital lease and is guaranteed by Interneuron.

    In November 1994, the Company entered into a one-year lease for laboratory and administrative space that expires in December 1995. The lease provides for monthly rental payments of approximately $10,900. The Company has extended the lease through 1996. The Company has the option to extend the lease on a yearly basis for 1997. The minimum rental commitments under these agreements are as follows:

                                                                     OPERATING   CAPITAL LEASE
YEARS ENDING SEPTEMBER 30,                                             LEASES     OBLIGATION
- -------------------------------------------------------------------  ----------  -------------
1996...............................................................  $  174,679   $   258,699
1997...............................................................      16,138       258,699
1998...............................................................      11,783        29,466
1999...............................................................      10,331            --
2000...............................................................       3,444            --
                                                                     ----------  -------------
Total lease payments...............................................  $  216,375       546,864
                                                                     ----------
                                                                     ----------
Less amount representing interest..................................                   (63,997)
                                                                                 -------------
Present value of future lease payments.............................                   482,867
Less current portion...............................................                  (214,485)
                                                                                 -------------
Noncurrent portion of capital lease obligation.....................               $   268,382
                                                                                 -------------
                                                                                 -------------

    Rent expense approximated $97,000, $140,000 and $186,000 during the years ended September 30, 1993, 1994 and 1995, respectively, and $514,000 for the period May 8, 1992 (date of inception) through September 30, 1995.

6.  RELATED-PARTY TRANSACTIONS:
    Under employment agreements with certain executives, the Company advanced loans to assist in purchasing new homes. As of September 30, 1995, there were loans to three executives for a total of $359,744. The first loan of $100,796 is interest-free, with $60,796 due upon the earlier of April 1997 or the termination of the officer's employment. The remaining balance is to be forgiven upon the achievement of specified milestones. The second loan of $182,500 bears interest at 7% per annum, with $142,500 due upon the earlier of the sale of the officer's existing home, June 1997, or termination of the officer's employment. The remaining balance is to be forgiven upon the achievement of specified milestones. During 1995, loans totaling $76,448 were made to a third executive, $21,448 of which is non-interest-bearing and was repaid in May 1996. The remaining loans bear interest at 9% per annum, with $15,000 due upon the earlier of March 1999, or the termination of the officer's employment. The balance of $40,000 is to be forgiven upon the achievement of specified milestones.

    The Company has recorded $81,200 and $141,010 as of September 30, 1994 and 1995, respectively, as a note receivable reserve in anticipation of the potential forgiveness of certain loan amounts.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                       NOTES TO THE FINANCIAL STATEMENTS

7.  CONSULTING AGREEMENTS:
    The Company has entered into various consulting agreements which range from one to three years and are subject to renewals, whereby outside consultants provide scientific advice and administrative services to the Company. Payments to consultants made during 1993, 1994 and 1995, totaled approximately $203,500, $309,000 and $243,000, respectively, and $914,000 for the period May 8, 1992 (date of inception) through September 30, 1995. Of these amounts, approximately $181,000, $190,000 and $177,400 represented payments to certain stockholders in 1993, 1994 and 1995, respectively, and $707,400 for the period May 8, 1992 (date of inception) through September 30, 1995.

8.  LICENSE AND RESEARCH AGREEMENTS:
    The Company entered into a license agreement and a sponsored research agreement with Ohio University in January 1992, certain terms of which were amended in October 1993. The license agreement grants the Company the exclusive worldwide license to patent and other rights to yolk sac stem cells and related technologies in exchange for royalties based on sales. The research agreement requires the Company to fund specified minimum levels of research and related expenses, as well as any additional costs approved in advance by the Company.

    In addition, the Company agreed to issue 5% of its equity to The Ohio University Foundation and agreed to preserve this percentage ownership position until the parent company's total investment in the Company is at least $10.0 million or the date of an IPO by the Company. The $10.0 million investment was achieved during 1995, thus the percentage ownership position no longer needs to be preserved. Until an initial public offering of the Company is consummated, The Ohio University Foundation was entitled to increase its interest to 6.25% by purchasing additional equity at a price equal to 50% of the offering price of common stock in any such initial public offering. This provision was canceled in February 1996, at which time The Ohio University Foundation entered into a stock purchase agreement with the Company pursuant to which The Ohio University
Foundation purchased 58,333 shares of common stock for $350,000 ($6.00 per share). If the IPO price is less than $12.00 per share, additional shares will be issued until The Ohio University Foundation has paid a maximum of 50% of the IPO price. Additionally, a stock purchase right was issued to The Ohio University Foundation to purchase 25,000 shares of the common stock at 50% of the IPO price.

    The license agreement also contains certain requirements related to the management and operation of the Company, including the nomination of two designees of The Ohio University Foundation to the Board of Directors of the Company. The Castle Group, Ltd. ("Castle"), which is controlled by a former director of the Company and a principal stockholder of Interneuron, has unconditionally guaranteed to Ohio University the performance of the Company's obligations under the license agreement until the earlier of five years or an initial public offering by the Company. Certain employees of Castle own common stock of the Company.

    In April 1993, the Company entered into a second license agreement and a sponsored research agreement with Ohio University pursuant to which the Company agreed to fund research relating to the T7T7 gene delivery system, developing an active cell membrane transport system. The license agreement grants the Company the exclusive worldwide license to all patent and other rights derived from this and related technologies in exchange for royalties based on sales.

    In February 1994, the Company entered into a license agreement with Albert Einstein College of Medicine of Yeshiva University ("AECOM"). The agreement grants the Company the exclusive worldwide license to all patent and other rights from research done on retroviral vectors by AECOM in exchange for a license fee and royalties based on sales.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                       NOTES TO THE FINANCIAL STATEMENTS

8.  LICENSE AND RESEARCH AGREEMENTS: (CONTINUED)
    In September 1994, the Company entered into a license agreement with Wisconsin Alumni Research Foundation ("WARF"). The agreement grants the Company a nonexclusive license to certain patents developed by WARF in exchange for a license fee, maintenance fees, and royalties based on sales.

    In November 1994, the Company was awarded a competitive grant of $2.0 million through the Advanced Technology Program ("ATP") of the U.S. Department of Commerce. The funds will be received over a three-year period commencing June 1, 1995.

    In March 1995, the Company entered into a license and collaboration agreement with Chiron. As required by the agreement, an initial cash payment of $2.5 million was paid by Chiron to the Company in April 1995. The Company has committed to reimburse Chiron the start-up manufacturing costs incurred related to this agreement up to $750,000. Chiron paid $500,000 to the Company in January 1996, for continued research funding. The agreement also calls for future payments contingent upon the achievement of certain milestones.

    In May 1995, the Company entered into a sponsored research and license agreement with Novo Nordisk, through its subsidiary, ZymoGenetics, Inc. The agreement calls for research and license fees to be paid to the Company, contingent upon certain conditions and the meeting of certain milestones.


    Additionally, the Company has entered into various sponsored research agreements with varying terms up to two years in length. The total sponsored research expense was $882,217, $890,000 and $601,103 for the years ended September 30, 1993, 1994 and 1995, respectively, and $2,690,680 for the period from May 8, 1992 (date of inception) through September 30, 1995. Payments to Ohio University for sponsored research totaled $485,480, $245,888 and $398,064, for the years ended September 30, 1993, 1994 and 1995, respectively, and $1,281,132 for the period May 8, 1992 (date of inception) through September 30, 1995. Amounts owed to Ohio University for sponsored research were $424,401 and $215,600 at September 30, 1994 and 1995, respectively. In addition, at September 30, 1995, the Company had commitments to fund additional sponsored research of approximately $824,000, including a commitment of $52,390 to Ohio University.


9.  COMMON STOCK:
    The Company is authorized to issue two classes of shares of common stock, designated Class A and Class B. Shares of the Company's Class B common stock are convertible, at any time at the option of the holder, into shares of Class A common stock. The conversion ratio is subject to adjustment based on several factors, including the issuance of additional Class A shares.

    Holders of Class B shares are entitled to pro rata dividend, liquidation, and voting rights based on the number of Class A shares into which such Class B shares are convertible. Class B shares are automatically converted to Class A shares upon the receipt by the Company of capital contributions of $10.0 million in aggregate amount from the date of incorporation. When this was achieved in 1995, all Class B shares were converted into a total of 357,500 Class A common shares.

10. PREFERRED STOCK:
    In December 1994, the Company's Board of Directors approved the authorization of 2,120,000 shares of Series A and 880,000 shares of Series B preferred stock. These preferred shares are convertible into shares of Class A common stock and have preferential rights in terms of dividends and liquidation over common stock. Shares of preferred stock have voting rights equal to the number of shares of their common stock equivalent.

                                PROGENITOR, INC.
                         (A DEVELOPMENT STAGE COMPANY)
                       NOTES TO THE FINANCIAL STATEMENTS

10. PREFERRED STOCK: (CONTINUED)
    Shares of Series A preferred stock are convertible, at any time at the option of the holder, into shares of Class A common stock. The initial conversion ratio is based on a Series A price of $6.25, subject to adjustment based on several factors. Series A preferred shares are automatically converted upon a qualified public offering.

    Through July 7, 1995, the Company has issued 349,000 shares of Series B preferred stock in connection with private placements. The private placement was a sale of units, each unit consisting of shares of preferred stock of the Company, shares of preferred stock of another subsidiary of Interneuron, Transcell Technologies, Inc., and a put protection right from Interneuron. The put protection right provides that on the third anniversary of the final closing date of the private placement, the owner has the right to sell to Interneuron a percentage of the preferred stock of the Company that is deemed to be illiquid, as defined in the agreement. The Company received approximately $1,560,000, net of offering costs, as its share of the proceeds from the private placement. Shares of Series B preferred stock are convertible, at any time at the option of the holder, into shares of Class A common stock. The initial conversion ratio is based on a Series B price of $6.25, subject to adjustment based on several factors. Series B preferred shares are automatically converted upon a qualified public offering.

    Shares of authorized common stock have been reserved for the exercise of all convertible preferred stock outstanding.

11. NOTE PAYABLE TO THE PARENT COMPANY:

    The note payable to the parent company, Interneuron, bore interest at a rate of 1% over the prime lending rate (7 3/4% prime plus 1% at September 30, 1994) and was payable on demand. Periodic advances were made available under this note at the discretion of Interneuron. In January 1995, the outstanding balance on the Note Payable -- parent of $11,495,165 and accrued interest of $1,132,935 was converted into 2,020,496 shares of Series A preferred stock.


    In March 1996, the Company entered into a promissory note with the parent company, bearing interest at a rate of 1% over the prime lending rate. The note is due on the earlier of March 31, 2001 or the closing of an initial public offering.

    Since the inception of the Company, Interneuron has paid for certain Company expenses which were reimbursed by the Company at cost.

12. CONVERTIBLE DEBENTURE-PARENT:
    In March 1995, the Company entered into a convertible debenture agreement with IPI, at a rate of 1% over the prime lending rate. The prime lending rate was 8.75% as of September 30, 1995. Principal and interest are due at the earlier of five years from the final closing date or upon a qualified public offering as defined in the agreement. The debenture is convertible, at any time at the option of the holder, into shares of Class A common stock. The conversion price is equal to the fair market value of the common stock at the time of the conversion. The debenture is automatically converted upon a qualified public offering.

13. EMPLOYEE BENEFITS:
    Employees of the Company are eligible to participate in the Interneuron Pharmaceuticals, Inc. 401(k) Savings Plan under which employees may defer a portion of their annual compensation. Company contributions to the 401(k) Savings Plan may be made on a discretionary basis. As of September 30, 1995, no Company contributions have been made.

[Two color photographs showing the following: 1. The location of the human B219 leptin receptor gene on human chromosome lp32; and 2. Staining of the Del-1 protein in the endothelial cells of blood vessels in a human tumor grown in a mouse.]

- --------------------------------------------
                                    --------------------------------------------
- --------------------------------------------
                                    --------------------------------------------

    NO DEALER, SALES REPRESENTATIVE OR ANY OTHER PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE COMMON STOCK OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                                     PAGE
                                                   ---------
Prospectus Summary...............................          3
Risk Factors.....................................          5
Use of Proceeds..................................         17
Dividend Policy..................................         17
Capitalization...................................         18
Dilution.........................................         19
Selected Financial Data..........................         20
Management's Discussion and Analysis of Financial
  Condition and Results of Operations............         21
Business.........................................         24
Management.......................................         40
Certain Transactions.............................         48
Principal Stockholders...........................         53
Description of Capital Stock.....................         54
Shares Eligible for Future Sale..................         58
Underwriting.....................................         60
Legal Matters....................................         61
Experts..........................................         61
Additional Information...........................         62
Index to Financial Statements....................        F-1

                            ------------------------

    UNTIL               , 1996 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS),  ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                2,500,000 SHARES
                                     [LOGO]
                                  COMMON STOCK

                              -------------------

                                   PROSPECTUS

                              -------------------

                     Vector Securities International, Inc.

                                 Tucker Anthony
                                  Incorporated

                             Genesis Merchant Group
                                    Securities

                                           , 1996

- --------------------------------------------
                                    --------------------------------------------
- --------------------------------------------
                                    --------------------------------------------

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All the amounts shown are estimates except for the SEC registration fee, the NASD filing fee and the Nasdaq listing fee.

SEC Registration Fee..............................................  $  12,888
NASD Filing Fee...................................................      4,238
Nasdaq National Market Listing Fee................................     38,971
Printing and engraving expenses...................................      *
Legal fees and expenses...........................................      *
Accounting fees and expenses......................................      *
Blue sky fees and expenses........................................     15,000
Transfer agent and registrar fees.................................      *
Miscellaneous.....................................................      *
                                                                    ---------
    Total.........................................................  $ 850,000
                                                                    ---------
                                                                    ---------

- --------------
*   To be supplied by amendment.

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Section 145 ("Section 145") of the Delaware General Corporation Law ("DGCL") provides a detailed statutory framework covering indemnification of officers and directors against liabilities and expenses arising out of legal proceedings brought against them by reason of their being or having been directors or officers. Section 145 generally provides that a director or officer of a corporation (i) shall be indemnified by the corporation for all expenses of such legal proceedings when he is successful on the merits, (ii) may be indemnified by the corporation for the expenses, judgments, fines and amounts paid in settlement of such proceedings (other than a derivative suit), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, and (iii) may be indemnified by the corporation for the expenses of a derivative suit (a suit by a stockholder alleging a breach by a director or officer of a duty owed to the corporation), even if he is not successful on the merits, if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation. No indemnification may be made under clause (iii) above, however, if the director or officer is adjudged liable for negligence or misconduct in the performance of his duties to the corporation, unless a corporation determines that, despite such adjudication, but in view of all the circumstances, he is entitled to indemnification. The indemnification described in clauses (ii) and (iii) above may be made only upon a determination that indemnification is proper because the applicable standard of conduct has been met. Such a determination may be made by a majority of a quorum of disinterested directors, independent legal counsel, the stockholders or a court of competent jurisdiction. The Company's Certificate of Incorporation provides that the Company shall indemnify to the fullest extent permitted by Section 145, as it now exists or as amended, all persons whom it may indemnify pursuant thereto.

    Section 102(b)(7) of the DGCL permits a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders,
(ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the

DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation provides for the elimination of personal liability of a director for breach of fiduciary duty, as permitted by Section 102(b)(7) of the DGCL.


    Section 7 of the Form of Underwriting Agreement, filed as Exhibit 1.1 hereto, contains certain provisions relating to indemnification.


    Prior to the closing of the Offering, the Company intends to obtain liability insurance insuring the Company's officers and directors against liabilities that they may incur in such capacities.


    The Company has entered into agreements to indemnify its directors and executive officers, in addition to indemnification provided for in the Company's charter documents. These agreements, among other things, provide for the indemnification of the Company's directors and executive officers for certain expenses (including attorneys' fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Company, arising out of such person's services as a director or executive officer of the Company, any subsidiary of the Company or any other company or enterprise to which such person provides services at the request of the Company to the fullest extent permitted by applicable law. The Company believes that these provisions and agreements will assist the Company in attracting and retaining qualified persons to serve as directors and executive officers.


    The Investors' Agreements provide for cross-indemnification of stockholders of the Company whose shares with registration rights are included in a registration under the Securities Act, and of the Company, its officers and directors for certain liabilities arising in connection with such registration.

    See also the undertakings set out in response to Item 17 herein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Since January 1, 1993, the Company has issued and sold the following unregistered securities:

    (1) In 1993, the Company (a) sold 82,907 shares of Common Stock to Dr. Given for $.02 per share pursuant to the terms of his employment agreement, (b) issued 11,400 shares of Common Stock to The Ohio University Foundation without additional consideration pursuant to certain antidilution rights contained in a stock purchase agreement with the Company and (c) issued a certificate for 14,854 shares of Common Stock to Dr. Cooper in exchange for certificates for 89,121 shares of Common Stock pursuant to a repurchase of Common Stock in connection with the termination of Dr. Cooper's employment agreement with the Company.

    (2) In 1994, the Company (a) issued 178,750 shares of Common Stock to Dr. Thomas Wagner upon the conversion of the shares of Class B Common Stock held by Dr. Wagner and (b) issued 40,353 shares of Common Stock to The Ohio University Foundation without additional consideration pursuant to certain antidilution rights contained in a stock purchase agreement with the Company.

    (3) Between December 1994 and July 1995, the Company issued and sold an aggregate of 349,000 shares of Series B Preferred Stock to certain persons and entities for $4.48 per share. In connection with such transaction, the Company issued warrants to purchase 22,627 shares of Series B Preferred Stock to designees of Paramount Capital, Inc., the placement agent for such transaction, and warrants to purchase 12,274 shares of Series B Preferred Stock to designees of D.H. Blair & Co., Inc., selected dealer for such transaction, pursuant to rights of such entities under agreements with the Company.

    (4) In December 1994, upon the initial closing of the issuance and sale of Series B Preferred Stock described in paragraph (3) above, in exchange for the cancellation of an aggregate of approximately $12.6 million of debt owed by the Company to Interneuron, the Company issued and sold 2,020,496 shares of Series A Preferred Stock to Interneuron for $6.25 per share.

    (5) In 1996, the Company issued (a) 58,333 shares of Common Stock to The Ohio University Foundation pursuant to a Stock Purchase Agreement dated as of February 26, 1996, for $6.00 per share, (b) issued and sold 6,625 shares of Common Stock for $0.20 per share to certain former employees pursuant to the exercise of stock options granted under the 1992 Stock Option Plan and (c) issued and sold 50 shares of Common Stock for $2.00 per share to a former employee pursuant to the exercise of stock options granted under the 1992 Stock Option Plan.

    (6) Since January 1, 1993, the Company granted stock options to employees, consultants, directors, officers and affiliates of the Company as described below. From February 1 to June 1, 1993, the Company granted stock options under the 1992 Stock Option Plan covering an aggregate of 82,450 shares of Common Stock at an exercise price of $0.20 per share. On June 21, 1993, the Company granted stock options under the 1992 Stock Option Plan covering an aggregate of 14,250 shares of Common Stock at an exercise price of $2.00 per share. From June 2, 1993 to December 31, 1994, the Company granted stock options under the 1992 Stock Option Plan covering an aggregate of 84,375 shares of Common Stock at an exercise price of $4.00 per share. From March 1, 1995 to February 21, 1996, the Company granted stock options under the 1992 Stock Option Plan covering an aggregate of 235,000 shares of Common Stock at an exercise price of $6.00 per share. On May 13, 1996, the Company granted stock options under the 1996 Stock Incentive Plan covering an aggregate of 275,000 shares of Common Stock at an exercise price of $9.00 per share.

    The sales and issuances of Common Stock in the transactions described in paragraphs (1), (2) and (5) above other than pursuant to the exercise of stock options were deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

    The issuance and sale of the Series B Preferred Stock in the transactions described in paragraph (3) were deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) of the Securities Act and/or Regulation D promulgated thereunder.

    The issuance of the warrants in the transactions described in paragraph (3) was deemed to be exempt from registration under the Securities Act pursuant to
Section 4(2) thereof.

    The issuance and sale of the Series A Preferred Stock in the transaction described in paragraph (4) were deemed to be exempt from registration under the Securities Act pursuant to Section 4(2) thereof.

    The issuances and sales of Common Stock pursuant to the exercise of stock options described in paragraph (5) were deemed to be exempt from registration under the Securities Act by virtue of Rule 701 promulgated thereunder, or were deemed to be exempt pursuant to Section 4(2) thereof.

    With respect to the grant of stock options described in paragraph (6), exemption from registration under the Securities Act was unnecessary in that none of such transactions involved a "sale" of securities as such term is used in Section 2(3) of the Securities Act.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) EXHIBITS.


      1.1  Form of Underwriting Agreement.
      3.1  Form of Amended and Restated Certificate of Incorporation of the Company.
    **3.2  Amended and Restated Bylaws of the Company.
      4.1  Specimen Stock Certificate of the Company.
      4.2  Reference is made to Exhibits 3.1 and 3.2.
    **5.1  Opinion of Morrison & Foerster LLP.

     10.1  Form of  Indemnification  Agreement entered  into  between the  Company  and  its directors and executive officers.
   **10.2  The Company's 1992 Stock Option Plan.
   **10.3  Form of Incentive Stock Option Agreement under the 1992 Stock Option Plan.
   **10.4  Form of Non-Qualified Stock Option Agreement under the 1992 Stock Option Plan.
     10.5  The Company's 1996 Stock Incentive Plan and form of Stock Option Agreement.
   **10.6  Form  of Investors' Rights Agreement, entered into among the Company, Interneuron
           Pharmaceuticals, Inc.,  Transcell  Technologies, Inc.,  and  the holders  of  the
           Company's Preferred Stock, Series B.
 */**10.7  License  Agreement, dated as of  January 28, 1992, by  and between Scimark Corp.,
           The Castle Group Ltd. and Ohio University, as amended October 15, 1993.
 */**10.8  Sponsored Research  Agreement, dated  January 31,  1992, by  and between  Scimark
           Corp.  and  Ohio University,  as  amended October  15,  1993, February  16, 1994,
           November 16, 1994 and November 22, 1995.
 */**10.9  License Agreement, dated as of April 1, 1993, by and between the Company and Ohio
           University.
  **10.11  License Agreement, dated  as of  June 8,  1994, by  and between  the Company  and
           Associated Universities, Inc.
*/**10.12  Standard  License Agreement, dated  as of September  1, 1994, by  and between the
           Company and the Wisconsin Alumni Research Foundation, as amended June 2, 1995.
*/**10.13  License and Collaboration Agreement, dated as  of March 31, 1995, by and  between the Company and Chiron Corporation, as amended April 10, 1996.
*/**10.14  Sponsored Research and License Agreement, dated as of May 1, 1995, by and between the Company and Novo Nordisk A/S, as amended January 17, 1996 and March 17, 1996.
*/**10.15  License  Agreement, dated  as of July  17, 1995,  by and between  the Company and
           Vanderbilt University.
*/**10.16  License Agreement, dated as of May 30, 1996, by and between the Company and AMRAD
           Developments PTY Ltd.
  **10.17  Lease Agreement, dated as of November 1994, by and between the Company and Thomas
           R. Eggers.
  **10.18  Lease, Service and Affiliation  Agreement, entered into as  of February 1995,  by and between the Company and The Ohio State University.
  **10.19  Employment  Agreement,  dated January  3, 1993,  by and  between the  Company and
           Douglass B. Given.
   +10.20  Form of Intercompany Services Agreement, dated as of June  , 1996, by and between the Company and Interneuron Pharmaceuticals, Inc.
    10.21  Form of Tax Allocation Agreement,  dated as of June   , 1996, by and between  the
           Company and Interneuron Pharmaceuticals, Inc.
    10.22  The Company's 1996 Employee Stock Purchase Plan.
     23.1  Consent of Coopers & Lybrand L.L.P.
   **23.2  Consent of Pennie & Edmonds.
   **23.3  Consent of Morrison & Foerster LLP (included in Exhibit 5.1).
   **24.1  Power of Attorney.
   **27    Financial Data Schedule.

- --------------

*   Documents for which confidential treatment has been requested.


**  Exhibit previously filed.

    (B) FINANCIAL STATEMENT SCHEDULES.

    None.

    Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

    The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 14, the Underwriting Agreement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned registrant undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of the Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be in the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on August 16, 1996.


                                          PROGENITOR, INC.

                                          By:        /s/ DOUGLASS B. GIVEN

                                             -----------------------------------
                                               Douglass B. Given, M.D., Ph.D.
                                             PRESIDENT, CHIEF EXECUTIVE OFFICER
                                                         AND DIRECTOR

    Pursuant   to  the  requirements  of  the   Securities  Act  of  1933,  this
Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


                      SIGNATURE                                         TITLE                         DATE
- ------------------------------------------------------  -------------------------------------  ------------------

                /s/ DOUGLASS B. GIVEN
     -------------------------------------------        President, Chief Executive Officer      August 16, 1996
            Douglass B. Given, M.D., Ph.D.               and Director

                /s/ DAVID B. BITTNER*
     -------------------------------------------        Acting Chief Financial Officer          August 16, 1996
                   David B. Bittner

                /s/ ROBERT P. AXLINE*
     -------------------------------------------        Director                                August 16, 1996
                   Robert P. Axline

                 /s/ GLENN L. COOPER*
     -------------------------------------------        Director                                August 16, 1996
                 Glenn L. Cooper M.D.

             /s/ ALEXANDER M. HAIG, JR.*
     -------------------------------------------        Director                                August 16, 1996
                Alexander M. Haig, Jr.

                  /s/ MORRIS LASTER*
     -------------------------------------------        Director                                August 16, 1996
                 Morris Laster, M.D.

                /s/ JERRY P. PEPPERS*
     -------------------------------------------        Director                                August 16, 1996
                   Jerry P. Peppers

                /s/ DAVID B. SHARROCK*
     -------------------------------------------        Director                                August 16, 1996
                  David B. Sharrock

         *By:          /S/ DOUGLASS B. GIVEN
     -------------------------------------------
            Douglass B. Given, M.D., Ph.D.
                   ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


 EXHIBIT
   NO.                                                 EXHIBIT                                                PAGE
- ----------  ----------------------------------------------------------------------------------------------  ---------
      1.1   Form of Underwriting Agreement................................................................
      3.1   Form of Amended and Restated Certificate of Incorporation of the Company......................
    **3.2   Amended and Restated Bylaws of the Company....................................................
      4.1   Specimen Stock Certificate of the Company.....................................................
      4.2   Reference is made to Exhibits 3.1 and 3.2.....................................................
    **5.1   Opinion of Morrison & Foerster LLP............................................................
     10.1   Form of Indemnification Agreement entered into between the Company and its directors and executive officers............................................................................
   **10.2   The Company's 1992 Stock Option Plan..........................................................
   **10.3   Form of Incentive Stock Option Agreement under the 1992 Stock Option Plan.....................
   **10.4   Form of Non-Qualified Stock Option Agreement under the 1992 Stock Option
            Plan..........................................................................................
     10.5   The Company's 1996 Stock Incentive Plan and form of Stock Option Agreement....................
   **10.6   Form of Investors' Rights Agreement, entered into among the Company, Interneuron
            Pharmaceuticals, Inc., Transcell Technologies, Inc., and the holders of the Company's
            Preferred Stock, Series B.....................................................................
 */**10.7   License Agreement, dated as of January 28, 1992, by and between Scimark Corp., The Castle
            Group Ltd. and Ohio University, as amended October 15, 1993...................................
 */**10.8   Sponsored Research Agreement, dated January 31, 1992, by and between Scimark Corp. and Ohio
            University, as amended October 15, 1993, February 16, 1994, November 16, 1994 and November 22,
            1995..........................................................................................
 */**10.9   License Agreement, dated as of April 1, 1993, by and between the Company and Ohio
            University....................................................................................
   **10.11  License Agreement, dated as of June 8, 1994, by and between the Company and Associated
            Universities, Inc.............................................................................
 */**10.12  Standard License Agreement, dated as of September 1, 1994, by and between the Company and the
            Wisconsin Alumni Research Foundation, as amended June 2, 1995.................................
 */**10.13  License and Collaboration Agreement, dated as of March 31, 1995, by and between the Company and Chiron Corporation, as amended April 10, 1996.............................................
 */**10.14  Sponsored Research and License Agreement, dated as of May 1, 1995, by and between the Company and Novo Nordisk A/S, as amended January 17, 1996 and March 17, 1996..........................
 */**10.15  License Agreement, dated as of July 17, 1995, by and between the Company and Vanderbilt
            University....................................................................................
 */**10.16  License Agreement, dated as of May 30, 1996, by and between the Company and AMRAD Developments
            PTY Ltd.......................................................................................
   **10.17  Lease Agreement, dated as of November 1994, by and between the Company and Thomas R.
            Eggers........................................................................................
   **10.18  Lease, Service and Affiliation Agreement, entered into as of February 1995, by and between the
            Company and The Ohio State University.........................................................
   **10.19  Employment Agreement, dated January 3, 1993, by and between the Company and Douglass B.
            Given.........................................................................................

 EXHIBIT
   NO.                                                 EXHIBIT                                                PAGE
- ----------  ----------------------------------------------------------------------------------------------  ---------
     10.20  Form of Intercompany Services Agreement, dated as of June  , 1996, by and between the Company and Interneuron Pharmaceuticals, Inc..........................................................
     10.21  Form of Tax Allocation Agreement, dated as of June  , 1996, by and between the Company and
            Interneuron Pharmaceuticals, Inc..............................................................
     10.22  The Company's 1996 Employee Stock Purchase Plan...............................................
     23.1   Consent of Coopers & Lybrand L.L.P............................................................
   **23.2   Consent of Pennie & Edmonds...................................................................
   **23.3   Consent of Morrison & Foerster LLP (included in Exhibit 5.1)..................................
   **24.1   Power of Attorney.............................................................................
   **27     Financial Data Schedule.......................................................................


- --------------

*   Documents for which confidential treatment has been requested.


**  Exhibit previously filed.